As filed with the Securities and Exchange Commission on January 2, 1998
                                                       Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 -------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 -------------
                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                         6035                 Applied For
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

     52 North Main Street, Gloversville, New York 12078-3084 (518) 725-6335 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 -------------
                                 Lewis E. Kolar
                      President and Chief Executive Officer
                   Adirondack Financial Services Bancorp, Inc.
                              52 North Main Street
                        Gloversville, New York 12078-3084
                                 (518) 725-6335
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 -------------
                  Please send copies of all communications to:
                              Kip A. Weissman, P.C.
                            Daniel L. Torbenson, Esq.
                         SILVER, FREEDMAN & TAFF, L.L.P.
     (A limited liability partnership including professional corporations)
                           1100 New York Avenue, N.W.
                            Seventh Floor, East Tower
                              Washington, DC 20005
                                 (202) 414-6100
                                 -------------
        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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       Title of Each               Amount      Proposed Maximum        Proposed            Maximum
    Class of Securities            to be        Offering Price    Aggregate Offering      Amount of
      to be Registered         Registered (1)    Per Share (1)         Price (1)      Registration Fee
------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value   661,250 shares       $10.00            $6,612,500            $1,951
======================================================================================================

-----------
(1)   Estimated solely for the purpose of calculating the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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Prospectus
 [LOGO]

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
(Proposed Holding Company for Gloversville Federal Savings and Loan Association)

                                $10.00 Per Share
                         575,000 Shares of Common Stock
                              (Anticipated Maximum)

         Adirondack Financial Services Bancorp, Inc. (the "Holding Company") is offering up to 575,000 shares of common stock, par value $0.01 per share (the "Common Stock"), in connection with the conversion of Gloversville Federal Savings and Loan Association ("Gloversville Federal" or the "Association") from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association and the issuance of all of Gloversville Federal outstanding stock to the Holding Company (the "Conversion"). Pursuant to the Association's plan of conversion (the "Plan of Conversion" or the "Plan"), non-transferable rights to subscribe for the Common Stock ("Subscription Rights") have been given to (i) Gloversville Federal's depositors with account balances of $50 or more as of September 30, 1996 ("Eligible Account Holders"), (ii) tax-qualified employee plans of Gloversville Federal and the Holding Company ("Tax-Qualified Employee Plans"), provided, however, that the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range as defined below, (iii) Gloversville Federal's depositors with account balances of $50 or more as of ___________, 1998 ("Supplemental Eligible Account Holders"), (iv) certain of its other members ("Other Members"), and (v) its employees, officers and directors (the "Subscription Offering.) (continued on next page)

         FOR ADDITIONAL INFORMATION ON HOW TO SUBSCRIBE, PLEASE CALL THE STOCK INFORMATION CENTER AT (518) ___-____.

         FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED, SEE "RISK FACTORS" AT PAGE __.

THESE  SECURITIES  HAVE NOT BEEN  APPROVED OR DISAPPROVED  BY THE SECURITIES AND
  EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION OR THE FEDERAL DEPOSIT
      INSURANCE CORPORATION, NOR HAS SUCH COMMISSION, OFFICE OR CORPORATION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS
    DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                         OR ANY OTHER GOVERNMENT AGENCY.

                                                                           Estimated Underwriting Fees,
                                                                              Commissions and Other              Estimated Net
                                                   Purchase Price(1)               Expenses(2)               Conversion Proceeds(3)
                                                   -----------------               -----------               ----------------------
Per Share(4)....................................        $10.00                       $1.02                          $8.98
Minimum Total...................................      $4,250,000                    $508,000                      $3,742,000
Midpoint Total..................................      $5,000,000                    $508,000                      $4,492,000
Maximum Total...................................      $5,750,000                    $508,000                      $5,242,000
Maximum Total, As Adjusted(5)...................      $6,612,500                    $508,000                      $6,104,500

(1) Determined on the basis of an appraisal prepared by RP Financial, Inc. ("RP Financial) dated [Appraisal Date], which states that the estimated pro forma market value of the Common Stock ranged from $4,250,000 to $5,750,000 or between 425,000 shares and 575,000 shares, of Common Stock at $10.00 per share. See "The Conversion - Stock Pricing and Number of Shares to be Issued."

(2) Consists of the estimated costs to the Association and the Holding Company arising from the Conversion, including the payment to Capital Resources, Inc. ("Capital Resources") of a fee of $90,000 and estimated expenses of $418,000 in connection with the sale of shares in the Offering. Such fees may be deemed to be underwriting fees. The Holding Company has agreed to indemnify Capital Resources against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). See "The Conversion - Marketing Arrangements" for a more detailed description of underwriting fees and expenses.

(3) Net Conversion proceeds may vary from the estimated amounts, depending on the Purchase Price and the number of shares issued. The Purchase Price and the actual number of shares of Common Stock to be issued in the Conversion will not be determined until after the close of the Offering.

(4) Assumes the sale of the midpoint number of shares. If the minimum, maximum or 15% above the maximum number of shares are sold, estimated expenses per share would be $1.20, $0.88 or $0.77, respectively, resulting in estimated net Conversion proceeds per share of $8.80, $9.12 or $9.23, respectively.

(5) As adjusted to give effect to the sale of up to an additional 86,250 shares (15% above the maximum of the Estimated Valuation Range) which may be offered in the Conversion without the resolicitation of subscribers or any right of cancellation, to reflect changes in market and financial conditions following the commencement of the Offering. See "Pro Forma Data," and "The Conversion - Stock Pricing and Number of Shares to be Issued."

                             Capital Resources, Inc.
                The date of this Prospectus is February __, 1998

(continued from prior page)

Subscription Rights are non-transferrable. Persons found to be selling or otherwise transferring their right to purchase stock in the Subscription Offering or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights and possible further sanctions and penalties imposed by the Office of Thrift Supervision (the "OTS"), an agency of the United States Government. Subject to the prior rights of holders of Subscription Rights and to market conditions at or near the completion of the Subscription Offering, the Holding Company may also offer the Common Stock for sale through Capital Resources on a best efforts basis in a public offering to selected persons to whom this prospectus is delivered (the "Public Offering" and when referred to together with the Subscription Offering, the "Offering"). Depending on market conditions and availability of shares, the shares of Common Stock may be offered for sale in the Public Offering on a best-efforts basis by a selling group of selected broker-dealers to be managed by Capital Resources. The Association and the Holding Company reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all orders in the Public Offering.

The total number of shares to be issued in the Conversion will be based upon an appraised valuation of the estimated aggregate pro forma market value of the Holding Company and the Association as converted. The purchase price per share ("Purchase Price") has been fixed at $10.00. Based on the current aggregate valuation range of $4,250,000 to $5,750,000 (the "Estimated Valuation Range"), the Holding Company is offering up to 575,000 shares. Depending upon the market and financial conditions at the time of the completion of the Subscription Offering and the Public Offering, if any, the total number of shares to be issued in the Conversion may be increased or decreased from the 575,000 shares offered hereby, provided that the product of the total number of shares multiplied by the price per share remains within, or does not exceed by more than 15% the maximum of the Estimated Valuation Range. If the aggregate Purchase Price of the Common Stock sold in the Conversion is below $4,250,000 or above $6,612,500 , or if the Offering is extended beyond , 1998, subscribers will be permitted to modify or cancel their subscriptions and to have their subscription funds returned promptly with interest. Under such circumstances, if subscribers take no action, their subscription funds will be promptly returned to them with interest. In all other circumstances, subscriptions are irrevocable by subscribers. See "The Conversion - Offering of Holding Company Common Stock."

With the exception of the Tax-Qualified Employee Plans, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in their capacity as such in the Subscription Offering more than $150,000 of Common Stock; no person, together with associates of and persons acting in concert with such person, may purchase more than $150,000 of Common Stock in the Public Offering and no person, together with associates of and persons acting in concert with such person, may purchase more than $150,000 of Common Stock offered in the Conversion based on the Estimated Valuation Range (as calculated without giving effect to any increase in the Estimated Valuation Range subsequent to the date hereof). Under certain circumstances, the maximum purchase limitations may be increased or decreased at the sole discretion of the Association and the Holding Company up to 9.99% of the total number of shares of Common Stock sold in the Conversion or to one percent of shares of Common Stock offered in the Conversion. The minimum purchase is 25 shares. See "The Conversion - Additional Purchase Restrictions." The Association and the Holding Company have engaged Capital Resources as financial advisor and agent to consult, advise and assist in the distribution of shares of Common Stock, on a best-efforts basis in the Offering including, if necessary, managing selected broker-dealers to assist in selling stock in the Public Offering. For such services, Capital Resources will receive a marketing fee of $90,000. If selected dealers are used, the selected dealers will receive a fee estimated to be up to % of the aggregate Purchase Price for all shares of Common Stock sold in the Offering through such selected dealers. Such fees may be deemed to be underwriting commissions. Capital Resources and the selected dealers may be deemed to be underwriters. See "The Conversion - Marketing Arrangements" and "The Conversion - Offering of Holding Company Common Stock."

To subscribe for shares of Common Stock in the Subscription Offering, the Holding Company must receive a stock order form ("Order Form") and certification form, together with full payment at $10.00 per share (or appropriate instructions authorizing a withdrawal from a deposit account at the Association) for all shares for which subscription is made, at any office of the Association, by noon, Gloversville, New York time, on _______, 1998, unless the Subscription Offering is extended, at the discretion of the Board of Directors, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "Expiration Date"). The date by which orders must be received in the Public Offering, if any, will be set by the Holding Company at the time of such offering provided that, if the Offering is extended beyond _________, 1998, each subscriber will have the right to modify or rescind his or her subscription. Subscription funds will be returned promptly with interest to each subscriber unless he or she affirmatively indicates otherwise. See "The Conversion Offering of Holding Company Common Stock." Subscriptions paid by check, bank draft or money order will be placed in a segregated account at the Association and will earn interest at the Association's passbook rate from the date of receipt until completion or termination of the Conversion. Payments authorized by withdrawal from deposit accounts at the Association will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. Authorized withdrawals from time accounts for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest.

The Holding Company has never issued capital stock. Consequently, there is no existing market for the Holding Company Common Stock at this time. Therefore, no assurance can be given that an established and liquid trading market for the Holding Company Common Stock will develop or that resales of the Common Stock can be made at or above the Purchase Price. Following the Conversion the Holding Company Common Stock will be traded in the over-the-counter market. Although it has no obligation to do so, Capital Resources intends to make a market for the Holding Company Common Stock, depending upon the volume of trading activity in the common stock. See "Market for Common Stock" and "The Conversion - Stock Pricing and Number of Shares to be Issued."

                                  [MAP OMITTED]

                               PROSPECTUS SUMMARY

         The following summary does not purport to be complete and is qualified in its entirety by the detailed information and financial statements appearing elsewhere herein.

Adirondack Financial Services Bancorp, Inc.

         The Holding Company, Adirondack Financial Services Bancorp, Inc. was recently formed by Gloversville Federal under the laws of Delaware for the purpose of becoming a savings and loan holding company which will own all of the outstanding capital stock that Gloversville Federal will issue in connection with the Conversion. Immediately following the Conversion, the only significant assets of the Holding Company will be the capital stock of Gloversville Federal, a note evidencing the Holding Company's loan to the ESOP and up to approximately 50% of the net proceeds from the Conversion. See "Use of Proceeds." Upon completion of the Conversion, the Holding Company's business initially will consist only of the business of Gloversville Federal. See "Adirondack Financial Services Bancorp, Inc."

Gloversville Federal

         General. Gloversville Federal is a federally chartered mutual savings and loan association headquartered in Gloversville, New York. Gloversville Federal was originally chartered in 1923. Gloversville Federal currently serves the financial needs of communities in its market area through its main office located in Gloversville and its branch office located in the city of Saratoga Springs, New York. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). At September 30, 1997, Gloversville Federal had total assets of $61.0 million, deposits of $56.1 million and equity of $3.3 million. See "Business - Market Area" and " Competition."

         Gloversville Federal's business has historically involved attracting deposits from the general public and using such deposits, together with other funds, to originate primarily one- to four-family residential mortgages and, to a lesser extent, multi-family and commercial real estate, commercial business, home equity and other loans in its market area. The Association also invests in securities and other permissible investments. See "Business - Investment Activities - Securities." The Association has suffered significant losses in recent years on its residential lending program, in part due to loan underwriting and monitoring deficiencies. In order to address these issues, the Board of Directors has revised the Association's loan underwriting and monitoring procedures and hired new personnel to perform such functions. In addition, in fiscal 1995, the Association hired a new President and Chief Executive Officer experienced in residential mortgage lending, income producing property and business lending and determined to expand the Association's multi-family and commercial real estate and commercial business lending. See "Business - Lending Activities -Multi-family and Commercial Real Estate Lending" and "- Commercial Business Lending." However, loan losses continued in the residential loan portfolio into fiscal 1997 and there can be no assurance that any of these new programs can successfully address the Association's loan problems.

         Financial and operational highlights of the Association include the following:

o Capital Strength. At September 30, 1997, the Association had total equity of $3.3 million and exceeded all of the applicable regulatory capital requirements with tangible, core and total risk-based capital ratios of 5.41%, 5.41% and 10.01%, respectively. Assuming on a pro forma basis that $____ million, the midpoint of the Estimated Valuation Range, of shares were sold in the Conversion and approximately 50% of the net proceeds were retained by the Holding Company, as of September 30, 1997, the Association's tangible capital would have been $____ million (____% of assets). See "Pro Forma Regulatory Capital Analysis."

o Losses from Operations. The Association has recorded a net loss from operations in three out of its last five fiscal years, primarily due to significant additions to its allowance for loan losses as well as, in 1996, a significant charge to operations for delinquent property taxes on certain non-performing residential loans and a special FDIC assessment. The Association's income (loss) was ($583,000), ($1.0 million), $251,000, $272,000 and ($239,000) for the years ended September 30, 1997, 1996, 1995,
     1994 and 1993, respectively. While the Board believes that it has addressed most of the problems which have caused these losses, the Association continues to have significant credit risk in its loan portfolio and its general and administrative expenses have increased as a result of new lending procedures and personnel. Accordingly, there can be no assurance that the Association's results of operations will reach favorable levels in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

o Income Producing Property and Business Lending Activities. In order to increase the yield and interest rate sensitivity of the Association's loan portfolio, the Association recently has increased its multi-family and commercial real estate and commercial business lending. While no such loans were delinquent at September 30, 1997, a number of underwriting, documentation and monitoring deficiencies have been noted. As a result, while no multi- family and commercial real estate or commercial business loans have been classified as non- performing, $1.1 million of such loans have been classified as "of concern" as of September 30, 1997. Based on the above and in view of the higher level of credit risk generally associated with such loans, there can be no assurance that such new lending programs will be successful. See "Risk Factors - Non-Residential Lending Activities."

o Asset Quality. As a result of residential loan underwriting and monitoring deficiencies which the Board believes have now been addressed, as well as the relatively weak economy and weak real estate market in the Association's market area, the Association has experienced significant delinquencies and loan losses on its one- to four-family residential loans. In addition, since fiscal 1995, the Association has significantly increased its multi- family and commercial real estate and commercial business lending. At September 30, 1997, the Association's non-performing loans, all of which were one- to four- family residential loans, stood at $3.8 million or 7.4% of gross loans, while "other loans of concern" stood at $1.1 million. On the same date, the Association's loan loss reserves stood at $1.6 million or 3.1% of gross loans and 42.5% of non-performing loans and 33.0% of non-performing loans and other loans of concern. At September 30, 1997, the Association's total non-performing assets stood at $4.1 million or 6.7% of assets.

     While the Association currently believes that its current allowance for loan losses is adequate, there can be no assurance that the Association will not continue to experience significant loan delinquencies and losses in the future. See "Business - Delinquencies and Non-Performing Assets."

o Interest Rate Sensitivity. The Association's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income and interest expense. In managing its asset/liability mix, Gloversville Federal generally, depending on the relationship between long and short- term interest rates, market conditions and consumer preference, places greater emphasis on maximizing its net interest margin than on matching the interest rate sensitivity of its assets and liabilities. At September 30, 1997, the net value of the Association's portfolio equity was projected to decline by 22.9% and 53.5% if there were instantaneous increases in interest rates of 200 and 400 basis points, respectively. See "Risk Factors
     - Interest Rate Risk Exposure" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

The Conversion

         The Offering is being made in connection with the conversion of Gloversville Federal from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association and the formation of Adirondack Financial Services Bancorp, Inc. as the holding company of Gloversville Federal. The Conversion is subject to certain conditions, including the prior approval of the Plan by the Association's members at a Special Meeting to be held on January 21, 1998. After the Conversion, the
Association's current voting members (who include certain deposit account holders and borrowers) will have no voting rights in Gloversville Federal and will have no voting rights in the Holding Company unless they become Holding Company stockholders. Eligible Account Holders and Supplemental Eligible Account Holders, however, will have certain liquidation rights in the Association. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association - Liquidation Rights."

         The Offering. The shares of Common Stock to be issued in the Conversion are being offered at a Purchase Price of $10.00 per share in the Subscription Offering pursuant to nontransferable Subscription Rights in the following order of priority: (i) Eligible Account Holders (i.e., depositors whose accounts in the Association totaled $50.00 or more on September 30, 1996); (ii) Tax-Qualified Employee Plans; provided, however, that the Tax Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range; (iii) Supplemental Eligible Account Holders (i.e., depositors whose accounts in the Association totaled $50.00 or more on ___________, 1998); (iv) Other Members (i.e., depositors as of ___________ __,
1998 and certain borrowers of the Association as of ________ __, ____ and _______ __, 1998); and (v) employees, officers and directors of the Association. Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category. Subscription Rights will expire if not exercised by noon, Gloversville, New York time, on ____________ __, 1998, unless extended (the "Expiration Date").

         Subject to the prior rights of holders of Subscription Rights and market conditions at or near the completion of the Subscription Offering, any shares of Common Stock not subscribed for in the Subscription Offering may be offered at the same price in a Public Offering and/or Direct Community Offering through Capital Resources on a best efforts basis to selected persons to whom this prospectus is delivered. To order Common Stock in connection with the Public Offering and/or Direct Community Offering, if any, an executed stock order form and account withdrawal authorization and certification must be received by Capital Resources prior to the termination of such offerings. The date by which orders must be received in the Public Offering and/or Direct Community Offering, if any, will be set by the Holding Company at the time of such offering provided that if the Offering is extended beyond __________ __, 1998, each subscriber will have the right to modify or rescind his or her subscription. The Holding Company and the Association reserve the absolute right to accept or reject any orders in the Public Offering and Direct Community Offering, if any, in whole or in part.

         If necessary, shares of Common Stock may also be offered in connection with the Public Offering for sale on a best-efforts basis by selected dealers managed by Capital Resources. See "The Conversion - Public Offering and Direct Community Offering."

         The Association and the Holding Company have engaged Capital Resources to consult with and advise the Holding Company and the Association with respect to the Offering, and Capital Resources has agreed to solicit subscriptions and purchase orders for shares of Common Stock in the Offering. Neither Capital Resources nor any selected broker-dealers will have any obligation to purchase shares of Common Stock in the Offering. Capital Resources will receive for its services a marketing fee of $90,000. To the extent selected broker-dealers are utilized in connection with the sale of shares in the Public Offering, the selected dealers will receive a fee of up to _____% and Capital Resources will receive a fee of _____% of the aggregate Purchase Price for all shares of Common Stock sold through such broker-dealers. Capital Resources will also receive reimbursement for certain expenses incurred in connection with the Offering. The Holding Company has agreed to indemnify Capital Resources against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended ("Securities Act"). See "The Conversion Marketing Arrangements."

         The Association has established a Stock Information Center, which will be managed by Capital Resources, to coordinate the Offering, and answer questions about the Offering received by telephone. All subscribers will be instructed to mail payment to the Stock Information Center or deliver payment directly to the Association's office. Payment for shares of Common Stock may be made by cash (if delivered in person), check or money order or by authorization of withdrawal from deposit accounts maintained with the Association. Such funds will not be available for withdrawal and will not be released until the Conversion is completed or terminated. See "The Conversion - Method of Payment for Subscriptions."

         Purchase Limitations. The Plan of Conversion places limitations on the number of shares which may be purchased in the Conversion by various categories of persons. With the exception of the Tax-Qualified Employee Plans, no Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or director, officer or employee may purchase in their capacity as such in the Subscription Offering more than $150,000 of Common Stock; no person, together with associates of and persons acting in concert with such person, may purchase more than $150,000 of Common Stock in the Public Offering; and no person or group of persons acting in concert (other than the Tax-Qualified Employee Plans) may purchase more than $150,000 of Common Stock in the Conversion. The minimum purchase limitation is 25 shares of Common Stock. These purchase limits may be increased or decreased consistent with the Office of Thrift Supervision ("OTS") regulations at the sole discretion of the Holding Company and the Association. See "The Conversion - Offering of Holding Company Common Stock."

         Restrictions on Transfer of Subscription Rights. Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Persons found to be selling or otherwise transferring their right to purchase stock in the Subscription Offering or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights and possible federal penalties and sanctions. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares."

         Stock Pricing and Number of Shares of Common Stock to be Issued in the Conversion. The Purchase Price of the Common Stock is $10.00 per share and is the same for all purchasers. The aggregate pro forma market value of the Holding Company and Gloversville Federal, as converted, was estimated by RP Financial, which is experienced in appraising converting thrift institutions, to be the Estimated Valuation Range. The Board of Directors has reviewed the Estimated Valuation Range as stated in the appraisal and compared it with recent stock trading prices as well as other recent pro forma market value estimates. The Board of Directors has also reviewed the appraisal report, including the assumptions and methodology utilized therein, and determined that it was not unreasonable.

         Depending on market and financial conditions at the time of the completion of the Offering, the total number of shares of Common Stock to be issued in the Conversion may be increased or decreased significantly from the 575,000 shares offered hereby and the Purchase Price may be decreased. However, subscribers will be permitted to modify or rescind their subscriptions if the product of the total number of shares to be issued multiplied by the price per share is less than $4,250,000 or more than $6,612,500. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing shares of Common Stock. The appraisal considers Gloversville Federal and the Holding Company only as going concerns and should not be considered as any indication of the liquidation value of Gloversville Federal or the Holding Company. Moreover, the appraisal is necessarily based on many factors which change from time to time. There can be no assurance that persons who purchase shares in the Conversion will be able to sell such shares at prices at or above the Purchase Price. See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued" for a description of the manner in which such valuation was made and the limitations on its use.

Purchases by Directors and Executive Officers

         The directors and executive officers of Gloversville Federal intend to purchase, for investment purposes and at the same price as the shares are sold to other investors in the Conversion, approximately $385,500 of Common Stock, or 9.1%, 7.7% or 6.7% of the shares to be sold in the Conversion at the minimum, midpoint and maximum of the Estimated Valuation Range, respectively. In addition, an amount of shares equal to an aggregate of 8% of the shares to be issued in the Conversion is anticipated to be purchased by the ESOP. See "The Conversion - Participation by the Board and Executive Officers."

Potential Benefits of Conversion to Directors and Executive Officers

         Employee Stock Ownership Plan. The Board of Directors of the Association has adopted an ESOP, a tax-qualified employee benefit plan for officers and employees of the Holding Company and the Association. All employees of the Association are eligible to participate in the ESOP after they attain age 21 and complete one year of service. The Association's contribution to the ESOP is allocated among participants on the basis of their relative compensation. Each participant's account will be credited with cash and shares of Holding Company Common Stock based upon compensation earned during the year with respect to which the contribution is made. The ESOP intends to buy up to 8% of the Common Stock issued in the Conversion (approximately $340,000 to $460,000 of the Common Stock based on the issuance of the minimum and the maximum of the Estimated Valuation Range and the $10.00 per share Purchase Price). The ESOP will purchase the shares with funds borrowed from the Holding Company, and it is anticipated that the ESOP will repay the loans through periodic tax-deductible contributions from the Association over a ten-year period. These contributions will increase the compensation expense of the Association. See "Management Benefit Plans - Employee Stock Ownership Plan" for a description of this plan.

         Stock Option and Incentive Plan and Recognition and Retention Plan. The Board of Directors of the Holding Company intends to adopt a Stock Option and Incentive Plan (the "Stock Option Plan") and a Recognition and Retention Plan ("RRP") to become effective upon ratification by stockholders following the Conversion. Certain of the directors and executive officers of the Holding Company and the Association will receive awards under these plans. It is currently anticipated that an amount of shares equal to 10% and 4% of the shares sold in the Conversion will be reserved for issuance under the Stock Option Plan and RRP, respectively. Depending upon market conditions in the future, the Holding Company may purchase shares in the open market to fund these plans. See "Management - Benefit Plans" for a description of these plans.

         Under the proposed Stock Option Plan, it is presently intended that the directors and executive officers be granted options to purchase, in addition to the shares to be issued in the Conversion, an amount of shares equal to __% of the shares sold in the Conversion (or ______ and ______ shares, respectively, of Common Stock based on the minimum and maximum of the Estimated Valuation Range) at an exercise price equal to the market value per share of the Common

Stock on the date of grant. Such options will be awarded at no expense to the recipients and pose no financial risk to the recipients until exercised. It is presently anticipated that Lewis Kolar, President and Menzo Case, Executive Vice President will each receive an option to purchase an amount of shares equal to 2.0% of the shares sold in the Conversion (or 8,500 and 11,500 shares, assuming the minimum and maximum of the Estimated Valuation Range, respectively). See "Management - Benefit Plans - Stock Option and Incentive Plan."

         The award and exercise of options pursuant to the Stock Option Plan will not result in any expense to the Holding Company; however, when the options are exercised (or, depending on market conditions, potentially prior to exercise) , the per share earnings and book value of existing stockholders will likely be diluted.

         It is also intended that directors and executive officers be granted (without any requirement of payment by the grantee) an amount of shares of restricted stock awards equal to ___% of the shares sold in the Conversion (or _________ and ________ shares, respectively, based on the minimum and maximum of the Estimated Valuation Range) which will vest over five years commencing one year from stockholder ratification and which will have a total value of $________ and $__________ based on the Purchase Price of $10.00 per share at the minimum and maximum of the Estimated Valuation Range, respectively. It is presently anticipated that President Kolar will receive a restricted stock award equal to 1.0% of the shares sold in the Conversion (or 4,250 and 5,750 shares, assuming the minimum and maximum of the Estimated Valuation Range) and that Executive Vice President Case will receive a restricted stock award equal to .6% of the conversion shares. The restricted stock award to President Kolar and Executive Vice President Case would have an aggregate value ranging from $42,500 and $57,500, and $25,500 and $34,500, respectively, (at the minimum and maximum of the Estimated Valuation Range) based upon the original Purchase Price of $10.00 per share. See "Risk Factors - Takeover Defensive Provisions" and "Management Benefit Plans - Recognition and Retention Plan."

         Following stockholder ratification of the RRP, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares. Based upon the Purchase Price of $10.00 per share, the amount required to fund the RRP through open-market purchases would range from approximately $170,000 (based upon the sale of shares at the minimum of the Estimated Valuation Range) to approximately $230,000 (based upon the sale of shares at the maximum of the Estimated Valuation Range). In the event that the per share price of the Common Stock increases above the $10.00 per share Purchase Price following completion of the Offering, the amount necessary to fund the RRP would also increase. The expense related to the cost of the RRP will be recognized over the five-year vesting period of the awards made pursuant to such plan. The use of authorized but unissued shares to fund the RRP would dilute the holdings of stockholders who purchase Common Stock in the Conversion. See "Management - Benefit Plans - Recognition and Retention Plan."

         The Holding Company intends to submit the RRP and the Stock Option Plan to stockholders for ratification following completion of the Offering, but in no event prior to six months following the completion of the Conversion. These plans will only be effective if ratified by the stockholders. In the event the Stock Option Plan and the RRP are not ratified by stockholders, management may consider the adoption of alternate incentive plans, although no such plans are currently contemplated. While the Association believes that the RRP and the Stock Option Plan will provide important incentives for the performance and retention of management, the Association has no reason to believe that the failure to obtain shareholder ratification of such plans would result in the departure of any members of senior management.

         Change in Control Severance Agreements. The Association intends to enter into change in control agreements with President Kolar and Executive Vice President Case. It is anticipated that such agreements will have initial terms of 24 and 12 months, respectively, and become effective upon completion of the Conversion. In the event that President Kolar or Executive Vice President Case is terminated following a "change in control" (as defined in the agreements), such officer will be entitled to a severance payment of 200% and 100%, respectively, of his current compensation. See "Management - Executive Compensation - Change in Control Severance Agreements" for the definition of "change in control" and a more detailed description of these agreements.

Use of Proceeds

         The net proceeds from the sale of Common Stock in the Conversion (estimated at $3.7 million, $4.5 million, $5.2 million and $6.1 million based on sales at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively) will substantially increase the capital of Gloversville Federal. See "Pro Forma Data." The Holding Company will utilize approximately 50% of the net proceeds from the issuance of the Common Stock to purchase all of the common stock of Gloversville Federal to be issued upon Conversion and will retain approximately 50% of the net proceeds; provided that the amount retained by the Holding Company will be reduced to the extent required that, upon the completion of the transaction, the Association's ratio of capital to assets is at least 10%. The proceeds retained by the Holding Company will be invested initially in short-term investments. Such proceeds will subsequently be invested in _______________ and investment securities and will be available for general corporate purposes, including the possible repurchase of shares of the Common Stock, as permitted by the OTS. The Holding Company currently has no specific plans to make any such repurchases of any of its Common Stock. In addition, the Holding Company intends to provide the funding for the ESOP loan. Based upon the initial Purchase Price of $10.00 per share, the dollar amount of the ESOP loan would range from $340,000 (based upon the sale of shares at the minimum of the Estimated Valuation Range) to $460,000 (based upon the sale of shares at the maximum of the Estimated Valuation Range). It is anticipated that the ESOP will repay the loan through periodic tax-deductible contributions from the Association over a ten-year period. The interest rate to be charged by the Holding Company on the ESOP loan will be based upon the Internal Revenue Service ("IRS") prescribed applicable federal rate at the time of origination.

         Finally, the Holding Company currently intends to use a portion of the proceeds to fund a Recognition and Retention Plan ("RRP"), subject to stockholder ratification. Compensation expense related to the RRP will be recognized as share awards vest. See "Pro Forma Data." Following stockholder ratification of the RRP, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares. Based upon the Purchase Price of $10.00 per share, the amount required to fund the RRP through open-market purchases would range from approximately $170,000 (based upon the sale of shares at the minimum of the Estimated Valuation Range) to approximately $230,000 (based upon the sale of shares at the maximum of the Estimated Valuation Range). In the event that the per share price of the Common Stock increases above the $10.00 per share Purchase Price following completion of the Offering, the amount necessary to fund the RRP would also increase. The use of authorized but unissued shares to fund the RRP could dilute the holdings of stockholders who purchase Common Stock in the Conversion. See "Management - Benefit Plans - Recognition and Retention Plan."

         The net proceeds received by Gloversville Federal will become part of Gloversville Federal's general funds for use in its business and will be used to support the Association's existing operations, subject to applicable regulatory restrictions. Immediately upon the completion of the Conversion, it is anticipated that the Association will invest such proceeds into short-term assets. Subsequently, the Association intends to redirect the net proceeds to the origination of residential loans and, to a lesser extent, multi-family and commercial real estate, commercial business and home equity loans, subject to market conditions. In addition, such proceeds may also be utilized to repay borrowings.

         See "Use of Proceeds" for additional information on the utilization of the offering proceeds as well as OTS restrictions on repurchases of the Holding Company's stock.

Dividends

         The declaration and payment of dividends are subject to, among other things, the Holding Company's financial condition and results of operations, Gloversville Federal's compliance with its regulatory capital requirements, including the fully phased-in capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. There can be no assurance as to whether or when the Holding Company will pay a dividend. See "Dividends."

Market for Common Stock

         The Holding Company has never issued capital stock to the public and, consequently, there is no existing market for the Common Stock. Following the completion of the offering, it is anticipated that the Common Stock will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. Capital Resources has indicated its intention to make a market in the Common Stock. If the Common Stock cannot be quoted and traded on the OTC Bulletin Board it is expected that transactions in the Common Stock will be reported in the pink sheets published by the National Quotation Bureau, Inc. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Capital Resources will not be subject to any obligation with respect to such efforts.

         There can be no assurance that an active or liquid trading market will develop for the Common Stock, or if a market develops, that it will continue. A public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time, which is not within the control of the Holding Company or any market maker. Accordingly, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price. See "Market for Common Stock."

Risk Factors

         See "Risk Factors" for information regarding certain factors which should be considered by prospective investors, including the Association's recent operating results, market area, income producing property and business lending activities, interest rate risk exposure, competition, takeover defensive provisions contained in the Holding Company's certificate of incorporation and bylaws, post-conversion overhead expenses, regulatory oversight, the risk of a delayed offering, the absence of an active market for the Common Stock, possible increase in estimated valuation range and number of shares issued and the possible consequences of amendment of the Plan of Conversion.

                         SELECTED FINANCIAL INFORMATION

         Set forth below are selected financial and other data of the Association. The financial data is derived in part from, and should be read in conjunction with, the Financial Statements and Notes of the Association presented elsewhere in this Prospectus.

                         Selected Financial Information

                                                                              At September 30,
                                                  -------------------------------------------------------------------------
                                                          1997           1996           1995          1994           1993
                                                          ----           ----           ----          ----           ----
                                                                                (In Thousands)
Selected Financial Condition Data:
----------------------------------
Total assets.....................................       $61,022        $61,006        $63,073       $69,597        $61,894
Cash and cash equivalents........................         1,922          1,198          3,181         6,509         18,184
Loans receivable, net............................        49,526         49,636         48,239        45,645         40,896
Mortgage-backed securities available for sale....         3,562          4,044            993         3,968             --
Other securities available for sale..............         3,455          3,395          4,138         5,781            581
                                                       --------       --------       --------      --------      ---------
   Total securities available for sale...........         7,017          7,439          5,131         9,749            581
                                                       --------       --------       --------      --------      ---------
Investment securities held to maturity...........            --             --          4,402         5,459             --
Deposits.........................................        56,117         55,716         57,866        64,703         57,346
Borrowings.......................................         1,300            300             --            --             --
Total equity.....................................         3,280          3,790          4,854         4,705          4,397

                                                                     For the Years Ended September 30,
                                                  --------------------------------------------------------------------------
                                                          1997           1996           1995          1994           1993
                                                          ----           ----           ----          ----           ----
                                                                               (In Thousands)
Selected Operations Data:
-------------------------
Interest income..................................         4,905          4,733          4,816         4,805          4,853
Interest expense.................................         2,447          2,416          2,527         2,148          2,586
                                                       --------       --------       --------      --------       --------
Net interest income..............................         2,458          2,317          2,289         2,657          2,267
Provision for loan losses........................           792            714            129           211            843
                                                      ---------      ---------      ---------     ---------      ---------
Net interest income after provision for loan
  losses.........................................         1,666          1,603          2,160         2,446          1,424
                                                       --------       --------        -------      --------       --------
Net gain on sale of securities...................            --             --            204            --             --
Other non-interest income........................           155            109            188            69             30
                                                       --------      ---------      ---------    ----------     ----------
Total non-interest income........................           155            109            392            69             30
                                                       --------      ---------      ---------    ----------     ----------
Non-interest expense.............................         2,319          2,970          2,199         2,119          1,755
                                                        -------        -------        -------       -------        -------
(Loss) income before income tax expense
   (benefit) ....................................          (498)        (1,258)           353           396           (301)
Income tax expense (benefit).....................            85           (222)           102           124            (62)
                                                      ---------      ---------       --------      --------      ---------
Net (loss) income................................      $   (583)       $(1,036)      $    251      $    272       $   (239)
                                                       ========        =======       ========      ========       ========

                    Selected Financial Ratios and Other Data

                                                                                      September 30,
                                                       -------------------------------------------------------------------------
                                                                 1997          1996         1995          1994          1993
                                                                 ----          ----         ----          ----          ----
Performance ratios:
-------------------
  Return (Loss) on average assets....................           (0.94)%       (1.69)%       0.38%         0.42%        (0.37)%
  Return (Loss) on average equity....................          (16.30)       (22.22)        5.30          5.97         (5.11)
Interest rate spread information:
---------------------------------
  Average during period..............................            3.96          3.68         3.35          4.43          3.87
  End of period......................................            4.19          4.21         3.61          4.05          4.18
    Net interest margin..............................            4.11          3.91         3.55          4.42          3.82
Other Operating ratios:
-----------------------
  Ratio of operating expenses to average total
   assets(1).........................................            3.63          3.61         3.11          3.17          2.63
  Efficiency ratio(2)................................           85.94         91.10        86.67         75.85         74.46
  Ratio of average interest-earning assets to
   average interest-bearing liabilities..............          103.76        105.53       105.01         99.70         98.73
Asset Quality ratios:
---------------------
Non-performing assets to total assets
  at end of period...................................            6.73          3.74         4.38          5.53          4.22
Allowance for loan loss to non-performing loans
  at end of period...................................           42.53         56.53        30.20         24.34         41.63
Allowance for loan losses to gross loans
  receivable at end of period........................            3.14          2.45         1.58          1.83          2.08
Capital ratios:
---------------
  Equity to total assets at end of period............            5.38          6.21         7.70          6.76          7.10
  Average equity to average assets...................            5.78          7.62         7.11          6.99          7.17
Other data:
-----------
Number of full service offices.......................               2             2            2             2             2

(1) Operating expenses exclude OREO expenses of $73,000, $27,000, $127,000, $52,000 and $44,000 for years ended September 30, 1997, 1996, 1995, 1994 and 1993, respectively. In addition, operating expenses for the year ended September 30, 1996 exclude expenses incurred by the Association for delinquent property taxes on collateral secured by certain nonperforming one- to four-family residential loans paid on behalf of borrowers of $318,000 and the special one-time SAIF assessment of $415,000.

(2) The efficiency ratio represents operating expenses (as defined in footnote 1 above) divided by the sum of net interest income and other operating income (excluding a gain on sale of building of $86,000 and net gains from security transactions of $204,000 for the year ended September 30, 1995).

                                  RISK FACTORS

         The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered in the Offering.

Recent Operating Losses

         The Association has recorded significant losses from operations over the last several years due primarily to losses related to loans (including additions to the allowance for loan losses, a charge to operations for past due property taxes on certain non-performing residential loans on which tax payments were not effectively monitored and valuation adjustments and expenses related to foreclosed real estate). In addition in 1996, the Association recorded a $415,000 pre tax accrual for a special FDIC assessment. The Association's net income (loss) was ($583,000), ($1.0 million) and $251,000 for the years ended September 30, 1997, 1996 and 1995, respectively. The Association has attempted to address these losses through increased loan monitoring (including the hiring of an internal auditor and credit analyst), tightened loan underwriting standards and enhanced collection procedures. In addition, in fiscal 1995, the Association began to focus a portion of its lending on multi-family and commercial real estate, and commercial business loans. However, in view of (i) the higher level of credit risk inherent in the Association's new multi-family and commercial real estate and commercial business lending activities, (ii) the relatively low level of loan demand and high level of competition in much of the Association's market area, (iii) the decline in real estate values in much of the Association's market area, (iv) the higher level of expense required for the increased monitoring of the portfolio and the expansion of the types of lending products offered and (v) the Association's continued vulnerability to changes in interest rates, there can be no assurance that the Association's results of operations will return to satisfactory levels in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations
Comparison  of  Operating  Results  for the Years Ended  September  30, 1997 and
1996."

Market Area

         The Association maintains an office in Fulton County, New York, which is located approximately 50 miles northwest of Albany, and in Saratoga County, New York, which is located approximately 30 miles north of Albany. The Association considers its primary market area to include Fulton and Saratoga counties as well as portions of the surrounding counties of Montgomery and Hamilton, New York. As a result of a decline in the local manufacturing base over the last 15 years, the employment and economic growth rates of much of the Association's market area (with the partial exception of Saratoga County) have been less favorable than the United States and New York State averages. As a result of these conditions, the Association believes that real estate values have declined through much of its market area. Based in part on the above, the Association has experienced a significant level of losses related to its lending activities. In addition, there can be no assurance that such conditions will not contribute to losses related to its lending activities in the future. See "Business - Market Area."

Income Producing Property and Business Lending Activities

         In fiscal 1995, the Board of Directors hired a new President and Chief Executive Officer with a commercial banking background as well as a residential lending background, and directed him to develop a new strategy to improve the Association's operations. After due consideration and consultation with the new President, in order to increase the yield and interest rate sensitivity of the Association's loan portfolio and in view of the relatively low demand for residential loans in the Association's market area, the Board determined to expand the Association's multi-family and commercial real estate and commercial business lending activities. Later that year, the Association hired a commercial lending officer with experience in multi-family and commercial real estate and commercial business lending. The Association's multi-family and commercial real estate loans, and its commercial business loans, have increased from $878,000 and $0 at September 30, 1994, respectively, to $8.0 million and $1.4 million at September 30, 1997, respectively.

         A number of financial weaknesses as well as underwriting, documentation and monitoring deficiencies have been discovered in the Association's multi-family and commercial real estate and commercial business loans. Accordingly, while no multi-family and commercial real estate or commercial business loans were classified as non-performing at September 30, 1997, the Association determined to classify $1.1 million of such loans as "of concern" as of such date. See "Business Lending Activities - Other Loans of Concern."

         Multifamily and commercial real estate and commercial business lending is generally believed to involve a higher degree of credit risk than one- to four-family residential lending. This higher risk is due to several factors, including the greater concentration of principal and the smaller number of loans and borrowers, the effects of general economic conditions on income-producing ventures and properties and the increased difficulty of evaluating and monitoring these types of loans. In addition, the Association's multi-family, commercial real estate and commercial business loans, particularly those originated when the Association first expanded these product lines, may be subject to an additional level of risk related to the Association's relative inexperience with this type of lending. Accordingly, while none of the Association's multi-family and commercial real estate and commercial business loans were 60 days or more delinquent as of the date hereof, there can be no assurance that the Association will not experience significant losses on such loans in the future. See "Business - Lending Activities - Multi-family and Commercial Real Estate Lending" and "Commercial Business Lending."

Interest Rate Risk Exposure

         The Association's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. When interest rates rise, the Association's net interest income tends to be adversely impacted since its liabilities tend to reprice more quickly than its assets. Conversely, in a declining rate environment the Association's net interest income is generally positively impacted since its assets tend to reprice more slowly than its liabilities. Changes in the level of interest rates also affect the amount of loans originated by the Association and, thus, the amount of loan and commitment fees, as well as the market value of the Association's interest-earning assets. Moreover, increases in interest rates also can result in disintermediation, which is the flow of funds away from savings institutions into direct investments, such as corporate securities and other investment vehicles, which generally pay higher rates of return than savings institutions. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long and short term interest rates), could adversely impact net interest income to the extent that the Association's assets have a longer average term than its liabilities.

         In managing its asset/liability mix, the Association generally, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, places more emphasis on managing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. As a result, the Association will continue to be significantly vulnerable to changes in interest rates and to decreases in the difference between long and short term interest rates.

         At September 30, 1997, the Association's net portfolio value would have declined by 23% and 53%, respectively, in the event of a 200 and a 400 basis point increase in general interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -Asset/Liability Management."

Competition

         Gloversville Federal experiences significant competition in its local market area in both originating real estate and other loans and attracting deposits. This competition arises from other savings institutions as well as commercial banks, mortgage banks, credit unions and national and local securities firms. The Association's competitors include many significantly larger banks, including several large regional banks with offices in Gloversville Federal's primary market area. Due to their size, these large banks can achieve certain economies of scale and as a result offer a broader range of products and services than are currently available at the Association. The Association attempts to mitigate the effect of such factors by emphasizing customer service. Such competition may limit Gloversville Federal's growth in the future. See "Business - Competition."

         In view of the increasing cost and complexity of operating a financial institution, the Board of Directors believes that moderate growth of the Association's assets and liabilities is important for maintaining profitability. In addition, the Board of Directors believes that growth will be needed in the future to leverage the new capital raised by the Conversion. See "Use of Proceeds."

         Unfortunately, as a result of competition from both depository as well as non-depository firms (such as mutual funds), the Association has found it very difficult to increase its deposits on a cost effective basis. Based on the above, the Board believes that future internal growth can be effectively sustained only at modest levels. See "Pro Forma Data" and "Use of Proceeds."

Takeover Defensive Provisions

         Holding Company and Association Governing Instruments. Certain provisions of the Holding Company's Certificate of Incorporation and Bylaws assist the Holding Company in maintaining its status as an independent publicly owned corporation. However, such provisions may also block stockholders from approving a potential takeover of the Holding Company which a majority of such stockholders believe to be in their best interests. These provisions provide for, among other things, limiting voting rights of beneficial owners of more than 10% of the Common Stock, staggered terms for directors, noncumulative voting for directors, limits on the calling of special meetings, a fair price/supermajority vote requirement for certain business combinations and certain notice requirements. The 10% vote limitation would not affect the ability of an individual who is not the beneficial owner of more than 10% of the Common Stock to solicit revocable proxies in a public solicitation for proxies for a particular meeting of stockholders and to vote such proxies. In addition, provisions in the Association's federal stock Charter that have an anti-takeover effect could also be applicable to changes in control of the Holding Company as the sole shareholder of the Association. The Association's Charter includes a provision applicable for five years which prohibits acquisitions and offers to acquire, directly or indirectly, the beneficial ownership of more than 10% of the Association's securities. Any person violating this restriction may not vote the Association's securities in excess of 10%. Any or all of these provisions may discourage potential proxy contests and other takeover attempts, particularly those which have not been negotiated with the Board of Directors. In addition, the Holding Company's certificate of incorporation also authorizes preferred stock with terms to be established by the Board of Directors which may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights and may have a dilutive effect on the ownership interests of holders of the Common Stock. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

         Regulatory and Statutory Provisions. Federal regulations prohibit, for a period of three years following the completion of the Conversion, any person from offering to acquire or acquiring the beneficial ownership of more than 10% of the stock of a converted savings institution or its holding company without prior OTS approval. Federal law also requires OTS approval prior to the acquisition of "control" (as defined in OTS regulations) of an insured institution, including a holding company thereof. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

         Change in Control Severance Agreements and Other Benefit Plans. The change in control severance agreements, the proposed Stock Option Plan and the proposed RRP also contain provisions that could have the effect of discouraging takeover attempts of the Holding Company.

         The Association intends to enter into change in control severance agreements with President Kolar and Executive Vice President Case. Such agreements become effective upon completion of the Conversion and have initial terms of 24 and 12 months, respectively. In the event the applicable officer is terminated following a change in control (as defined in the agreements), such officer will be entitled to a severance payment equal to 200% and 100%, respectively, of his annual compensation. For more information regarding these agreements, see "Management - Change in Control - Severance Agreements."

         Possible Dilutive Effects. The issuance of additional shares pursuant to the proposed Stock Option Plan and RRP will result in a dilution in the percentage of ownership of the Holding

Company of those persons purchasing Common Stock in the Conversion, assuming that the shares utilized to fund the proposed Stock Option Plan and RRP awards come from authorized but unissued shares. Assuming the exercise of all options available under the Stock Option Plan and the award of all shares available under the RRP, and assuming the use of authorized but unissued shares, the interest of stockholders will be diluted by approximately 9.1% and 3.8%, respectively. See "Pro Forma Data," "Management - Benefit Plans - Stock Option and Incentive Plan," and "- Recognition and Retention Plan" and "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions." For financial accounting purposes, certain incentive grants under the proposed RRP will result in the recording of compensation expense over the vesting period. See "Pro Forma Data."

         Voting Control of Directors and Executive Officers. The directors and executive officers (8 persons) of the Association are anticipated to purchase an aggregate of approximately $385,000 or approximately .90% of the shares offered in the Conversion at the minimum of the Estimated Valuation Range, or .67% of the shares offered in the Conversion at the maximum of the Estimated Valuation Range. Directors and executive officers will also receive awards under the proposed Stock Option Plan and the proposed RRP. Assuming the purchase of $385,500 of Common Stock in the Conversion by directors and executive officers in the aggregate, the full vesting of the restricted stock to be awarded under the proposed RRP and the issuance of shares from authorized but unissued shares in connection with the exercise of all options intended to be awarded under the proposed Stock Option Plan the Conversion and approval of the Stock Option Plan and the RRP by the stockholders, the shares owned by the directors and executive officers in the aggregate would be between ____% (at the maximum of the Estimated Valuation Range) and ____% (at the minimum of the Estimated Valuation Range) of the outstanding shares. In addition, the ESOP is expected to purchase 8% of the shares sold in the Conversion. This stock ownership, if voted as a block, could defeat takeover attempts favored by other stockholders.

Post Conversion Overhead Expense

         After completion of the Conversion, the Holding Company's noninterest expense is likely to increase as a result of the financial accounting, legal and tax expenses usually associated with operating as a public company. See "Regulation - Federal and State Taxation" and "Additional Information." In addition, it is currently anticipated that the Holding Company will record additional expense based on the proposed RRP. See "Pro Forma Data" and "Management - Benefit Plans Recognition and Retention Plan." Finally, the Holding Company will also record additional expense as a result of the adoption of the ESOP. See "Management - Benefit Plans - Employee Stock Ownership Plan."

         Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6") requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 may increase compensation expense relating to the ESOP to be established in connection with the Conversion as compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. It is impossible to determine at this time the extent of such impact on future net income. See "Management's Discussion and Analysis of

Financial Condition and Results of Operations - Impact of New Accounting Standards" and "Pro Forma Data."

Regulatory Oversight

         The Association is subject to extensive regulation, supervision and examination by the OTS as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. The Association is a member of the Federal Home Loan Bank (the "FHLB") of New York and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the savings and loan holding company of the Association, the Holding Company will be subject to regulation and oversight by the OTS. See "Regulation." Such regulation and supervision governs the activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking industry, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. See "Regulation - Federal Regulation of Savings Associations" and "- Regulatory Capital Requirements." Any change in such regulation and oversight, whether by the OTS, the Federal Reserve Board, the FDIC or Congress, could have a material impact on the Holding Company, the Association and their respective operations.

Risk of Delayed Offering

         The Subscription Offering will expire at noon, Gloversville, New York time, on ___________ __, 1998 unless extended by the Association and the Holding Company. Depending on the availability of shares and market conditions at or near the completion of the Subscription Offering, the Holding Company may conduct a Public Offering through Capital Resources. If the Offering is extended beyond __________ __, 1998, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest. There can be no assurance that the Offering will not be extended as set forth above.

         A material delay in the completion of the sale of all unsubscribed shares in the Public Offering or otherwise may result in a significant increase in the costs in completing the Conversion. Significant changes in the Association's operations and financial condition, the aggregate market value of the shares to be issued in the Conversion and general market conditions may occur during such material delay. In the event the Conversion is not consummated within 24 months after the date of the Special Meeting, OTS regulations would require the Association to charge accrued Conversion costs to then-current period operations. See "The Conversion - Risk of Delayed Offering."

Absence of Active Market for the Common Stock

         The Holding Company has never issued capital stock. Consequently, there is no existing market for the Holding Company Common Stock at this time. Therefore, no assurance can be given that an established and liquid trading market for the Holding Company Common Stock will develop or that resales of the Common Stock can be made at or above the Purchase Price. Following the Conversion the Holding Company Common Stock will be traded in the over-the-counter market. Although it has no obligation to do so, Capital Resources intends to make a market for the Holding Company Common Stock, depending upon the volume of trading activity in the common stock. See "Market for Common Stock."

Possible Increase in Estimated Valuation Range and Number of Shares Issued

         The number of shares to be sold in the Conversion may be increased as a result of an increase in the maximum of the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription Offering. An increase in the number of shares issued would decrease the pro forma net earnings per share and stockholders' equity per share but would increase the Company's pro forma consolidated stockholders' equity and net earnings. See "Pro Forma Data."

Possible Consequences of Amendment to Plan of Conversion

         The Plan of Conversion provides that, if deemed necessary or desirable by the Boards of Directors of the Association and the Holding Company, the Plan of Conversion may be substantively amended by a two-thirds vote of the respective Boards of Directors of the Association and the Holding Company, as a result of comments from regulatory authorities or otherwise, at any time with the concurrence of the Securities and Exchange Commission ("SEC") and the OTS. Moreover, if the Plan of Conversion is amended, subscriptions which have been received prior to such amendment will not be refunded unless otherwise required by the SEC or the OTS. If the Plan of Conversion is amended in a manner that is deemed to be material to the subscribers by the Holding Company, subscription funds will be returned to subscribers with interest unless they affirmatively elect to increase, decrease or maintain their subscriptions. No such amendments are currently contemplated, although the Association reserves the right to increase or decrease purchase limitations without a subscriber resolicitation. See "The Conversion - Approval, Interpretation, Amendment and Termination."


                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.

         The Holding Company was formed at the direction of Gloversville Federal in December 1997 for the purpose of becoming a savings and loan holding company and owning all of the outstanding stock of the Association issued in the Conversion. The Holding Company is incorporated under the laws of the State of Delaware. The Holding Company is authorized to do business in the State of New York, and generally is authorized to engage in any activity that is permitted by the Delaware General Corporation Law. The business of the Holding Company initially will consist only of the business of Gloversville Federal. The holding company structure will, however, provide the Holding Company with greater flexibility than the Association has to diversify its business activities, through existing or newly formed subsidiaries, or through acquisitions or mergers of stock financial institutions, as well as, other companies. Although there are no current arrangements, understandings or agreements regarding any such activity or acquisition, the Holding

Company will be in a position after the Conversion, subject to regulatory restrictions, to take advantage of any favorable acquisition opportunities that may arise.

         The assets of the Holding Company will consist initially of the stock of Gloversville Federal, a note evidencing the Holding Company's loan to the ESOP and up to 50% of the net proceeds from the Conversion (less the amount used to fund the ESOP loan). See "Use of Proceeds." Initially, any activities of the Holding Company are anticipated to be funded by such retained proceeds and the income thereon and dividends from Gloversville Federal, if any. See "Dividends" and "Regulation Holding Company Regulation." Thereafter, activities of the Holding Company may also be funded through sales of additional securities, through borrowings and through income generated by other activities of the Holding Company. At this time, there are no plans regarding such other activities other than the intended loan to the ESOP to facilitate its purchase of Common Stock in the Conversion. See "Management - Benefit Plans - Employee Stock Ownership Plan."

         The executive office of the Holding Company is located at 52 North Main Street, Gloversville, New York. Its telephone number at that address is (518) 725-6331.


                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

         Gloversville Federal serves the financial needs of communities in its market area through its main office located at 52 North Main Street, Gloversville, New York and its branch office located at 295 Broadway, Saratoga Springs, New York. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). At September 30, 1997 Gloversville Federal had total assets of $61.0 million, deposits of $56.1 million and equity of $3.3 million (or 5.4% of total assets).

         Gloversville Federal has been, and intends to continue to be, an independent, community oriented, financial institution. Gloversville Federal's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate one- to four-family residential mortgage loans and, to a lesser extent, multi-family and commercial real estate, commercial business, and home equity and other loans primarily in its market area. The Association also invests in securities and other permissible investments. See "Business - Investment Activities - Securities."

         The executive office of the Association is located at 52 North Main Street, Gloversville, New York. Its telephone number at that address is (518) 725-6331.


                                 USE OF PROCEEDS

         Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that such net proceeds will be between $3.2 million and $4.6 million (or up to $5.3 million in the event of an increase in the aggregate pro forma market value of the Common Stock of up to 15% above the maximum of the Estimated

Valuation Range). See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts.

         In exchange for all of the common stock of Gloversville Federal issued upon conversion, the Holding Company will contribute approximately 50% of the net proceeds from the sale of the Holding Company's Common Stock to Gloversville Federal; provided that the amount retained by the Holding Company will be reduced to the extent required, so that, upon the completion of the transaction, the Association's ratio of capital to assets is at least 10%. On an interim basis, the proceeds will be invested by the Holding Company in short-term investments. The specific types and amounts of short-term assets will be determined based on market conditions at the time of the completion of the Conversion. In addition, the Holding Company intends to provide the funding for the ESOP loan. Based upon the initial Purchase Price of $10.00 per share, the dollar amount of the ESOP loan would range from $____ million (based upon the sale of shares at the minimum of the Estimated Valuation Range) to $____ million (based upon the sale of shares at the maximum of the Estimated Valuation Range). The interest rate to be charged by the Holding Company on the ESOP loan will be based upon the IRS prescribed applicable federal rate at the time of origination. It is anticipated that the ESOP will repay the loan through periodic tax-deductible contributions from the Association over a ten-year period.

         The net proceeds received by Gloversville Federal will become part of Gloversville Federal's general funds for use in its business and will be used to support the Association's existing operations, subject to applicable regulatory restrictions. Immediately upon the completion of the Conversion, it is anticipated that the Association will invest such proceeds into short-term assets. Subsequently, the Association will redirect the net proceeds to the origination of loans, subject to market conditions. In addition, a portion of the net proceeds may also be utilized to pay down borrowings, subject to future market conditions.

         After the completion of the Conversion, the Holding Company will redirect the net proceeds invested by it in short-term assets into a variety of mortgage-backed securities and other securities similar to those already held by the Association. Also, the Holding Company may use a portion of the proceeds to fund the RRP, subject to shareholder approval of such plan. Compensation expense related to the RRP will be recognized as share awards vest. See "Pro Forma Data." Following stockholder ratification of the RRP, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares. Based upon the initial Purchase Price of $10.00 per share, the amount required to fund the RRP through open-market purchases would range from approximately $________ (based upon the sale of shares at the minimum of the Estimated Valuation Range) to approximately $________ (based upon the sale of shares at the maximum of the Estimated Valuation Range). In the event that the per share price of the Common Stock increases above the $10.00 per share Purchase Price following completion of the Offering, the amount necessary to fund the RRP would also increase. The use of authorized but unissued shares to fund the RRP could dilute the holdings of stockholders who purchase Common Stock in the Conversion. See "Business Lending Activities" and " - Investment Activities" and "Management - Benefit Plans - Employee Stock Ownership Plan" and "- Recognition and Retention Plan."

         The proceeds may also be utilized by the Holding Company to repurchase (at prices which may be above or below the initial offering price) shares of the Common Stock through an open market repurchase program subject to limitations contained in OTS regulations, although the Holding Company currently has no specific plan to repurchase any of its stock. In the future, the Board of Directors of the Holding Company will make decisions on the repurchase of the Common Stock based on its view of the appropriateness of the price of the Common Stock as well as the Holding Company's and the Association's investment opportunities and capital needs. Under current OTS regulations, no repurchases may be made within the first year following Conversion except with OTS approval under "exceptional circumstances." During the second and third years following Conversion, OTS regulations permit, subject to certain limitations, the repurchase of up to five percent of the outstanding shares of stock during each twelve-month period with a greater amount permitted with OTS approval. In general, the OTS regulations do not restrict repurchases thereafter, other than limits on the Association's ability to pay dividends to the Holding Company to fund the repurchase. For a description of the restrictions on the Association's ability to provide the Holding Company with funds through dividends or other distributions, see "Dividends" and "The Conversion - Restrictions on Repurchase of Stock."


                                    DIVIDENDS

         The Board of Directors of the Holding Company may consider a policy of paying cash dividends on the Common Stock. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors at its discretion. They will take into account the Holding Company's consolidated financial condition, the Association's regulatory capital requirements, including the fully phased-in capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. The Holding Company may also consider making a one time only special dividend or distribution (including a tax-free return of capital) provided that the Holding Company will take no steps toward making such a distribution for at least one year following the completion of the Conversion.

         It is not presently anticipated that the Holding Company will conduct significant operations independent of those of Gloversville Federal for some time following the Conversion. As such, the Holding Company does not expect to have any significant source of income other than earnings on the net proceeds from the Conversion retained by the Holding Company (which proceeds are currently estimated to range from $___ million to $___ million based on the minimum and the maximum of the Estimated Valuation Range, respectively) and dividends from Gloversville Federal, if any. Consequently, the ability of the Holding Company to pay cash dividends to its stockholders will be dependent upon such retained proceeds and earnings thereon, and upon the ability of Gloversville Federal to pay dividends to the Holding Company. See "Description of Capital Stock Holding Company Capital Stock - Dividends." Gloversville Federal, like all savings associations regulated by the OTS, is subject to certain restrictions on the payment of dividends based on its net income, its capital in excess of the regulatory capital requirements and the amount of regulatory capital required for the liquidation account to be established in connection with the Conversion. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association - Liquidation Rights" and "Regulation - Regulatory Capital Requirements" and

"- Limitations on Dividends and Other Capital Distributions." Earnings allocated to Gloversville Federal's "excess" bad debt reserves and deducted for federal income tax purposes cannot be used by Gloversville Federal to pay cash dividends to the Holding Company without adverse tax consequences. See "Regulation - Federal and State Taxation."


                             MARKET FOR COMMON STOCK

         The Holding Company has never issued capital stock to the public and, consequently, there is no existing market for the Common Stock. Following the completion of the Conversion, it is anticipated that the Common Stock will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. Capital Resources has indicated its intention to make a market in the Common Stock. If the Common Stock cannot be quoted and traded on the OTC Bulletin Board it is expected that transactions in the Common Stock will be reported in the pink sheets published by the National Quotation Bureau, Inc. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Capital Resources will not be subject to any obligation with respect to such efforts.

         There can be no assurance that an active or liquid trading market will develop for the Common Stock, or if a market develops, that it will continue. A public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time, which is not within the control of the Holding Company or any market maker. Accordingly, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price.

                                 PRO FORMA DATA

         The following table sets forth the historical net loss, equity and per share data of Gloversville Federal at and for the fiscal year ended September 30, 1997, and after giving effect to the Conversion, the pro forma net loss, capital stock and stockholders' equity and per share data of the Holding Company at and for the fiscal year ended September 30, 1997. The pro forma data has been computed on the assumptions that (i) the specified number of shares of Common Stock was sold at the beginning of the specified period and yielded net proceeds to the Holding Company as indicated, (ii) 50% of such net proceeds were retained by the Holding Company and the remainder were used to purchase all of the stock of Gloversville Federal, and (iii) such net proceeds, less the amount of the ESOP and RRP funding, were invested by the Association and Holding Company at the beginning of the period to yield a pre-tax return of 5.44% for the fiscal year ended September 30, 1997. The after-tax rate of return is 3.26% assuming a combined state and federal tax rate of 40%. The assumed return is based upon the market yield rate of one-year U.S. Government Treasury Securities as of September 30, 1997. The use of this current rate is viewed to be more relevant in the current interest rate environment than the use of an arithmetic average of the weighted average yield earned by the Association on its interest-earning assets and the weighted average rate paid on its deposits during such periods. Expenses (including the Capital Resources marketing fee) are estimated to be $508,200. The pro forma net loss amounts derived from the assumptions set forth herein should not be considered indicative of the actual results of operations of the Holding

Company that would have been attained for any period if the Conversion had been actually consummated at the beginning of such period, and the assumptions regarding investment yields should not be considered indicative of the actual yields expected to be achieved during any future period.

         The total number of shares to be issued in the Conversion may be increased or decreased significantly, or the price per share decreased, to reflect changes in market and financial conditions prior to the close of the Offering. However, if the aggregate Purchase Price of the Common Stock sold in the Conversion is below $4,250,000 (the minimum of the Estimated Valuation Range) or more than $6,612,500 (15% above the maximum of the Estimated Valuation Range), subscribers will be offered the opportunity to modify or cancel their subscriptions. See "The Conversion - Stock Pricing and Number of Shares to be Issued."

                                                                                At or For the Year Ended September 30, 1997
                                                                     ---------------------------------------------------------------
                                                                                                                       15% Above
                                                                         Minimum         Midpoint        Maximum        Maximum
                                                                         425,000         500,000         575,000        661,250
                                                                        Shares at       Shares at       Shares at      Shares at
                                                                        $10.00 per      $10.00 per      $10.00 per    $10.00 per
                                                                          Share           Share           Share          Share
                                                                     -------------- --------------- --------------- ----------------
                                                                            (Dollars in Thousands, Except Share Amounts)
Gross proceeds................................................        $   4,250        $  5,000       $   5,750       $  6,613
Less offering expenses and commissions........................              508             508             508            508
 Estimated net conversion proceeds............................            3,742           4,492           5,242          6,105
Less ESOP shares..............................................             (340)           (400)           (460)          (529)
Less RRP shares...............................................             (170)           (200)           (230)          (265)
                                                                     ----------       ---------      ----------      ---------
 Estimated proceeds available for investment(1)...............         $  3,232        $  3,892       $   4,552       $  5,311
                                                                       ========        ========       =========       ========
Net Loss:
   Historical.................................................             (583)           (583)           (583)          (583)
Pro Forma Adjustments:
   Net earnings from proceeds(2)..............................              105             127             149            173
   ESOP(3)....................................................              (20)            (24)            (28)           (32)
   RRP(4).....................................................              (20)            (24)            (28)           (32)
                                                                    -----------       ---------     -----------    -----------
     Pro forma net loss(5)....................................        $    (518)       $   (504)      $    (490)    $     (474)
                                                                      =========        ========       =========     ==========
Net Loss Per Share:
    Historical(6).............................................        $   (1.48)       $  (1.26)       $  (1.10)     $   (0.95)
Pro forma Adjustments:
    Net earnings from proceeds................................             0.27            0.27            0.28           0.28
    ESOP(3)...................................................            (0.05)          (0.05)          (0.05)         (0.05)
    RRP(4)....................................................            (0.05)          (0.05)          (0.05)         (0.05)
                                                                     ----------       ---------      ----------     ----------
      Pro forma net loss per share(4).........................        $   (1.31)      $   (1.09)      $   (0.92)     $   (0.77)
                                                                      =========       =========       =========      =========
           Number of shares using SOP 93-6(3).................          392,700         462,000         531,300        610,995
Stockholders' Equity (Book Value)(7):
  Historical..................................................        $   3,280       $   3,280       $   3,280      $   3,280
Pro Forma Per Share Adjustments:
  Estimated net Conversion proceeds...........................            3,742           4,492           5,242          6,105
  Less common stock acquired by:
   ESOP(3)....................................................             (340)           (400)           (460)          (529)
   RRP(4).....................................................             (170)           (200)           (230)          (265)
                                                                     ----------      ----------      ----------     ----------
       Pro forma book value(4)................................        $   6,512       $   7,172        $  7,832      $   8,591
                                                                      =========       =========        ========      =========
Stockholders' Equity (Book Value)(7):
Per Share(6):
  Historical..................................................             7.72            6.56            5.70           4.96
Pro Forma Per Share Adjustments:
  Estimated net Conversion proceeds...........................             8.80            8.98            9.12           9.23
 Less common stock acquired by:
   ESOP(3)....................................................            (0.80)          (0.80)          (0.80)         (0.80)
   RRP(4).....................................................            (0.40)          (0.40)          (0.40)         (0.40)
                                                                         ------          ------      ----------    -----------
       Pro forma book value per share(5)......................            15.32           14.34           13.62          12.99
                                                                         ======           =====       =========    ===========
Offering Price per share as a percentage of Pro Forma
   Stockholders' equity per share.............................            65.27%          69.74%          73.42%         76.98%
                                                                         ======          ======       =========     ==========
Offering price per share as a percentage of Pro Forma net
   loss per share.............................................            (7.63)%         (9.17)         (10.87)        (12.99)
                                                                         ======          ======       =========     ==========
Number of shares..............................................          425,000         500,000         575,000        661,250

(1) Reflects a reduction to net proceeds for the cost of the ESOP and the RRP (which is subject to shareholder ratification) which it is assumed will be funded from the net proceeds retained by the Holding Company.

(2) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock in the Conversion. For purposes of calculating pro forma net income, proceeds attributable to purchases by the ESOP and RRP, which purchases are to be funded by the Holding Company and the Association, have been deducted from net proceeds.

(3) It is assumed that 8% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP from the net proceeds from the Conversion retained by the Holding Company. The Association intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. The Association's payment of the ESOP debt is based upon equal installments of principal and interest over a ten-year period. However, assuming the Holding Company makes the ESOP loan, interest income earned by the Holding Company on the ESOP debt will offset the interest paid by the Association. Accordingly, only the principal payments on the ESOP debt are recorded as an expense (tax-effected) to the Holding Company on a consolidated basis. The amount of ESOP debt is reflected as a reduction of stockholders' equity. In the event that the ESOP were to receive a loan from an independent third party, both ESOP expense and earnings on the proceeds retained by the Holding Company would be expected to increase.

(4) Adjustments to both book value and net earnings have been made to give effect to the proposed open market purchase (based upon an assumed purchase price of $10.00 per share) following Conversion by the RRP (subject to stockholder ratification of such plan) of an amount of shares equal to 4% of the shares of Common Stock sold in the Conversion for the benefit of certain directors, officers and employees. Funds used by the RRP to purchase the shares will be contributed to the RRP by the Holding Company if the RRP is ratified by stockholders following the Conversion. Therefore, this funding is assumed to reduce the proceeds available for reinvestment. For financial accounting purposes, the amount of the contribution will be recorded as a compensation expense (although not an actual expenditure of funds) over the period of vesting. These grants are scheduled to vest in equal annual installments over the five years following stockholder ratification of the RRP. However, all unvested grants will be forfeited in the case of recipients who fail to maintain continuous service with the Holding Company or its subsidiaries. In the event the RRP is unable to purchase a sufficient number of shares of Common Stock to fund the RRP, the RRP may issue authorized but unissued shares of Common Stock from the Holding Company to fund the remaining balance. In the event the RRP is funded by the issuance of authorized but unissued shares in an amount equal to 4% of the shares sold in the Conversion, the interests of existing stockholders would be diluted by approximately 3.8%.

     In the event that the RRP is funded through authorized but unissued shares, for the year ended September 30, 1997, pro forma net income per share would be $(1.25), $(1.03), $(0.87) and $(0.72), respectively, and pro forma stockholders' equity per share would be $15.12, $14.18, $13.48 and $12.88, respectively, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range.

(5) No effect has been given to the shares to be reserved for issuance under the proposed Stock Option Plan which is expected to be adopted by the Holding Company following the Conversion, subject to stockholder approval. In the event the Stock Option Plan is funded by the issuance of authorized but unissued shares in an amount equal to 10% of the shares sold in the Conversion, at $10.00 per share and all options are vested and exercised immediately, the interests of existing stockholders would be diluted as follows: pro forma net income per share for the year ended September 30, 1997 would be $(1.17), $(0.96), $(0.81) and $(0.67), respectively, and pro forma stockholders' equity per share would be $14.84, $13.95, $13.30 and $12.72 , respectively, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. In the alternative, the Holding Company may purchase shares in the open market to fund the Stock Option Plan following stockholder approval of such plan. To the extent, the entire 10% of the shares to be reserved for issuance under the Stock Option Plan were funded through open market purchases at the Purchase Price of $10.00 per share, proceeds available for reinvestment would be reduced by $425,000, $500,000, $575,000 and $661,250 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. See "Management - Benefit Plans - Stock Option and Incentive Plan."

(6) Historical pro forma per share amounts have been computed as if the shares of Common Stock indicated had been outstanding at the beginning of the periods or on the dates shown, but without any adjustment of historical net income or historical equity to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion as described above. All ESOP shares have been considered outstanding for purposes of computing book value per share. Pro forma share amounts have been computed by dividing the pro forma net income or stockholders' equity (book value) by the number of shares indicated as outstanding under SOP 93-6.

(7) "Book value" represents the difference between the stated amounts of the Association's assets and liabilities computed in accordance with generally accepted accounting principles. The amounts shown do not reflect the effect of the Liquidation Account which will be established for the benefit of Eligible and Supplemental Eligible Account Holders in the Conversion, or the federal income tax consequences of the restoration to income of the Association's special bad debt reserves for income tax purposes which would be required in the unlikely event of liquidation. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association" and "Regulation - Federal and State Taxation." The amounts shown for book value do not represent fair market values or amounts, if any, distributable to stockholders in the unlikely event of liquidation.

                      PRO FORMA REGULATORY CAPITAL ANALYSIS

   At September 30, 1997, the Association would have exceeded each of the OTS capital requirements on both a current and a fully phased-in basis. Set forth below is a summary of the Association's compliance with the OTS capital standards as of September 30, 1997 based on historical capital and also assuming that the indicated number of shares were sold as of such date using the assumptions contained under the caption "Pro Forma Data."

                                                                        Pro Forma at September 30, 1997
                                               -------------------------------------------------------------------------------------
                                                                                                                661,750 Shares
                                                  425,000 Shares      500,000 Shares       575,000 Shares         15% above
                               Historical            Minimum             Midpoint             Maximum              Maximum
                           ------------------- ------------------- -------------------- -------------------- -----------------------
                             Amount   Percent    Amount   Percent    Amount    Percent    Amount    Percent    Amount    Percent
                           --------- --------- --------- --------- --------- ---------- --------- ---------- --------- -------------
                                                               (Dollars in Thousands)
GAAP Capital(2)...........   $3,301     5.41%    $5,923     9.23%    $6,480     10.00%    $6,490     10.00%    $6,502     10.00%
                             ======     ====     ======     ====     ======     =====     ======     =====     ======     =====
Tangible Capital(3):
  Capital level...........   $3,301     5.41%    $5,923     9.23%    $6,480     10.00%    $6,490     10.00%    $6,502     10.00%
  Requirement.............      915     1.50        962     1.50        972      1.50        974      1.50        975      1.50
                           --------     ----    -------     ----    -------    ------   --------    ------               ------
  Excess..................   $2,386     3.91%    $4,961     7.73%    $5,508      8.50%    $5,516      8.50%    $5,527      8.50%
                             ======     ====     ======     ====     ======      ====     ======    ======     ======    ======
Core Capital(3):
  Capital level...........   $3,301     5.41%    $5,923     9.23%    $6,480     10.00%    $6,490     10.00%    $6,502     10.00%
  Requirement(4)..........    1,830     3.00      1,924     3.00      1,944      3.00      1,947      3.00      1,950      3.00
                            -------     ----     ------     ----     ------    ------    -------    ------    -------    ------
  Excess..................   $1,471     2.41%    $3,999     6.23%    $4,536      7.00%    $4,543      7.00%    $4,552      7.00%
                             ======     ====     ======     ====     ======    ======     ======    ======     ======    ======
Risk-Based Capital(3):
  Capital level(5)........   $3,788    10.01%    $6,410    16.66%    $6,966     18.05%    $6,976     18.07%    $6,988     18.09%
  Requirement(1)..........    3,027     8.00      3,077     8.00      3,088      8.00      3,089      8.00      3,091      8.00
                             ------   ------     ------   ------      -----    ------    -------    ------    -------    ------
  Excess..................  $   761     2.01%    $3,333     8.66%    $3,878     10.05%    $3,887     10.07%    $3,897     10.09%
                            =======   ======     ======   ======     ======     =====     ======     =====     ======     =====

(1) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weight, such as short-term interest-bearing deposits.

(2) Total retained earnings as calculated under generally accepted accounting principles ("GAAP"). Assumes that the Association receives 50% of the net proceeds or such amount as will give the Association, upon completion of the transaction, a capital to assets ratio of 10% when possible, offset in part, by the aggregate Purchase Price of Common Stock acquired at a price of $10.00 per share by the ESOP in the Conversion and the RRP (assuming stockholder ratification of such plan following completion of the Conversion).

(3) Tangible and core capital figures are determined as a percentage of adjusted total assets; risk-based capital figures are determined as a percentage of risk-weighted assets. Unrealized gains and losses on debt securities available for sale are excluded from tangible, core and risk-based capital.

(4) In April 1991, the OTS proposed a core capital requirement for savings associations comparable to the requirement for national banks that became effective on November 30, 1990. This proposed core capital ratio is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness ("CAMEL" rating), with a 4% to 5% core capital requirement for all other thrifts. See "Regulation - Regulatory Capital Requirements."

(5) Includes $486,000 of the allowance for loan losses which qualifies as supplementary capital. See "Regulation - Regulatory Capital Requirements."

                                 CAPITALIZATION

          Set forth below is the capitalization, including deposits, of Gloversville Federal as of September 30, 1997, and the pro forma capitalization of the Holding Company at the minimum, the midpoint, the maximum and 15% above the maximum of the Estimated Valuation Range, after giving effect to the Conversion and based on other assumptions set forth in the table and under the caption "Pro Forma Data."

                                                                            Holding Company - Pro Forma Based
                                                                              Upon Sale at $10.00 per share
                                                                ---------------------------------------------------------
                                                                                                             Maximum
                                                   Actual, As of    Minimum      Midpoint      Maximum     as adjusted
                                                   September 30,    425,000      500,000       575,000       661,250
                                                       1997          Shares       Shares        Shares        Shares
                                                --------------- ------------- ------------ -------------- ---------------
                                                                     (In Thousands, Except Share Amounts)
Deposits(1).................................          $56,117       $56,117      $56,117       $56,117       $56,117
Borrowings..................................            1,300         1,300        1,300         1,300         1,300
                                                    ---------     ---------    ---------     ---------     ---------
    Total deposits and borrowed funds.......          $57,417       $57,417      $57,417       $57,417       $57,417
                                                      =======       =======      =======       =======       =======

Stockholders' Equity:
  Common Stock ($0.01 par value)
   5,000,000 shares authorized; shares to be
   Issued as reflected(2)...................               --             4            5             6             7
  Additional paid-in capital................               --         3,738        4,487         5,236         6,098
  Retained earnings, substantially
  restricted(3).............................            3,301         3,301        3,301         3,301         3,301
  Net unrealized loss on securities available
     for sale...............................              (21)          (21)         (21)          (21)          (21)
Preferred Stock.............................
Less:
  Common Stock acquired by ESOP(4)..........               --          (340)        (400)         (460)         (529)
  Common Stock acquired by RRP(4)...........               --          (170)        (200)         (230)         (265)
                                                  -----------      --------    ---------     ---------     ---------
    Total Stockholders' Equity..............          $ 3,280       $ 6,512      $ 7,172       $ 7,832       $ 8,591
                                                      =======       =======      =======       =======       =======

(1) No effect has been given to withdrawals from deposit accounts for the purpose of purchasing Common Stock in the Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2) Does not reflect the shares of Common Stock that may be reserved for issuance pursuant to the Stock Option Plan.

(3) See "Dividends" and "Regulation - Limitations on Dividends and Other Capital Distributions" regarding restrictions on future dividend payments and "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association" regarding the liquidation account to be established upon Conversion.

(4) Assumes that 8% of the shares sold in the Conversion will be purchased by the ESOP. The funds used to acquire the ESOP shares will be borrowed from the Holding Company. The Association intends to make contributions to the ESOP sufficient to service and ultimately retire the ESOP's debt over a ten-year period. Also assumes that an amount of shares equal to 4% of the amount of shares sold in the Conversion will be acquired by the RRP, following shareholder ratification of such plan after completion of the Conversion. In the event that the RRP is funded by the issuance of authorized but unissued shares in an amount equal to 4% of the shares sold in the Conversion, the interest of existing stockholders would be diluted by approximately 3.8%. The amount to be borrowed by the ESOP and the Common Stock acquired by the RRP is reflected as a reduction of stockholders' equity. See "Management - Benefit Plans - Employee Stock Ownership Plan" and "- Recognition and Retention Plan."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion and analysis should be read in conjunction with the Association's financial statements and related notes and with the statistical information and financial data included in this document.

          When used in this document, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties-including, changes in economic conditions in the Association's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Association's market area, and competition that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Association wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Association wishes to advise readers that the factors listed above could affect the Association's financial performance and could cause the Association's actual results for future periods to materially differ from any opinions or statements expressed with respect to future periods in any current statements.

          The Association does not undertake- and specifically disclaims any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

General

          The Company has only recently been formed and, accordingly, has no results of operations at this time. Therefore, the following discussion principally reflects the operations of the Association. The Association's results of operations are predominantly dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets, primarily loans and securities available for sale, and the interest expense on its interest-bearing liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also significantly influenced by the level of non-interest expenses, such as employee compensation and benefits, non-interest income, such as fees and service charges, and the Association's provision for loan losses.

          The Association operates as a community-oriented financial institution, obtaining deposits from its local community and investing those deposits principally in residential one-to-four-family mortgage loans, and, to a lesser extent, multi-family and commercial real estate, commercial business, home equity and other loans. In addition, the Association invests excess funds not used for loan originations in securities issued by the United States government or its agencies, and mortgage backed securities.

Asset/Liability Management

          The Association's net interest income is sensitive to changes in interest rates, as the rates paid on its interest-bearing liabilities generally change faster than the rates earned on its interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of decreasing interest rates.

          In managing its asset/liability mix, Gloversville Federal, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, often places more emphasis on managing short term net interest margin than on better matching the interest rate sensitivity of its assets and liabilities. Management believes that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates.

          The Board has taken a number of steps to manage the Association's vulnerability to changes in interest rates. First, in connection with the Association's decision to increase the Association's multi-family and commercial real estate and commercial business lending as well as its increased emphasis in home equity lending, the Association has increased its interest rate sensitive lending (which includes all loans which reprice in five years or less). The Association's interest rate sensitive loans have increased from none at September 30, 1993 to $15.4 million or 30.0% of the portfolio at September 30, 1997. Second, the Association has used community outreach, customer service and marketing efforts to acquire the proportion of its deposits consisting of money market and other transaction accounts. These deposits are believed to be less interest rate sensitive than other types of deposit accounts. The Association's money market and transaction accounts have increased from $23.9 million or 41.3% of deposits at September 30, 1995 to $28.1 million or 50.1% of deposits at September 30, 1997. Finally, the Association has focused a significant portion of its investment activities on securities with adjustable interest rates or terms of five years or less. At September 30, 1997, $3.6 million or 100% of the Association's mortgage-backed securities had adjustable interest rates or terms to maturity of five years or less and $2.0 million or 67.0% of the Association's other securities had adjustable interest rates or terms to maturity of five years or less based on their amortized cost.

          The asset and liability strategies are implemented by the Association's asset/liability management committee that meets periodically to determine the rates of interest for loans and deposits and consists of the President, the Executive Vice President, and the Vice President of Lending. Interest rates on loans in the short-term are primarily based on the interest rates offered by other financial institutions in the Association's market area as well as on the availability of funds. Rates on deposits in the short-term are primarily based on the Association's need for funds and on a review of rates offered by other financial institutions in the Association's market area. Ultimately, the customer plays a significant role in the establishment of both loan and deposit rates, as it is necessary to remain competitive in both loan and deposit markets in order to maintain or further expand the customer base.

          The Committee develops longer-term pricing strategies based on review of interest rate sensitivity reports produced quarterly. The Committee also monitors the impact of the interest rate risk and earnings consequences of such strategies for consistency with the Association's liquidity needs, growth, and capital adequacy. The Board of Directors receive and review the Association's estimated interest rate sensitivity report every quarter.

          In order to encourage savings associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. For various technical reasons, the OTS has delayed the effectiveness of the rule. Under the rule, the IRR component is measured in terms of the sensitivity of the net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. When the rule becomes effective, 50% of any resulting change in NPV as a percentage of the present value of total assets of more than 2% of the estimated present value of total assets ("PV") must be deducted from capital. If this rule had been in effect at September 30, 1997, the Association would have been required to deduct $44,000 from its capital in determining its risk-based capital.

          The following table presents the Association's NPV at September 30, 1997, as calculated by the OTS, based on quarterly information provided to the OTS by the Association.


                                     NPV
                     Estimated        to
   Assumed Change       NPV          PV of         Change       % Change
  in Interest Rates   Amount      Total Assets     in NPV         in NPV
----------------------------------------------------------------------------
  (Basis Points)
                  (In Thousands)

         +400        $2,762           4.62%       $(3,176)        (53.49)%
         +300         3,676           6.04%        (2,262)        (38.09)%
         +200         4,578           7.39%        (1,360)        (22.90)%
         +100         5,378           8.55%          (560)         (9.43)%
          ---         5,938           9.33%            --             --
         -100         6,179           9.65%           241           4.06%
         -200         6,441           9.99%           503           8.47%
         -300         6,802          10.46%           864          14.55%
         -400         7,388          11.23%         1,450          24.42%


          Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Association's assets and liabilities would perform as set forth above.

Financial Condition

          Comparison of Financial Condition at September 30, 1997 and September 30, 1996. Total assets were $61.0 million at both September 30, 1997 and 1996. A $724,000 or 60.5% increase in cash and cash equivalents and a $243,000 increase in other real estate owned, from September 30, 1996 to September 30, 1997, were offset by a decrease during these same periods in securities available for sale of $422,000 or 5.7%, a net decrease in premises and equipment of $255,000 or 14.2% and a decrease in prepaid expenses and other assets of $167,000 or 30.9%.

          While gross loans receivable increased by only $204,000, there were substantial changes in the composition of the loan portfolio. Residential one- to four-family loans declined by $3.4 million or 8.4% from September 30, 1996 to September 30, 1997. Multi-family and commercial real estate loans increased $3.3 million or 71.5% from September 30, 1996 to September 30, 1997. Construction loans declined $399,000 or 42.5%, and home equity loans increased by $511,000 or 17.8% from September 30, 1996 to September 30, 1997. Commercial business loans increased by $192,000 or 15.6% while other consumer loans decreased by $43,000 or 3.7%. The loan composition change reflected the Association's efforts to improve the yield earned on the loan portfolio and increase the percentage of adjustable rate loans in the loan portfolio. See "Business Lending Activities."

          Securities available for sale decreased primarily from principal payments received on mortgage-backed securities. There were no securities held to maturity at September 30, 1997 or 1996.

          Prepaid expenses and other assets decreased $167,000 or 30.9% primarily from tax refunds received and a decline in the Association's net deferred tax assets. Net premises and equipment decreased $255,000 or 14.2% through normal depreciation.

          Cash and cash equivalents increased $724,000 or 60.5% from $1.2 million at September 30, 1996 to $1.9 million at September 30, 1997 primarily as a result of a new requirement to maintain a $500,000 compensating balance at a correspondent bank.

          The Association's total deposits showed little change from September 30, 1996 to September 30, 1997, increasing by $401,000, or approximately 1.0%, to $56.1 million from $55.7 million. Within the various deposit classifications, from September 30, 1996 to September 30, 1997, time deposit increases of $1.0 million or 3.7%, and money market account increases of $558,000 or 5.4% were partially offset by a $1.1 million or 8.6% decrease in savings account balances.

          Borrowings increased from $300,000 at September 30, 1996 to $1.3 million at September 30, 1997. The increase in borrowings was the result of the Association taking advantage of alternative funding sources whose maturity and pricing were more closely aligned with the Association's funding needs.

          Accrued expenses and other liabilities declined by $875,000 or 72.9% from September 30, 1996 to September 30, 1997. Approximately $415,000 of the accrued expenses and other liabilities at September 30, 1996 was the special one-time assessment levied by the FDIC to recapitalize the Savings Association Insurance Fund ("SAIF") which was paid during fiscal year ended September 30, 1997. See Note 11 to the Financial Statements. In addition, $210,000 of the accrued expenses and other liabilities at September 30, 1996, which related to the Association's computer conversion and the newly constructed Gloversville office drive-thru, was also paid in fiscal 1997. Lastly, approximately $318,000 was expensed, of which $249,000 remained unpaid at September 30, 1996, for past due property taxes on collateral securing certain one- to four-family residential non-performing loans. These past due taxes were subsequently paid during the fiscal year ended September 30, 1997.

          The Association's equity decreased $510,000 or 13.5% from $3.8 million at September 30, 1996 to $3.3 million at September 30, 1997. The decrease was primarily the result of the

Association's net loss for fiscal 1997 offset by a reduction in the net unrealized loss on its portfolio of securities available for sale.

Comparison of Operating Results for the Years Ended September 30, 1997 and 1996.

          Net Loss. The Association's fiscal 1997 net loss of $583,000 was $453,000 or 43.8% less than the fiscal 1996 net loss of $1.0 million. The net loss for fiscal 1997 was reduced from fiscal 1996 primarily as a result of an increase of $141,000 or 6.1% in net-interest income, and a $652,000 or 21.9% reduction in other expenses consisting primarily of $415,000 related to the one-time SAIF assessment and $318,000 expense related to past due property taxes on certain non-performing one-to four-family residential loans, partially offset by a decrease in income tax benefit of $307,000 or 138%.

          Interest income. Interest and fees on loans increased by approximately $277,000 or 6.7% to $4.4 million for fiscal 1997, from $4.1 million for fiscal 1996. The increase for fiscal 1997 was largely the result of an increase of $2.1 million or 4.2% in the average balance of loans outstanding during fiscal 1997, to $51.3 million, as compared to $49.2 million in fiscal 1996. This increase was primarily in the area of multi-family and commercial real estate, home equity and commercial business loans offset by decreases in the average balance of residential one-to-four-family loans. At September 30, 1997, multi-family and commercial real estate, home equity and commercial business loans totaled $12.8 million as compared to $8.7 million at September 30, 1996. This increase reflects management's plan to diversify the loan portfolio, increase portfolio yield, and increase the amount of adjustable rate loans. Originated with various terms and repricing schedules, these loans generally provide reduced interest rate risk due to their shorter terms and provide higher yields compared to longer term, fixed rate residential one-to-four-family loans. However, multi-family and commercial real estate and commercial business loans generally have higher outstanding loan balances and increased credit risk relative to residential one-to-four-family loans. In addition to the increase in the average balance of loans, the yield earned on the average balance of loans receivable increased by 20 basis points to 8.59% in fiscal 1997 as compared to 1996 due in part to the higher yielding nature of multi-family and commercial real estate and commercial business loans. See "Business - Lending Activities."

          Interest income on securities available for sale decreased by $8,000 or 1.7%. There were no investment purchases or sales during fiscal 1997. Accordingly, the reduction in interest income on securities available for sale is solely attributable to reduced average balances as a result of principal repayments. The average balance decreased $427,000 or 5.5% during fiscal 1997.

          Interest income on interest-bearing deposits decreased $98,000 or 72.7% as a result of reduced average balances, coupled with lower contracted rates. Periodically in fiscal 1996, interest-bearing deposits were invested on a longer term basis, resulting in a higher yielding investment in 1996 as compared to 1997. Interest-bearing deposits were primarily invested on an overnight basis in fiscal 1997.

          The yield on the average balance of interest-earning assets was 8.21% and 7.98% for fiscal 1997 and 1996, respectively.

          Interest Expense. Interest expense of $2.4 million remained relatively consistent for the years ended September 30, 1997 and 1996, increasing only $30,000 or 1.3% in 1997. While total interest expense did not change dramatically from year to year, the components of interest expense reflected management's progress in increasing the level of lower costing money market accounts. While the amount of year-end deposits only increased $401,000, or 1.0%, the average balance of money market accounts increased $3.4 million or 46.5% to $10.7 million while the average balance of time deposits decreased $1.7 million or 5.4% to $28.7 million. The average cost on money market accounts was 4.09% in 1997 as compared to 3.39% in fiscal 1996, and the average cost of time deposits was 5.30% in fiscal 1997 versus 5.49% in fiscal 1996. Overall money market rates increased due to the introduction in 1996 of a tiered money market account with checking which proved popular with consumers but carried a somewhat higher cost than the Association's other money market products. The changes in the average balances of savings, demand, and NOW accounts and the related rates paid were not significant from fiscal 1996 to 1997.

          Interest expense on borrowings increased to $22,000 in fiscal 1997, as the average amount of borrowed funds increased from $6,000 for fiscal 1996 to $391,000 in fiscal 1997. Fiscal 1996 interest expense on borrowed funds was less than $1,000.

          The rate paid on the average balance of interest-bearing liabilities was 4.25% and 4.30% for fiscal 1997 and 1996, respectively.

          Net Interest Income. Net interest income increased by approximately $141,000 or 6.1% to $2.5 million for fiscal 1997 from $2.3 million for fiscal 1996. The average interest rate spread increased to 3.96% for fiscal 1997 from 3.68% for fiscal 1996. The increase in interest rate spread is primarily the result of an increase in higher yielding multi-family and commercial real estate loans and the repricing of home equity loans.

          Provision for Loan Losses. The Association continually monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio. The allowance is increased by the recording of a provision for loan losses, the amount of which depends on an analysis of the changing risks inherent in the Association's loan portfolio. The provision for loan losses increased $78,000 or 10.9% to $792,000 for fiscal year 1997 from $714,000 for fiscal year 1996. The increase in the amount of the provision for fiscal 1997 was based on management's evaluation of the inherent risk in the Association's loan portfolio; a $1.6 million or 71.4% increase in non-performing loans to $3.8 million at September 30, 1997 as compared to $2.2 million at September 30, 1996; significantly increased net loan charge offs amounting to $430,000 in fiscal 1997, $187,000 or 77.0% greater than in 1996; continued expansion of commercial business and multi-family and commercial real estate lending; the continued economic weakness in the Association's market area; declining real estate values collateralizing much of the Association's loan portfolio; as well as management's evaluation of the prospects in the Association's market areas.

          For a discussion of the factors considered by the Association in determining the provision for loan losses, see "Business - Delinquencies and Non-Performing Assets."

         Other Income. Other income increased by $46,000 or 42.0% to $155,000 during fiscal year 1997 from $109,000 for fiscal year 1996. This increase was primarily due to increases in fees and service charges of $22,000 or 18.4% as well as the inclusion in fiscal 1996 of a $15,000 loss on the writedown of premises and equipment.

          Other Expense. Other expenses decreased $652,000 or 21.9% to $2.3 million in fiscal year 1997 from $3.0 million in fiscal year 1996. Compensation and benefits expenses increased by $66,000 or 8.0% to $892,000 for fiscal year 1997 from $826,000 for fiscal year 1996. The increase in compensation and benefits expenses in fiscal year 1997 was primarily the result of the general cost of living and merit raises to Association employees, coupled with increased pension and health insurance expenses. Director's fees increased by $27,000 or 34.9% from $76,000 in fiscal year 1996 to $103,000 in fiscal year 1997, reflecting increased meeting frequency and an increase in per meeting fees. Other real estate expenses increased $46,000 or 170% to $73,000 reflecting increased costs associated with foreclosures and disposition of other real estate owned. See "Business Delinquencies and Non-Performing Assets."

          More than offsetting these increases were reductions in the special one-time FDIC assessment, federal deposit insurance premiums, advertising expenses and other operating expenses. In fiscal 1996 the Association accrued a special assessment to recapitalize the SAIF in the amount of $415,000. As a result of the recapitalization, the Federal deposit insurance premiums decreased in fiscal 1997 by $74,000 or 56.6 % to $57,000. Advertising expenses decreased in fiscal 1997 by $29,000 or 21.0% to $111,000. This decrease is due to the inclusion in fiscal 1996 of significant costs associated with the implementation of a new logo and brochures and initial use of television advertising which was not repeated in fiscal 1997. Occupancy expenses and equipment and data processing expenses were slightly greater in fiscal 1997 as compared to fiscal 1996 with increases of $13,000 or 5.9% and $9,000 or 2.9%, respectively.

          As of the end of fiscal 1996, the Association first became aware that, as of such date, a number of one- to four-family residential loans which were delinquent as to principal and interest were also delinquent as to the payment of property taxes. Because some of the related borrowers were unable or unwilling to pay promptly these taxes, the Association incurred approximately $318,000 in expenses for the purpose of paying such taxes in order to preserve its collateral interest in these loans, many of which were subsequently foreclosed upon. The decline in other expense in 1997 was based on the non-reoccurrence in 1997 of this expense.

          As a result of the above, during 1997, the Association performed an in depth review of all loans without a tax escrow requirement. This review indicated that a number of loans which were current as to principal and interest were delinquent as to the payment of property taxes. The Association contacted all of the borrowers on these loans. Where the borrowers promptly brought the real estate taxes current, no actions were taken with respect to the loan terms. However, where the borrowers were unable to promptly bring real estate taxes current, the Association restructured the loans or otherwise advanced additional funds (which advances were added to the loan principal) in order to pay the delinquent property taxes. As a result, all restructured or rewritten loans were classified as non-performing as of September 30, 1997. To date, all such loans have performed in accordance with their revised terms. See "Business - Lending Activities" and "- Delinquencies and Non-Performing Assets."

          Income Taxes. The provision for income taxes increased $307,000 from a fiscal year 1996 benefit of $222,000 to a fiscal year 1997 expense of $85,000. The increase in tax expense for fiscal year 1997 as compared to fiscal year 1996 was primarily the result of a $760,000 decrease in the loss before income taxes, coupled with a $25,000 increase in the change in the valuation allowance for deferred tax assets. In assessing whether the deferred tax assets will more likely than not be realized, the Association considers the historical level of taxable income, the time period over which the temporary differences are expected to reverse, as well as estimates of future taxable income. In 1997, as a result of the Association experiencing a second year of significant losses before taxes (loss before taxes of $498,000 and $1.3 million in fiscal 1997 and 1996, respectively), continued economic weakness in the Association's market area, including declining real estate values collateralizing much of the Association's loan portfolio, and reduced expectations of earnings in the future, as well as a reduction in the amount of historical taxes available for carryback in 1997, the Association increased its deferred tax valuation allowance by $274,000 to $625,000 at September 30, 1997. As of September 30, 1997, the net deferred tax asset is considered to be more likely than not realizable based upon the remaining amount of historical taxes available for carryback, amounting to approximately $50,000, the reversal of temporary taxable items and reliance on future taxable income amounting to approximately $175,000.

Comparison of Operating Results for the Years Ended September 30, 1996 and 1995.

          Net Income. The 1995 net income of $251,000 decreased by $1.3 million to a fiscal year 1996 net loss of $1.0 million. The net loss for fiscal year 1996 is primarily the result of a $585,000 increase in the provision for loan losses, the above referenced $415,000 one-time SAIF assessment, and the above mentioned expense of approximately $318,000 related to delinquent property taxes on property collateralizing certain non-performing loans. Additionally, fiscal 1995 included a $204,000 net gain on sales of securities and a $86,000 gain on the sale of premises and equipment.
There were no such gains in fiscal 1996.

          Interest Income. Interest and fees on loans increased by approximately $203,000 or 5.2% to $4.1 million for fiscal year 1996 from $3.9 million for fiscal year 1995. The increase for fiscal year 1996 was partially the result of an increase of $514,000 or 1.0% in the average balance of loans outstanding, to $49.2 million, as compared to $48.7 million in fiscal year 1995. This increase was primarily in the area of multi-family and commercial real estate loans. During fiscal year 1996 the Association continued to increase the multi-family and commercial real estate as well as commercial business portfolios. At September 30, 1996 multi-family and commercial real estate loans totaled $4.6 million as compared to $1.7 million at September 30, 1995 and commercial business loans grew to $1.2 million at September 30, 1996 compared to $1.1 at September 30, 1995. Offsetting these increases was a decrease in residential one-to-four-family loans. In addition to the increase in the average balance of loans, the yield earned on the average balance of loans receivable increased by 33 basis points to 8.39% in fiscal year 1996 as compared to 8.06% in fiscal year 1995 due in part to the higher yielding nature of multi-family and commercial real estate, home equity and commercial business loans.

          Interest income on securities available for sale decreased by $234,000 or 33.3% to $467,000 in fiscal year 1996 from $701,000 in fiscal year 1995. During fiscal year 1995, the Association sold securities with an amortized cost of approximately $13.4 million. Accordingly, the reduction in interest income is largely attributable to reduced average balances as a result of the fiscal year 1995 sales. The average balance in securities available for sale decreased $4.9 million or 38.5% from $12.6 million in fiscal 1995 to $7.8 million in fiscal year 1996. Interest income on interest-bearing time deposits decreased $53,000 or 28.0% primarily as a result of a $832,000 or 26.6% decrease in the average balance.

          The yield on the average balance of interest-earning assets was 7.98% and 7.47% for fiscal years 1996 and 1995, respectively.

          Interest Expense. Interest expense on deposits and borrowings decreased by approximately $111,000 or 4.4% to $2.4 million for fiscal year 1996 as compared to $2.5 million for fiscal year 1995. This decrease was primarily the result of a $5.5 million or 15.3% decrease in the average balance of time deposits, offset by an increase in the cost of time deposits in fiscal year 1996 because the cost of time deposit accounts maintained or acquired carried a higher rate than time deposits maturing. The average cost on time deposits was 5.49% in 1996 versus 5.01% in fiscal year 1995.

          The rate paid on the average balance of interest-bearing liabilities was 4.30% and 4.12%, for fiscal years 1996 and 1995, respectively.

          Net Interest Income. In fiscal 1996 net interest income increased from fiscal 1995 by approximately $28,000 or 1.2%, to $2.3 million. The average interest rate spread increased to 3.68% for fiscal year 1996 from 3.35% for fiscal year 1995. The increase in interest rate spread is primarily the result of an increase in higher yielding multi-family and commercial real estate loans, and a reduction in the average balance in of certain lower yielding securities available for sale offset by an increase in the rate on interest bearing liabilities.

          Provision for Loan Losses. The provision for loan losses increased $585,000 to $714,000 for fiscal year 1996 from $129,000 for fiscal year 1995.
The significant increase in the amount of the provision for fiscal year 1996 was based on management's evaluation of the inherent risk in the Association's loan portfolio, the continued expansion of commercial business and multi-family and commercial real estate lending, a 18.0% increase in net loan charge offs in fiscal 1996 compared to fiscal 1995, increased delinquencies, continued economic weakness in the Association's market area, declining real estate values collateralizing much of the Association's loan portfolio, and management's evaluation of the prospects in the Association's market areas. In addition, as noted above, the Association became aware that as of the end of fiscal 1996 a significant number of its non-performing residential one- to four- family loans were past due on the payment of property taxes collateralizing its loans. For a discussion of the factors considered by the Association in determining the provision for loan losses, see "Business - Delinquencies and Non-Performing Assets."

          Other Income. Other income decreased by $282,000 or 72.1% to $109,000 in fiscal year 1996 from $392,000 for fiscal year 1995. This decrease was primarily due to fiscal year 1995 including net gains on sales of securities available for sale of $204,000 and a gain on the sale of premises and equipment of $86,000.

         Other Expense. Other expenses increased $772,000 or 35.1% to $3.0 million in fiscal year 1996 from $2.2 million in fiscal year 1995. Compensation and benefits expenses decreased by

$42,000 or 4.8% to $826,000 for fiscal year 1996 from $868,000 for fiscal year 1995. The decrease in compensation and benefits expenses in fiscal year 1996 was the result of the fiscal year 1995 expense including an expense of approximately $64,000 related to the termination of the Association's defined benefit pension plan. Special one-time FDIC assessment increased $415,000 due to the previously mention SAIF recapitalization. Advertising expense increased $48,000 or 52.2% to $140,000 in fiscal year 1996 from $92,000 in fiscal year 1995 associated with the implementation of a new logo and brochures and initial use of television advertising in fiscal year 1996. Directors fees increased $34,000 or 82.3% from $42,000 in fiscal year 1995 to $76,000 in fiscal year 1996 due to increases in per meeting fees and meeting frequency. Other real estate expenses decreased $100,000 or 78.6% to $27,000 as fiscal year 1995 included several large Other Real Estate Owned ("OREO") writedowns. Occupancy expense increased $55,000 or 35.3% in fiscal 1996, which is the result of additional depreciation and expenses related to the Gloversville drive-thru. Equipment and data processing expenses increased $28,000 or 9.9% in fiscal 1996 as the result of additional costs incurred attributable to the Association's system conversion. As previously mentioned, included in the fiscal year 1996 other operating expenses was an expense of approximately $318,000 for delinquent property taxes on the property securing certain non-performing residential one-to-four-family loans. Accordingly, other operating expenses increased $346,000 or 71.1% in fiscal year 1996 from $487,000 in fiscal year 1995 to $833,000 in fiscal year 1996.

          Income Taxes. The provision for income taxes decreased $325,000 from a fiscal year 1995 expense of $102,000 to a fiscal year 1996 benefit of $222,000 which was primarily the result of a $1.6 million increase in the loss before income taxes, offset by a $248,000 increase in the valuation allowance for deferred tax assets. In 1996, as a result of experiencing a significant loss before taxes of $1.3 million, combined with the significant reduction in the amount of historical taxes available for carryback, the Association increased its deferred tax valuation allowance by $248,000 to $352,000. As of September 30, 1996, the net deferred tax asset is considered to be more likely than not realizable based upon the remaining amount of historical taxes available for carryback, amounting to $90,000, the reversal of temporary taxable items, and reliance on future taxable income amounting to approximately $380,000.

          The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the average loan amounts.

                                                                              Year Ended September 30,
                                                 -----------------------------------------------------------------------------------
                                                            1997                        1996                       1995
                                                 -------------------------- --------------------------- ----------------------------
                                                 Average  Interest           Average  Interest          Average   Interest
                                               Outstanding Earned/         Outstanding Earned/        Outstanding  Earned/
                                                 Balance   Paid  Yield/Rate  Balance    Paid Yield/Rate Balance     Paid  Yield/Rate
                                                 -------   ----  ----------  -------    ---- ---------- -------     ----  ----------
                                                                         (Dollars in Thousands)
Interest-earning assets:
  Loans receivable, net of deferred loan fees..  $51,303   $4,409    8.59%  $49,222     $4,132   8.39%  $48,708     $3,928    8.06%
  Securities at amortized cost ................    7,337      459    6.26     7,764        467   6.01    12,616        701    5.56
  Interest-earning deposits....................    1,113       37    3.32     2,298        134   5.83     3,130        187    5.97
                                                -------- --------          --------   --------         --------    -------
    Total earning assets.......................   59,753    4,905    8.21    59,284      4,733   7.98    64,454      4,816    7.47
                                                          -------                      -------                     -------
  Non-interest earning assets..................    1,954                      1,866                       2,158
                                                --------                   --------                    --------
    Total assets...............................  $61,707                    $61,150                     $66,612
                                                 =======                    =======                     =======

Interest-earning liabilities:
  Savings deposits.............................  $12,503      401    3.21   $13,724        433   3.16   $13,655        413    3.02
  Demand and NOW...............................    5,316       65    1.22     4,805         69   1.44     4,520         85    1.88
  MMDA.........................................   10,676      437    4.09     7,287        247   3.39     7,353        232    3.16
  Time deposits................................   28,704    1,522    5.30    30,358      1,667   5.49    35,848      1,797    5.01
  Borrowings...................................      391       22    5.63         6         --   5.56        --         --    --
                                               --------- --------          --------  ---------         --------   --------
    Total interest-bearing liabilities.........   57,590    2,447    4.25%   56,180      2,416   4.30%   61,376      2,527    4.12%
                                                          -------                      -------                     -------
  Non-interest-bearing liabilities.............      541                        306                         499
                                               ---------                   --------                    --------
    Total liabilities..........................   58,131                     56,486                      61,875
    Total equity...............................    3,576                      4,664                       4,737
                                               ---------                   --------                    --------
    Total liabilities and equity...............  $61,707                    $61,150                     $66,612
                                                 =======                    =======                     =======
Net interest/spread............................            $2,458    3.96%              $2,317   3.68%              $2,289    3.35%
                                                           ======    ====               ======   ====               ======    ====
Margin.........................................                      4.11%                       3.91%                        3.55%
                                                                     ====                        ====                         ====
Assets to liabilities..........................  103.76%                    105.53%                     105.01%
                                                 ======                     ======                      ======

          The following table presents the weighted average contractual yields earned on loans and securities, the combined weighted average yield on interest-earning assets, the weighted average rates paid on deposits and borrowings, the combined weighted average rate paid on interest-bearing liabilities and the resultant interest rate spreads at the date indicated.


                    Weighted Average Yields Earned/Rates Paid
                               September 30, 1997
--------------------------------------------------------------------------------

Weighted average yield on:
   Loans receivable, net of deferred fees..................           8.73%
   Securities at amortized cost............................           6.18
   Combined weighed average yield on interest-earning
       assets..............................................           8.43

Weighted average rate paid on:
   Savings ................................................           3.24
   Demand and NOW..........................................           1.35
   MMDA....................................................           4.03
   Time deposits...........................................           5.46
   Borrowings..............................................           5.80
   Combined weighted average rate paid
      on interest-bearing liabilities......................           4.24
                                                                      ----

Spread.....................................................           4.19%

          The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                      Year Ended September 30,             Year Ended September 30,
                                                           1997 vs. 1996                        1996 vs. 1995
                                             -------------------------------------- -----------------------------------
                                                        Increase            Total            Increase          Total
                                                       (Decrease)         Increase          (Decrease)        Increase
                                                         Due to          (Decrease)           Due to         (Decrease)
                                             ------------------------    ---------- -----------------------  ----------
                                                   Volume      Rate                    Volume      Rate
                                             ------------- ----------               ----------- -----------
                                                                     (Dollars in Thousands)
Interest-earning assets:
 Loans receivable, net of deferred loan fees       $ 178       $ 99         $277         $41        $163       $ 204
 Securities at amortized cost...............         (27)        19           (8)       (288)         54        (234)
Interest-bearing deposits...................         (44)       (53)         (97)        (50)         (3)        (53)
                                                   -----      -----        -----      ------      ------      ------
   Total interest-earning assets............         107         65          172        (297)        214         (83)
                                                   -----       ----         ----       -----        ----      ------

Interest-bearing liabilities:
  Savings deposits..........................         (39)         7          (32)          2          18          20
  Demand and NOW............................           7        (11)          (4)          5         (21)        (16)
  MMDA......................................         132         58          190          (2)         17          15
 Time Deposits..............................         (89)       (56)        (145)       (291)        161        (130)
 Borrowings.................................          22        ---           22         ---         ---         ---
                                                  ------      -----        -----     -------      ------     -------
   Total interest-bearing liabilities.......          33         (2)          31        (286)        175        (111)
                                                  ------      -----        -----       -----        ----       -----

Net interest income.........................      $   74       $ 67         $141        $(11)      $  39       $  28
                                                  ======       ====         ====        ====       =====       =====


Liquidity and Capital Funds

         The Association's primary sources of funds are deposits, principal and interest payments on loans and securities, and to a lesser extent, borrowings. While maturities and scheduled amortization of loans and securities provide an indication of the timing of the receipt of funds, other sources of funds such as loan prepayments and deposit inflows are less predictable due to the effects of changes in interest rates, economic conditions and competition.

         Liquidity may be adversely affected by the unexpected deposit outflows, higher interest rates paid by competitors and similar matters. Further, the disparity in insurance premiums as described herein could result in the Association losing deposits to BIF members that have lower cost of funds and therefore are able to pay higher rates of interest on deposits. See "Regulation." Management monitors projected liquidity needs and determines the level desirable, based in part on the Association's commitments to make loans and management's assessment of the Association's ability to generate funds.

         The primary investing activities of the Association are the origination of real estate and other loans and the purchase of securities. During the years ended September 30, 1997, 1996 and 1995, the Association's disbursements for loan originations totaled $8.9 million, $8.8 million and $10.2 million, respectively. The Association did not purchase any securities during the year ended September 30, 1997. For the years ended September 30, 1996 and 1995, purchases of securities totaled $4.6 million and $11.0 million, respectively. These activities were funded primarily by net deposit inflows, borrowings and principal repayments on loans and securities.

         For years ended September 30, 1997, 1996 and 1995, net deposit inflows (outflows) (including the effect of interest credited) were $401,000, ($2.2) million and ($6.8) million. The increase in fiscal 1997 reflects the net effect of a $1.1 million and $26,000 decline in savings and demand and NOW accounts, respectively, offset by increases of $558,000 and $1.0 million for money market accounts and time deposits, respectively. The decline in savings accounts is the result of a general increase in market interest rates which made passbook savings less attractive investment alternatives for the Association's customers. Conversely, the increased market interest rates made deposit products, such as money market accounts and shorter term time deposits, more attractive to the Association's customers. During fiscal 1996, the net decrease of $2.2 million in deposits was primarily driven by management's attempts to reduce the dependence of funding with time deposits. During fiscal 1996, time deposits declined $6.9 million while non-time deposits increased $4.8 million. The non-time deposit increase in fiscal 1996 was primarily the result of the introduction of new deposit products such as a tiered money market account. During fiscal 1995, deposit levels declined overall by $6.8 million. The decline was the result of efforts by management to price deposit products to reduce overall cost of funds.

         Short-term borrowings under repurchase agreements were $1.3 million at September 30, 1997. The repurchase agreements were entered into to provide a less expensive short-term funding source to meet immediate liquidity needs. There were no outstanding repurchase agreement balances at September 30, 1996 and 1995.

         The Association may borrow funds from the FHLB of New York subject to certain limitations. Based on the level of qualifying collateral available to secure advances at September 30, 1997, the Association's borrowing limit from the FHLB of New York was approximately $9.2 million, with no advances outstanding at that date. Proceeds from FHLB advances were $300,000 at September 30, 1996. There were no FHLB borrowings made in fiscal year 1995 (See note 7 of the financial statements.).

         The Association is required by OTS regulations to maintain an average daily balance of liquid assets as a percentage of net withdrawable deposit accounts plus short-term borrowings. The minimum required liquidity ratio is currently 4.0%. The liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10%. The Association's liquidity ratio at September 30, 1997 was 10.3%.

         The Association's most liquid assets are cash and cash equivalents, which include interest-bearing deposits and short-term highly liquid investments (such as federal funds) with original maturities of less than three months that are readily convertible to known amounts of cash. The level of these assets is dependent on the Association's operating, financing and investing activities during any given period. At September 30, 1997, 1996 and 1995, cash and cash equivalents totaled $1.9 million, $1.2 million and $3.2 million, respectively.

         The Association is required to maintain a compensating balance of $500,000 at one of its correspondent banks at September 30, 1997. There were no compensating balance requirements in prior fiscal years.

         At September 30, 1997, the Association had outstanding loan origination commitments, undisbursed construction loans in process and unadvanced lines of credit of $3.1 million. The Association anticipates that it will have sufficient funds available to meet its current loan origination and other commitments. Time deposits scheduled to mature in one year or less from September 30, 1997 totaled $23.3 million. Based on the Association's most recent experience and pricing strategy, management believes that a significant portion of such deposits will remain with the Association.

         The Association is subject to federal regulations that impose certain minimum capital requirements. At September 30, 1997, the Association had tangible and core capital of $3.3 million compared to required levels of $900,000 and $1.8 million, respectively. Total risk-based capital was $3.8 million compared to a required level of $3.0 million. See "Historical and Pro Forma Capital Compliance" for a discussion of the Association's compliance with OTS capital requirements.

Year 2000

         The Association is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

         Since the Association recently converted to a year 2000 compliant core system, the Association does not anticipate significant additional year 2000 costs. It is anticipated that any additional reprogramming efforts will be complete by December 31, 1998, allowing adequate time for testing. To date, confirmations have been received from the Company's primary processing vendors that plans are being developed to address processing of transactions in the year 2000.

Impact of Inflation and Changing Prices

         The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which generally require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Association is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of New Accounting Standards

         FASB Statement on Accounting for Mortgage Servicing Rights. In May, 1995, FASB issued SFAS No. 122, which became effective on a prospective basis, for fiscal years beginning after December 31, 1995. This Statement requires mortgage banking enterprises to recognize as separate assets rights to service mortgage loans, however those servicing rights are acquired. When mortgage loans, acquired either through a purchase transaction or by origination, are sold or securitized with servicing rights retained, an allocation of the total cost of the mortgage loans should be made between the mortgage servicing rights and the loans based upon their relative fair values. In Subsequent periods, all mortgage servicing rights capitalized must be periodically evaluated for impairment based on the fair value of those rights, and any impairments recognized through a valuation allowance. The impact of adopting this Statement was not material to the Association's financial statements. Effective January 1, 1997, this Statement was superseded by SFAS No. 125, which is discussed below.

         FASB Statement on Accounting for Stock Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB encouraged all entities to adopt the fair value based method, however it will allow entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue the use of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. The Association expects to utilize the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, the impact of adopting this Statement will not be material to the Association's financial statements.

         FASB Statement on Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, FASB issued SFAS No. 125, which became effective on a prospective basis for fiscal years beginning after December 31, 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 extends the "available for sale" and "trading" approach of SFAS No. 115 to non-security financial assets that can be contractually prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. In addition, SFAS No. 125 amends SFAS No. 115 to prevent a security from being classified as held to maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 are effective for financial assets held on or acquired after January 1, 1997. Effective January 1, 1997, SFAS No. 125 superseded SFAS No. 122, which is discussed above. The impact of adopting this Statement was not material to the Association's financial statements.

         In November 1993, the American Institute of Certified Public Accountants ("AICPA"), issued SOP 93-6 Employers' Accounting for Employee Stock Ownership Plans. SOP 93-6 addresses accounting for shares of stock issued to employees by an employee stock ownership plan. SOP 93-6 requires that the employer record compensation in an amount equal to the fair value of the shares committed to be released from the ESOP to employees. SOP 93-6 is effective for fiscal years beginning after December 15, 1993 and relates to shares purchased by an ESOP after December 31, 1992. Management has determined that, assuming the Common Stock appreciates over time, the adoption of SOP 93-6 will likely increase compensation expense relative to the ESOP, as compared with prior guidance that required recognition of compensation expense based on the cost of the shares acquired by the ESOP. The amount of any such increase, however, cannot be determined at this time because the expense will be based on the fair value of the shares committed to be released to employees, which amount is not determinable.

         FASB Statement on Earnings Per Share. In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share and applies to all entities with publicly held common stock or potential common stock. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Management does not believe that the impact of adopting this Statement will be material to the Association's financial statements.

         FASB Statement on Capital Structure. In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information About Capital Structure" which establishes standards for disclosure about a company's capital structure. In accordance with SFAS No. 129, companies will be required to provide in the financial statements a complete description of all aspects of their capital structure, including call and put features, redemption requirements and conversion options. The disclosure required by SFAS No. 129 are for financial statements for periods ending after December 15, 1997.

Management does not believe that the impact of adopting this Statement will be material to the Association's financial statements.

         FASB Statement on Comprehensive Income. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 states that comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. This statement is effective for fiscal years beginning after December 15, 1997. Management does not believe that the impact of adopting this Statement will be material to the Association's financial statements.

         FASB Statement on Segment Reporting In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for periods beginning after December 15, 1997. Management does not believe that the impact of adopting this Statement will be material to the Association's financial statements.


                                    BUSINESS

General

         As a community-oriented financial institution, Gloversville Federal seeks to serve the financial needs of the communities in its market area. Gloversville Federal's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily one- to four-family residential mortgage loans, and, to a lesser extent, multi-family and commercial real estate, commercial business, home equity and other loans in its market area. The Association also invests in mortgage-backed and other securities and other permissible investments. See "Risk Factors."

         The Association offers a variety of accounts having a range of interest rates and terms. The Association's deposits include passbook, statement savings, demand and NOW accounts, money market accounts and time deposit accounts with terms of six months to five years. The Association solicits deposits only in its primary market area.

Market Area

         The Association conducts business through its main office located at 52 North Main Street, Gloversville, New York and a branch office located at 295 Broadway, Saratoga Springs, New York. The Association's market area for deposits consists primarily of Fulton and Saratoga Counties. The Association's primary market area for lending activities consist of communities within Fulton and Saratoga Counties, as well as portions of Hamilton and Montgomery Counties, New York.

         Gloversville, New York is located in Fulton County approximately 50 miles northwest of Albany, New York. Gloversville and the surrounding communities include a population of low- and moderate-income neighborhoods. Gloversville has undergone significant economic hardships as the major leather industries that were once the focal point of industrial strength for the region have relocated to other parts of the world. Gloversville, with its neighboring city Johnstown, have recently experienced some revitalization as a number of manufacturing entities have opened plants in the area, capitalizing on the region's lower labor and operating costs. The housing in the Gloversville area consists mainly of one- to four-family residences within the city limits. Outside Gloversville, in the rural areas leading into the Adirondack Mountains, there are many nonconforming properties which are generally used as summer homes and camps. Real estate values in much of these areas have experienced a significant decline in recent years.

         Saratoga Springs, New York is located in Saratoga County approximately 30 miles north of Albany, New York. Saratoga Springs and the surrounding communities include a diverse population of low income neighborhoods, as well as middle class and more affluent neighborhoods. The housing market has been relatively strong in much of Saratoga County. This part of the Association's market also includes commercial areas supporting manufacturing, industrial and professional service companies.

Lending Activities

         General. Historically, the Association originated 30-year, fixed-rate mortgage loans secured by one- to four-family residences. In fiscal 1995, the Association began to diversify its portfolio by more actively originating multi-family and commercial real estate and commercial business loans. Currently, all loans originated by the Association are held as portfolio loans. At September 30, 1997, the Association's loans receivable, net, totaled $49.5 million. See "- Origination of Loans" and "Use of Proceeds."

         Under federal law, the aggregate amount of loans that the Association is permitted to make to any one borrower is generally limited to the greater of 15% of unimpaired capital and surplus (25% if the security for such loan has a "readily ascertainable" value or 30% for certain residential development loans) or $500,000. At September 30, 1997, based on the above, the Association's regulatory loans-to-one borrower limit was approximately $737,000. On the same date, the Association had no borrowers with outstanding balances in excess of this amount. As of September 30, 1997, the largest dollar amount outstanding or committed to be lent to one borrower, or group of related borrowers, related to a commercial real estate loan totaling $539,000 secured by a warehouse located in Saratoga County, and food preparation and related equipment used by the borrower. The Association's next largest loan as of September 30, 1997 totaled $527,000 and was secured by an office building located in Saratoga Springs, New York. At September 30, 1997, both of these loans were performing in accordance with their terms. The Association has obtained personal guarantees (or direct personal liability) from the principals in both these loans. As of the same date, there were 11 other multi-family and commercial real estate or commercial business loans with carrying values in excess of $300,000.

         The Association has incurred significant problems in recent years on its residential lending portfolio, in part due to inadequate loan underwriting and monitoring procedures and policies. In order to address these issues, the Board of Directors revised the Association's procedures and policies and hired new personnel to perform such functions. The Association has also undertaken a review of its residential loan portfolio in order to determine the full extent of the problems and is currently taking action to address and work out these problems. All of the Association's current lending is subject to its revised written underwriting standards and to loan origination procedures.

         Decisions on loan applications are made on the basis of detailed applications and property valuations (consistent with the Association's appraisal policy) by independent appraisers. Under the Association's loan policy, the individual processing an application is responsible for ensuring that all documentation is obtained prior to the submission of the application to a loan officer for approval. In addition, the loan officer verifies that the application meets the Association's underwriting guidelines described below. Also, each application file is reviewed to assure its accuracy and completeness.

         The President and the Vice President of Lending have been given lending authority, and their lending limit authority has been defined, by the Board of Directors of the Association. The lending authority limits are applied based on aggregate loan balances due the Association, including any pending loan requests. The approval of the Association's Board of Directors is required for any loans where aggregate borrowings of the subject entity or individual exceed $250,000. Loan Committee approval is required for all loans where the aggregate borrowings of the subject entity or individual exceed $150,000 but are less than $250,000. The Loan Committee includes the President and Chief Executive Officer, the Vice President of Lending, two outside Board members and two other Association officers.

         For multi-family and commercial real estate and commercial business loans, the President and Vice President of Lending each have the authority to approve secured loans of up to $100,000 and unsecured loans of up to $50,000. Joint approval by the President and Vice President of Lending is required for multi-family and commercial real estate and commercial business loans greater than $100,000 ($50,000 for unsecured loans) but not exceeding $150,000.

         The President or the Vice President of Lending have the authority to approve residential mortgages of up to $150,000. The President also has the authority to approve secured consumer loans up to $150,000 and unsecured consumer loans of up to $50,000. The Vice President of Lending has the authority to approve secured consumer loans of up to $50,000 and unsecured consumer loans of up to $10,000.

         The Association requires title insurance on its mortgage loans, as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. The Association also requires flood insurance to protect the property securing its interest when the property is located in a flood plain.

         Since May 1995, the Association has required escrow for property taxes, insurance and flood insurance (if required) on its one- to four-family mortgage loans and multi-family and commercial real estate loans.

         The following table shows the composition of the Association's loan portfolio by loan type at the dates indicated.

                                                                               September 30,
                                                  --------------------------------------------------------------------------
                                                            1997                    1996                      1995
                                                  ----------------------- ------------------------ -------------------------
                                                     Amount      Percent     Amount       Percent      Amount       Percent
                                                     ------      -------     ------       -------      ------       -------
                                                                           (Dollars in Thousands)
Real Estate Loans:
  One- to four-family.......................        $36,891       71.92%    $40,262        78.80%     $42,578        86.41%
  Multi-family and commercial...............          7,950       15.50       4,635         9.07        1,712         3.47
  One- to four-family construction..........            539        1.05         938         1.84          742         1.51
                                                    -------    --------    --------     --------     --------     --------
     Total real estate loans................         45,380       88.47      45,835        89.71       45,032        91.39
                                                     ------    --------      ------      -------       ------       ------
Other loans:
  Commercial business.......................          1,422        2.77       1,230         2.41        1,052         2.14
  Home equity...............................          3,379        6.59       2,869         5.62        2,265         4.60
  Other consumer............................          1,111        2.17       1,154         2.26          920         1.87
                                                    -------    --------    --------     --------    ---------     --------
     Total loans............................          5,912       11.53       5,253        10.29        4,237         8.61
                                                    -------     -------    --------      -------     --------     --------
    Gross loans                                      51,292      100.00%     51,088       100.00%      49,269       100.00%
                                                                 ======                   ======                    ======
Less:
  Net deferred loan fees....................           (153)                   (201)                     (251)
  Allowance for loan losses.................         (1,613)                 (1,251)                     (779)
                                                   --------                --------                  --------
    Total loans receivable, net.............        $49,526                 $49,636                   $48,239
                                                    =======                 =======                   =======

                                                   September 30,
                                 -----------------------------------------------
                                          1994                      1993
                                 ----------------------- -----------------------
                                   Amount       Percent      Amount      Percent
                                   ------       -------      ------      -------
                                               (Dollars in Thousands)
Real Estate Loans:
  One- to four-family............ $42,973        91.89%     $40,633       96.64%
  Multi-family and commercial....     878         1.88           --          --
  One- to four-family
    construction.................     701         1.50          139        0.33
                                 --------     --------    ---------    --------
     Total real estate loans.....  44,552        95.27       40,772       96.97
                                   ------      -------      -------     -------
Other loans:
  Commercial business............      --           --           --          --
  Home equity....................   1,352         2.89           --          --
  Other consumer.................     861         1.84        1,276        3.03
                                 --------     --------     --------    --------
     Total loans.................   2,213         4.73        1,276        3.03
                                  -------     --------     --------    --------
    Gross loans                    46,765       100.00%      42,048      100.00%
                                                ======                   ======
Less:
  Net deferred loan fees.........    (264)                     (277)
  Allowance for loan losses......    (856)                     (875)
                                 --------                  --------
    Total loans receivable, net.. $45,645                   $40,896
                                  =======                   =======

         The following table shows the composition of the Association's loan portfolio by fixed and adjustable-rate at the dates indicated.

                                                                              September 30,
                                            -----------------------------------------------------------------------------------
                                                        1997                      1996                          1995
                                            --------------------------- ------------------------ ------------------------------
                                                Amount        Percent      Amount       Percent         Amount         Percent
                                                ------        -------      ------       -------         ------         -------
                                                                        (Dollars in Thousands)
Fixed-Rate Loans:
Real estate:
  One- to four-family..................        $31,732         61.86%     $34,929        68.37%        $37,356          75.82%
  Multi-family and commercial..........          1,206          2.35          924         1.81           1,527           3.10
  One- to four-family construction.....            392          0.76          423         0.83             293           0.59
                                             ---------      --------    ---------     --------       ---------       --------
    Total real estate loans............         33,330         64.97       36,276        71.01          39,176          79.51
Commercial business....................            283          0.55           23         0.05              --             --
Home equity............................          1,244          2.43          645         1.26              14           0.03
Other consumer.........................          1,056          2.06        1,058         2.07             916           1.86
                                              --------      --------     --------     --------       ---------       --------
    Total fixed-rate loans.............         35,913         70.01       38,002        74.39          40,106          81.40
Adjustable-Rate Loans
Real estate:
  One-to four-family...................          5,159         10.06        5,333        10.44           5,222          10.60
  Multi-family and commercial..........          6,744         13.15        3,711         7.26           1,052           2.14
  One- to four-family construction.....            147          0.29          515         1.01             449           0.91
                                             ---------      --------    ---------     --------       ---------       --------
      Total real estate loans..........         12,050         23.50        9,559        18.71           6,723          13.65
Commercial business....................          1,139          2.22        1,207         2.36             185           0.38
Home equity............................          2,135          4.16        2,224         4.35           2,251           4.56
Other consumer.........................             55          0.11           96         0.19               4           0.01
                                            ----------      --------    ---------      -------      ----------      ---------
    Total adjustable rate loans                 15,379         29.99       13,086        25.61           9,163          18.60
    Gross loans                                 51,292        100.00%      51,088       100.00%         49,269         100.00%
                                                              ======                    ======                         ======
Less:
  Net deferred loan fees...............          (153)                       (201)                        (251)
  Allowance for loan losses............        (1,613)                     (1,251)                        (779)
                                             --------                   ---------                    ---------
     Total loans receivable, net.......        $49,526                    $49,636                      $48,239
                                               =======                    =======                      =======

                                                     September 30,
                                 -----------------------------------------------
                                            1994                     1993
                                 ------------------------- ---------------------
                                     Amount      Percent       Amount    Percent
                                     ------      -------       ------    -------
                                                (Dollars in Thousands)
Fixed-Rate Loans:
Real estate:
  One- to four-family............   $39,632       84.75%      $40,633     96.64%
  Multi-family and commercial....       878        1.88            --        --
  One- to four-family
    construction.................       485        1.04           139      0.33
                                 ----------    --------     ---------  --------
    Total real estate loans......    40,995       87.67        40,772     96.97
Commercial business..............        --          --            --        --
Home equity......................        --          --            --        --
Other consumer...................       861        1.84         1,276      3.03
                                  ---------    --------      --------  --------
    Total fixed-rate loans.......    41,856       89.51        42,048    100.00%
Adjustable-Rate Loans
Real estate:
  One-to four-family.............     3,341        7.14            --        --
  Multi-family and commercial....        --          --            --        --
  One- to four-family
    construction.................       216        0.46            --        --
                                  ---------    --------    ----------  --------
      Total real estate loans....     3,557        7.60            --        --
Commercial business..............        --          --            --        --
Home equity......................     1,352        2.89            --        --
Other consumer...................        --          --            --        --
                                 ----------   ---------    ----------  --------
    Total adjustable rate loans       4,909       10.49            --        --
    Gross loans                      46,765      100.00%       42,048    100.00%
                                                 ======                  ======
Less:
  Net deferred loan fees.........      (264)                     (277)
  Allowance for loan losses......      (856)                     (875)
                                  ---------                 ---------
     Total loans receivable, net.   $45,645                   $40,896
                                    =======                   =======

         The following schedule illustrates the interest rate sensitivity of the Association's loan portfolio at September 30, 1997. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contracts are due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                             Real Estate
                      --------------------------------------------------------------
                                               Multi-family        One- to four-family                            Home Equity and
                      One- to four-family     and Commercial          Construction       Commercial Business       Other Consumer
                      -------------------   -------------------   ------------------     -------------------     ------------------
      Due During                Weighted               Weighted             Weighted                Weighted               Weighted
     Years Ending                Average                Average              Average                 Average                Average
     September 30,      Amount     Rate      Amount       Rate     Amount      Rate      Amount        Rate       Amount      Rate
     -------------      ------     ----      ------       ----     ------      ----      ------        ----       ------      ----
                                                              (Dollars in Thousands)
1998................. $    710     8.59%  $      --         --       $539      8.34%    $   173        9.15%    $    184      7.88%
1999.................      732     7.18          --         --         --        --         367        9.76          127     10.26
2000.................      237     9.45          --         --         --        --          56       10.00          192     10.46
2001 to 2002.........    1,072     8.79          11       8.50         --        --          81       10.50          427      8.94
2003 to 2007.........    3,959     8.81       2,278       9.87         --        --         656        9.86          420      8.77
2008 to 2022.........   22,158     8.51       5,661       9.42         --        --          14       10.50        3,119      9.11
2023 and following...    8,023     8.09          --         --         --        --          75       10.16           21      7.23
                      --------            ---------               -------              --------                 --------
   Total.............  $36,891               $7,950                  $539                $1,422                   $4,490
                       =======               ======                  ====                ======                   ======


         The total amount of loans due after September 30, 1997 which have predetermined interest rates is $35.9 million while the total amount of loans due after such dates which have floating or adjustable interest rates is $15.4 million.

         One- to Four-Family Residential Real Estate Lending. The cornerstone of the Association's lending program has historically been the origination of loans secured by mortgages on owner-occupied one- to four-family residences. At September 30, 1997, $36.9 million, or 71.9%, of the Association's total loan portfolio consisted of mortgage loans secured by one- to four- family residences. Until recently, the Association focused its residential lending activities on fixed rate loans. with 30 year terms. Beginning in fiscal 1994, the Association began to originate adjustable rate loans. Substantially all of the Association's one- to four-family residential mortgage originations are secured by properties located in its market area. All mortgage loans currently originated by the Association are retained and serviced by it.

         The Association currently offers conventional fixed-rate mortgage loans with maturities up to 30 years. Interest rates and fees charged on these fixed-rate loans are established on a regular basis according to market conditions. The Association underwrites its fixed-rate one- to four-family loans in accordance with Federal Home Loan Mortgage Corporation ("FHLMC") and Federal National Mortgage Association ("FNMA") standards. As of September 30, 1997, the Association had $31.7 million of fixed rate loans secured by one- to four-family residential properties. During fiscal 1997, the Association began to accept fixed and adjustable rate Federal Home Authority ("FHA") guaranteed loan applications; however, at September 30, 1997, the Association had no FHA loans outstanding. See "- Originations of Loans."

         The Association also offers ARMs which carry interest rates which adjust annually at a margin (generally 275 basis points) over the yield on the One Year Average Monthly U.S. Treasury Constant Maturity Index ("one year CMT"). Such loans may carry terms to maturity of up to 30 years. The ARM loans currently offered by the Association provide for up to 200 basis point annual interest rate change cap and a lifetime cap generally 600 basis points over the initial rate. Initial interest rates offered on the Association's ARMs may be 100 to 350 basis points below the fully indexed rate, although borrowers are generally qualified at the fully indexed rate. As a result, the risk of default on these loans may increase as interest rates increase. In addition, the Association's ARMs typically do not adjust below the initial rate. At September 30, 1997, one- to four-family ARMs totaled $5.2 million or 10.1% of the Association's total loan portfolio.

         The Association also originates loans secured by non-conforming second homes and vacation homes. The rates charged for these loans are generally higher than that offered for conventional one-to four-family loans. Generally, the same underwriting criteria is used when evaluating applications made for mortgages on second homes and vacation homes as used for applications taken for mortgages on one- to four-family residences.

         Gloversville Federal will generally lend up to 97% of the lesser of the sales price or appraised value of the security property on owner occupied one- to four-family loans. For loans exceeding an 80% loan-to-value ratio, the Association requires private mortgage insurance in amounts intended to reduce the Association's exposure to 80% or less. Borrowers are required to purchase the mortgage insurance protection provided by the FHA for FHA mortgages where loan-to-value ratios exceed 80%. The maximum loan-to-value ratio for non-owner occupied one-to four-family residences is 75% (65% where there is a cash out refinancing). For mortgages on second homes and vacation homes, the loan-to-value ratio cannot exceed 80% for one-family residences and 75% for two- to four-family residences. Mortgages on non-owner occupied second homes and vacation homes cannot exceed 70% loan-to-value and non-owner occupied cash out refinances for non-conforming second homes and vacation homes cannot exceed 50% loan-to-value.

         In underwriting one- to four-family residential real estate loans, the Association currently evaluates the borrower's ability to make principal, interest, and escrow payments, and the value of the property that will secure the loan.

         Residential loans do not currently include prepayment penalties, are non-assumable and do not produce negative amortization. Although the Association currently originates mortgage loans only for its portfolio, the Association's loans are now generally underwritten according to secondary market standards.

         While the Association seeks to originate most of its one- to four-family residential loans in amounts which are less than or equal to the applicable FHLMC maximum, the Association may, on an exception basis, make one- to four-family residential loans in amounts in excess of such maximum.

         The  Association's   residential  mortgage  loans  customarily  include
due-on-sale clauses giving the Association the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage.

         Multi-family and Commercial Real Estate Lending. In order to increase the yield of its loan portfolio and to complement residential lending opportunities, since fiscal 1995, the Association has significantly increased its originations of permanent multi-family and commercial real estate loans secured by properties in its primary market area. At September 30, 1997, the Association had multi-family and commercial real estate loans totaling $8.0 million, or 15.5% of the Association's total loan portfolio. See Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset Liability Management."

         The   Association's   multi-family  and  commercial  real  estate  loan
portfolio includes loans secured by apartment buildings, office buildings, warehouses and other income producing properties located in its market area. In addition, at September 30, 1997, the Association had $891,000 of commercial construction loans.

         The Association's multi-family and commercial real estate loans generally carry a maximum term of 20 years and, more often than not, have interest rates which are fixed for three to five years and adjust periodically thereafter.

         The Association's multi-family and commercial real estate loans are generally made in amounts up to 75% of the lesser of the appraised value or the purchase price of the property, with a projected debt service coverage ratio generally of at least 120%. The Association's current multi-family and commercial real estate loan originations generally include operating covenants requiring the borrower to maintain specified debt coverage, liquidity and other ratios, although most multi-family and commercial real estate loans originated in prior years did not have such operating covenants, which could reduce the Association's leverage in the event of delinquency.

         Appraisals on properties securing multi-family and commercial real estate loans are performed by independent appraisers designated by the Association at the time the loan is made. All appraisals on multi-family and commercial real estate loans are reviewed by the Association's management. In addition, the Association's underwriting procedures require verification of the borrower's credit history, income and financial statements, banking relationships, references and income projections for the property. Where feasible, the Association seeks to obtain personal guarantees on these loans and key man life insurance on individuals critical to the success of the borrower's business.

         Set forth below is a summary of the Association's multi-family and commercial real estate loans which had an outstanding principal balance in excess of $300,000 at September 30, 1997.

   Date of        Collateral          Interest Rate       Maturity     Personal     Balance at
 Origination      Description             Terms             Date      Guarantee September 30, 1997   Status
 -----------      -----------             -----             ----      --------- ------------------   ------
July 1996     Warehouse located      Interest rate       July 2016       Yes       538,955       Current; $250,000 second lien on
              in Saratoga County.    adjusts every                                               same collateral.
                                     five years.

July 1996     Office building        Interest rate       July 2016       Yes       526,889       Current; new business commenced
              located in Saratoga    adjusts every                                               March 1997; building fully
              County.                year.                                                       occupied with assignment of leases
                                                                                                 to Association.

April 1997    Land located in        Interest rate      April 2017       Yes       448,848       Current; $760,000 mortgage on
              Albany County.         adjusts every                                               building subordinated to
                                     year.                                                       Association loan; direct
                                                                                                 assignment of monthly rental
                                                                                                 income, which is double amount
                                                                                                 required for debt service.

July 1995     Trooper barracks in    Interest rate       July 2010       Yes       438,625       Current; loan represents a
              Saratoga County        adjusts every                                               refinance of subject properties to
              and 12 unit            five years                                                  fund new venture which is not
              residential complex                                                                subject to the Association's lien.
              in Saratoga County

October 1996  Restaurant/marina      Interest rate     October 2008      Yes       432,179       Current; borrower prepaying
              located in Fulton      adjusts every                                               principle; exclusive location on
              County                 five years                                                  major lake.

June 1997     Warehouse/office       Fixed interest    Construction:     Yes       411,000       Current; SBA second mortgage
              located in Saratoga    during              June 1998                               anticipated to reduce Association's
              County and             construction;      Permanent:                               exposure $205,000 by the end of
              warehouse in           interest rate       June 2018                               March 1998.
              Albany county          adjusts every
                                     three years,
                                     thereafter

April 1996    3 story, 16 unit       Interest rate      April 2016       Yes       390,394       Current; "Of concern" due to
              apartment complex      adjusts every                                               inadequate cash flow by subject
              in Saratoga County     five years                                                  property.

May 1996      Newly renovated        Fixed Interest    Construction:     Yes       383,786       Current, "Of concern" due to
              takeout restaurant     during               May 1997                               collateral value concern and new
              in Saratoga County     construction,      Permanent:                               venture; SBA second mortgage
                                     interest rate        May 2017                               anticipated to reduce Association's
                                     adjusts every                                               exposure $160,000 by the end of
                                     year thereafter                                             March 1998.

January 1971  25+ residential        Interest rate      April 2003        No       363,200       Repaid in December 1997.
              rental units located   fixed
              in Saratoga County

April 1994    Three residential      Interest rate is   April 2009       Yes       339,922       Current; full occupancy at
              rental units located   fixed                                                       September 30, 1997.
              in Saratoga County

                                       59

         Multi-family and commercial real estate loans are generally believed to present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions (which are not particularly favorable in much of the Association's market areas) on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family and commercial real estate is dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. In addition, the Association's multi-family and commercial real estate and commercial business loans, particularly those originated when the Association first expanded this product line, may be subject to additional risks related to the Association's relative inexperience with this type of lending. While the Association has not experienced any significant losses on its multi-family and commercial real estate loans in recent years, this portfolio is relatively unseasoned and no assurance can be given that it will continue to perform as it has, especially based on the Association's intention to continue to emphasize growth in this portfolio in the future. As a result of the above as well as financial concerns with respect to the borrowers, the Association rated $1.1 million of its multi-family and commercial real estate loans as "of concern" as of September 30, 1997. See " - Market Area."

         One- to Four-Family Residential Construction Lending. The Association offers residential single family construction loans to persons who intend to occupy the property upon completion of construction. Upon completion of construction, these loans are automatically converted into permanent residential mortgage loans and are classified as such. The proceeds of the construction loan are advanced in stages on a percentage of completion basis as construction progresses. The loans generally provide for a construction period of not more than twelve months during which the borrower pays interest only. Loan terms and underwriting criteria for construction loans are consistent with those for one- to four-family residential mortgage loans. In recognition of the risks involved with such loans, the Association carefully monitors construction through regular inspections and the borrower must qualify for the permanent mortgage loan before the construction loan is made. At September 30, 1997, the Association had $539,000 in construction loans outstanding, or 1.1% of gross loans. There were no nonperforming construction loans at September 30, 1997.

         Construction lending is generally considered to involve a higher level of credit risk than permanent one- to four-family residential lending. The nature of these loans is such that they are more difficult to evaluate and monitor. The Association's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value upon completion of the project and the essential cost (including interest) of the project. If the cost estimate proves to be inaccurate, the Association may be required to advance funds beyond the amount originally committed in order to permit completion of the project.

         Commercial Business Lending. Subject to the restrictions contained in federal laws and regulations, the Association is authorized to make secured and unsecured commercial business loans. At September 30, 1997, $1.4 million, or 2.8%, of the Association's total loan portfolio consisted of commercial business loans. The Association has recently begun to emphasize commercial business lending to qualified individuals as part of its policy of servicing customers and consolidating banking relationships, and also to further its asset/liability management goals.

         The Association's commercial business loans are generally structured as short-term time notes and term loans. Time notes generally have terms of less than one year to accommodate seasonal peaks and valleys in the borrower's business cycle. Commercial business term loans generally have terms of ten years or less and, more often than not, have adjustable interest rates.

         The Association's commercial business loans generally are secured by equipment, machinery or other corporate assets including real estate and inventory. Like the multi-family and commercial real estate loans discussed above, the Association's current commercial business loan originations generally have covenants requiring the borrowers to maintain certain financial ratios, although many loans originated in past years do not have such covenants, which could reduce the Association's leverage in the event of a credit deterioration. In addition, the Association generally obtains personal guarantees from the principals of the borrower with respect to all commercial business loans. Generally, the Association's commercial business lending has been limited to borrowers headquartered, or doing business, in the Association's market area.

         Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself, which in turn may be dependent on the local economy, which is currently not performing at a high level. Further, the collateral securing the loans, if any, may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. In addition, commercial business lending generally requires substantially greater oversight efforts compared to residential real estate lending. At September 30, 1997, all commercial business loans were performing and none were rated "of concern."

         Set forth below is a description of the Association's only commercial business loan which had an outstanding principal balance in excess of $300,000 at September 30, 1997.

  Date of        Collateral         Interest Rate      Maturity      Personal       Balance at
Origination      Description            Terms            Date       Guarantee   September 30, 1997     Status
-----------      -----------            -----            ----       ---------   ------------------     ------
 May 1997     11 fully equipped    Interest adjusts    May 1998        Yes           $352,198       Current; insurance on vehicles
              1998 29-foot         daily based on                                                   with Association as beneficiary;
              Coachman             established                                                      quarterly inspections performed
              Pathfinder RVs       index                                                            on collateral by Association

         Consumer Lending. Management believes that offering consumer loan products helps to expand the Association's customer base and to create stronger ties to its existing customer base. In addition, because consumer loans generally have shorter terms to maturity and carry higher rates of interest than do residential mortgage loans, they can be valuable asset/liability management tools. The Association originates a variety of different types of consumer loans, including home equity loans and lines of credit, automobile and deposit account loans for household and personal purposes. The Association has focused its recent consumer lending activities on home equity lending. At September 30, 1997 consumer loans totaled $4.4 million or 8.7% of total loans outstanding.

         Consumer loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower. The Association's consumer loans are made with fixed or adjustable interest rates, with terms of up to 25 years.

         The Association has offered home equity loans since fiscal year 1994. Home equity loans are secured by second mortgages on one- to four-family owner-occupied residences. The Association's home equity loans are written so that the total commitment amount, when combined with the balance of the first mortgage lien, may not exceed 80% of the appraised value of the property or $50,000. These loans are written with fixed terms of up to 15 years and carry fixed interest rates. Home equity lines of credit ("HELOCS") are written so that the total commitment amount, when combined with the balance of the first mortgage lien, may not exceed 80% of the appraised value of the property, with a maximum of $100,000. HELOCs are written for terms up to 25 years (with the first 5 year period requiring only interest payments and the last 20 year period being fully amortized) and carry a prime-based floating rate of interest after the first year. At September 30, 1997, the Association's home equity loans and HELOCS totaled $3.4 million, or 6.6% of the Association's total loan portfolio.

         The Association also makes short-term, fixed-rate and adjustable-rate consumer loans either unsecured or secured by savings and time accounts, automobiles, or other consumer assets. These loans generally have an average term of not more than five years and have interest rates higher than mortgage loans. The shorter terms to maturity are helpful in managing the Association's interest rate risk.

         The underwriting standards employed by the Association for consumer loans include a determination of the applicant's payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount. Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Originations of Loans

         The lending activities of the Association are subject to written, non-discriminatory, underwriting standards and loan origination procedures established by the Association's Board of Directors and management. Loan originations come from a number of sources. Residential loan originations can be attributed to depositors, retail customers, telephone inquiries, advertising, the efforts of the Association's loan officers and referrals from other borrowers, real estate brokers and builders. The Association originates loans through its own efforts and does not compensate mortgage brokers, mortgage bankers or other loan finders. However the
Association frequently obtains multi-family, commercial real estate and commercial business loans through commercial loan brokers paid by the borrower. Beginning with fiscal 1998, an Association employee will be assigned the sole task of originating residential mortgages and home equity loans.

         All loans held in portfolio at September 30, 1997 were originated by the Association. The Association does not purchase whole loans. There have been no loan sales made by the Association, and it is the Association's intention that all loans originated be held in portfolio.

         While the Association originates both fixed and adjustable rate loans, its ability to originate loans is dependent upon the relative customer demand for loans in its market. Demand is affected by the local economy and the interest rate environment. From time to time, in order to supplement loan demand in the Association's market area, the Association has acquired mortgage-backed securities which are held in the "available for sale" portfolio. See "-
Investment Activities -Mortgage-Backed Securities" and Note 2 of the Notes to Financial Statements.

         The following table shows the loan origination and repayment activities of the Association for the periods indicated.

                                                                                     Year Ended September 30,
                                                                        -------------------------------------------------
                                                                             1997               1996               1995
                                                                             ----               ----               ----
                                                                                    (In Thousands)
Originations by type:
Fixed rate:
  Real estate:    One- to four-family.........................             $1,577             $2,140             $1,900
                  Multi-family and commercial.................                978                955                923
                  One- to four-family construction............                683                428                447
  Non-real estate:Commercial business.........................                436                 76                218
                  Home equity.................................                215                865                 14
                  Other consumer..............................                348                449                257
                                                                          -------            -------          ---------
                  Total fixed rate............................              4,237              4,913              3,759
                                                                           ------             ------           --------

Adjustable rate:
  Real estate:    One- to four-family.........................                 24                243              2,409
                  Multi-family and commercial.................              3,115              1,795                112
                  One- to four-family construction............                 40                125                527
  Non-real estate: Commercial business........................                456              1,078              1,493
                  Home equity.................................                773                530              1,906
                  Other consumer..............................                206                 97                  4
                                                                          -------           --------        -----------
                  Total adjustable rate.......................              4,614              3,868              6,451
                                                                           ------             ------           --------
                  Total loans originated......................              8,851              8,781             10,210

Principal repayments..........................................             (7,670)            (6,173)            (7,315)
Decrease in other terms, net..................................               (977)              (552)              (391)
                                                                          -------            -------          ---------
                  Net increase................................            $   204             $2,056            $ 2,504
                                                                          =======             ======            =======

Delinquencies and Non-Performing Assets

         Delinquency Procedures. When a borrower fails to make a required payment on a loan, the Association attempts to cause the deficiency to be cured by contacting the borrower. Late notices are generally sent when a payment on a residential or consumer loan is more than 15 days past due and a late charge is generally assessed at that time. For multi-family and commercial real estate loans and commercial business loans, the Association sends a late notice on the 11th day after payment is due and a late fee is assessed at that time. For residential and consumer loans, the Association's asset review officer attempts to contact personally any borrower who is more than 30 days past due. For multi-family and commercial real estate loans and commercial business loans, the Vice President of Lending telephones the borrower when payment is 15 days delinquent. For all loans past due 60 days or more principal and interest, and, beginning in July 1997, for all loans where the borrower is delinquent in the payment of real estate taxes regardless of payment status, the asset review officer or the Vice President of Lending contacts the borrower on a regular basis to seek to cure the delinquency. If a loan becomes past due 90 days, the Association refers the matter to an attorney, who first seeks to obtain payment without litigation and, if unsuccessful, generally commences a foreclosure action and other appropriate legal action to collect the loan. The Association also seeks to recover any shortfall by pursuing the borrower on the note. A foreclosure action, if the default is not cured, typically leads to a judicial sale of the mortgaged real estate. The judicial sale is normally delayed if the borrower files a bankruptcy petition because the foreclosure action cannot be continued unless the Association first obtains relief from the automatic stay provided by the Bankruptcy Code.

         If the Association acquires the mortgaged property at foreclosure sale or accepts a voluntary deed in lieu of foreclosure, the acquired property is then classified as OREO until it is sold. When OREO is acquired, the property is recorded at the lower of cost (defined as fair value of the foreclosed property at initial foreclosure) or fair value of the asset acquired less estimated costs to sell the property. The shortfall (if any) between the fair value of the property and the carrying value of the loan is charged to the allowance for loan losses. The Association also seeks to recover any shortfall by pursuing the borrower on the note. Thereafter, changes in the value of the OREO are taken as current expenses.

         The Association is permitted to finance sales of OREO by "loans to facilitate," which may involve a lower down payment or a longer repayment term or other more favorable features than generally would be granted under the
Association's underwriting guidelines. At September 30, 1997, there was one "loan to facilitate" outstanding for $128,000 which was classified as substandard and non-accruing at September 30, 1997, as the new borrower was more than 90 days delinquent as to payments. The "loan to facilitate" was originated in December 1993 and has been classified as substandard since that time.

         It is the Association's policy to discontinue accruing interest on a loan when it becomes 90 days or more delinquent, regardless of the collateral supporting the loan or sooner if management believes it is prudent to do so. Once the accrual of interest is discontinued, the Association generally records interest as and when received until the loan is restored to accruing status. The loan generally remains on nonaccrual until such time that the borrower has repaid all delinquency and has maintained the loan in a current status for at least three consecutive months, provided management concludes that full payment of principal and interest is reasonably assured in the future.

         The following table sets forth the Association's loan delinquencies as to principal and interest payments by type, by number, amount and by percentage of type at September 30, 1997.

                                                        Loans Delinquencies at September 30, 1997
                                   -------------------------------------------------------------------------------------------------
                                          60-89 Days                   90 Days and Over             Total Delinquent Loans
                                   -------------------------- --------------------------------- ------------------------------------
                                                      % of                              % of                              % of
                                    Number  Amount  Category     Number     Amount    Category    Number     Amount     Category
                                    ------  ------  --------     ------     ------    --------    ------     ------     --------
                                                                    (Dollars in Thousands)
Real Estate:
One- to four-family...............     5     $215      0.58%       17        $993       2.69%       22      $1,208        3.27
Multi-family and commercial.......    --       --        --        --          --         --        --          --          --
One- to four-family construction..    --       --        --        --          --         --        --          --          --

Other:
Commercial business...............    --       --        --        --          --         --        --          --          --
Home equity                           --       --        --         2          54       1.60         2          54        1.60
Other consumer....................     2       18      1.63        --          --         --         2          18        1.63
                                    ----    -----                ----       -----     ------      ----     -------

  Total...........................     7     $233      0.45%       19      $1,047       2.04%       26      $1,280        2.49%
                                      ==     ====                  ==      ======                   ==      ======


         Classification of Assets. Federal regulations require that each savings institution classify its own assets on a regular basis. In addition, in connection with examinations of savings institutions, OTS and FDIC examiners have authority to identify problem assets and, if appropriate, require them to be classified. The Association classifies all of its loans monthly based on delinquency status. Multi-family and commercial real estate and commercial business loans are reviewed annually regardless of delinquency status. There are three classifications for problem assets: Substandard, Doubtful and Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the Association will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified Loss is considered uncollectible and of such little value that continuance as an asset on the balance sheet of the institution is not warranted. Assets classified as Substandard or Doubtful require the institution to establish prudent general allowances for loan losses. If an asset or portion thereof is classified as a loss, the institution charges off such amount against the loan loss allowance. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS. As of September 30, 1997, the Association had $2.6 million of loans secured by one-to four-family residential property classified as substandard. At that time, the Association also had $1.1 million of loans secured by one- to four-family residential properties and $1.1 million of loans secured by commercial real estate classified as "special mention." As of the same date, the Association had no assets classified as doubtful or loss.

         Non-Performing Assets. The table below sets forth the amounts and categories of Association's non-performing assets. Foreclosed assets include assets acquired in settlement of loans.

                                                                               September 30,
                                                 -----------------------------------------------------------------------------
                                                        1997           1996            1995           1994            1993
                                                        ----           ----            ----           ----            ----
Non-accruing loans:
  One- to four-family.......................          $3,730(1)      $2,212          $2,576         $3,438          $2,034
  Home equity...............................              63             --              --             --              --
  Other consumer............................              --             --               5             80              69
                                                  ----------      ---------       ---------      ---------        --------
       Total non-performing loans(2)........           3,793          2,212           2,581          3,518           2,103

Foreclosed assets:
   One- to four-family......................             313             70             182            334             507
                                                    --------      ---------        --------       --------        --------
Total non-performing assets.................          $4,106         $2,282          $2,763         $3,852          $2,610
                                                      ======         ======          ======         ======          ======

Total non-performing assets as a
  percentage of total assets................            6.73%          3.74%           4.38%          5.53%           4.22%
                                                       =====           ====            ====           ====            ====

(1) Includes $2.7 million of restructured or rewritten loans as to which real estate taxes were previously delinquent but which were not otherwise delinquent.

(2) There are no loans past due greater than 90 days and accruing interest or restructured loans accruing interest.

         For the year ended September 30, 1997 gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $343,000. The amount that was included in interest income on such loans was $304,000.

         At September 30, 1997, the Association's non-performing loans portfolio consisted of 78 loans secured by one- to four-family residences located in the Association's market area which totaled $3.8 million. Four of these loans were secured solely by second mortgages while the remaining 74 loans were secured, at a minimum, by a first mortgage on the collateral. At September 30, 1997, there were seven one- to four-family properties held as OREO with a net carrying value of $313,000. All of these OREO properties were either sold or under contract for sale by December 31, 1997 without material loss.

         As indicated under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Operating Results for the Years Ended September 30, 1997 and 1996 - Other Expense," as of the end of fiscal 1996, the Association discovered that the real estate taxes were delinquent on a number of its delinquent one- to four-family residential loans. Since all such loans were already classified as non-performing, this information did not result in a change in non-performing assets. However, in fiscal 1997, the Association noted delinquent real estate taxes on a number of loans which were not previously classified as non-performing. The Association contacted all of the borrowers of such loans and, in cases where the taxes were not promptly paid by the borrower, advanced funds for the payment of the taxes and rewrote such loans to add the advanced funds to the loan principal and to include tax escrow provisions. Such rewritten loans were classified as troubled debt structurings where deemed appropriate based on the financial position of the borrower. As of September 30, 1997, the Association's troubled debt restructurings were $1.6 million and the other loans rewritten for delinquent taxes were $1.1 million. While all such loans were classified as non-performing at September 30, 1997, none were 90 days or more delinquent as of such date. Since these loans were written at market interest rates, it is anticipated that, provided that these loans continue to perform in accordance with their new terms, they will become performing loans in fiscal 1998, generally after one year of performance. All current originations by the Association provide for tax escrows.

         Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of September 30, 1997, there were $1.1 million of other loans, all of which were multi-family and commercial real estate or commercial business loans, with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. While none of these loans were 60 days or more delinquent as of the date hereof, weak or negative cash flows, failure to attain budgeted income projections or declines in collateral values have been the primary reasons which have caused the Association to monitor such loans more carefully. Set forth below is a description of each of the Association's loans of concern at September 30, 1997 which had a net book value in excess of $300,000.

         Apartment Loan, Saratoga Springs. This Loan represents a $390,000 commercial real estate loan made to an S-Corp secured by a 3-story, 16 unit apartment complex. Although this loan has experienced no delinquency since originated in April 1996, the Association has classified it as "of concern" because of its declining cash flow. The loan is guaranteed by the S-Corp's principal shareholder.

         Takeout Restaurant, Saragota County. This $384,000 loan, originated in September 1997, is classified as "of concern" due to concerns regarding sales projections, collateral value and the start-up nature of the business. The borrower paid 15% of the cost of renovations made to the takeout restaurant directly from personal funds, and there is a $160,000 SBA second mortgage commitment, the proceeds of which will reduce the Association's exposure, to be funded the first quarter of calendar year 1998. The loan is current at September 30, 1997.

         Other loans of concern at September 30, 1997 consisted of two multi-family and commercial real estate loans totaling $318,000. All the other loans of concern were current at September 30, 1997 but were classified because of lower than expected debt service coverage. The Association's loans of concern have been considered by management in conjunction with the analysis of the adequacy of the allowance for loan losses.

Allowance for Loan Losses

         The allowance for loan losses is established through a provision for loan losses charged to earnings based on the Association's evaluation of the risk inherent in its entire loan portfolio. Such evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured, considers the market value of the underlying collateral, growth and composition of the loan portfolio, delinquency trends, adverse situations that may affect the borrower's ability to repay, prevailing and projected economic conditions and other factors that warrant recognition in providing for an adequate allowance for loan losses.

         While the Association believes that it uses the best information available to determine the allowance for loan losses, unforeseen economic and market conditions could result in adjustments to the allowance for loan losses, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination. Management believes its allowance for loan losses is adequate at September 30, 1997; however, future adjustments could be necessary and net income could be adversely affected if circumstances differ substantially from the assumptions used in the determination of allowance for loan losses.

         The following table sets forth an analysis of the Association's allowance for loan losses.

                                                                                  Years Ended September 30,
                                                              ---------------------------------------------------------------------
                                                                  1997          1996         1995          1994          1993
                                                                  ----          ----         ----          ----          ----
                                                                                       (Dollars in Thousands)
Balance at beginning of period.......................           $1,251        $  779        $ 856        $  875         $ 258
Charge-offs:
  One- to four-family................................             (417)         (218)        (160)         (115)         (199)
  Commercial business................................               (7)           (4)          --            --            --
  Home equity........................................              (10)           --           --            --            --
  Other consumer.....................................              (32)          (32)         (50)         (142)          (70)
                                                               -------       -------       ------        ------        ------
    Total charge-offs................................             (466)         (254)        (210)         (257)         (269)
                                                                ------        ------        -----        ------         -----

Recoveries:
  One- to four-family................................               21             3            1            13            34
  Other consumer.....................................               15             9            3            14             9
                                                                ------     ---------       ------        ------        ------
     Total recoveries................................               36            12            4            27            43
                                                               -------      --------       ------        ------         -----

Net charge-offs......................................             (430)         (242)        (206)         (230)         (226)
Provisions charged to operations.....................              792           714          129           211           843
                                                               -------      --------        -----         -----         -----
Balance at end of period.............................           $1,613        $1,251         $779          $856          $875
                                                                ======        ======         ====          ====          ====
Ratio of net charge-offs during the period to
  average gross loans outstanding during the period..             0.84%         0.49%        0.42%         0.53%         0.52%
                                                                  ====          ====         ====          ====          ====
Ratio of net charge-offs during the period to
  average non-performing assets......................            13.46%         9.64%        6.23%         7.11%         7.16%
                                                                 =====          ====         ====          ====          ====
Ratio of allowance to gross loans outstanding at
  end of period......................................             3.14%         2.45%        1.58%         1.83%         2.08%
                                                                  ====          ====         ====          ====          ====
Allowance as a percentage of non-performing loans
  (end of period)....................................            42.53%        56.53%       30.20%        24.34%        41.63%
                                                                 =====         =====        =====         =====         =====

Allocation of the Allowance for Loan Losses

         The following table sets forth the allocation of the allowance for loan losses by category as prepared by the Association. This allocation is based on management's assessment as of a given point in time of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change. The allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs maybe taken, nor should it be taken as an indicator of future loss trends. The allocation of the allowance to each category does not restrict the use of the allowance to absorb losses in any category.

                                                                          September 30,
                            --------------------------------------------------------------------------------------------------------
                                            1997                               1996                             1995
                            ---------------------------------- --------------------------------- -----------------------------------
                                                      Percent                           Percent                            Percent
                                                     of loans                          of loans                           of loans
                                Amount      Loan      in Each      Amount      Loan     in Each      Amount     Loan       in Each
                               of loan     Amounts   Category     of loan    Amounts   Category     of loan    Amounts    Category
                                 loss        by      of Total       loss        by     of Total       loss       by       of Total
                              Allowance   Category     Loans     Allowance   Category    Loans     Allowance  Category      Loans
                            ------------ ---------- ---------- ----------- ----------- --------- ----------- ---------- ------------
                                                                        (In Thousands)
One- to four-family.........   $   932    $36,891      71.92%   $   770      $40,262     78.80%    $  592     $42,578       86.41%
Multi-family and commercial.       238      7,950      15.50         93        4,635      9.07         52       2,579        5.23
One- to four-family
  construction..............         3        539       1.05          4          938      1.84          3         742        1.51
Commercial business.........        43      1,422       2.77         27        1,230      2.41          4         185         .38
Home equity.................        36      3,379       6.59         19        2,869      5.62          9       2,265        4.60
Other consumer..............        87      1,111       2.17         84        1,154      2.26         72         920        1.87
Unallocated.................       274         --        ---        254           --        --         47          --          --
                              --------   --------   --------   --------     --------   -------    -------    --------   ---------
     Total..................    $1,613    $51,292     100.00%    $1,251      $51,088    100.00%     $ 779     $49,269      100.00%
                                ======    =======     ======     ======      =======    ======      =====     =======      ======

                                                              September 30,
                             -----------------------------------------------------------------------------
                                             1994                                   1993
                             -------------------------------------- --------------------------------------
                                                          Percent                               Percent
                                                         of loans                               of loans
                                 Amount      Loan         in Each      Amount       Loan        in Each
                                of loan     Amounts      Category     of loan      Amounts      Category
                                  loss        by         of Total       loss         by         of Total
                               Allowance   Category        Loans     Allowance    Category       Loans
                             ------------ ---------- -------------- ----------- ----------- --------------
                                                            (In Thousands)
One- to four-family.........     $706      $42,973         91.89%      $685       $40,633        96.64%
Multi-family and commercial.       18          878          1.88         --            --           --
One- to four-family
  construction..............        3          701          1.50          1           139          .33
Commercial business.........       --           --          2.89         --            --           --
Home equity.................        5        1,352           ---         --            --           --
Other consumer..............      108          861          1.84        101         1,276         3.03
Unallocated.................       16           --           ---         88            --           --
                               ------     --------      --------      -----     ---------      -------
     Total..................     $856      $46,765        100.00%      $875       $42,048       100.00%
                                 ====      =======        ======       ====       =======       ======

Investment Activities

         Generally, the investment policy of Gloversville Federal is to invest funds among categories of investments and maturities based upon the Association's asset/liability management policies, investment quality, loan and deposit volume, liquidity needs and performance objectives. The Association's securities must be classified into any of three categories: trading, held to maturity and available for sale. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value with unrealized gains and losses included in trading account activities in the statement of operations. Securities that Gloversville Federal has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are classified as available for sale. At September 30, 1997, Gloversville Federal had no securities which were classified as trading or held to maturity. Available for sale securities are reported at fair value with unrealized gains and losses included, on an after-tax basis, in a separate component of total equity. At September 30, 1997, all of the Association's mortgage-backed and other securities (totaling $7.0 million, including FHLB stock) were classified as available for sale.


         General. Gloversville Federal must maintain minimum levels of investments and other assets that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. At September 30, 1997, Gloversville Federal's liquidity ratio for regulatory purposes was 10.3%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management" and "- Liquidity and Capital Resources."

         The following table sets forth the composition of the Association's securities, and other earning assets at the dates indicated.

                                                                                  September 30,
                                             ---------------------------------------------------------------------------------------
                                                        1997                           1996                          1995
                                             ---------------------------- ----------------------------- ----------------------------
                                             Amortized            % of      Amortized           % of         Amortized       % of
                                                Cost             Total         Cost            Total            Cost        Total
                                                ----             -----         ----            -----            ----        -----
                                                                                           (Dollars in Thousands)
Securities held to maturity:
  U.S.  Government agency obligations...     $       --              --%    $       --             --%         $4,500       100.00%
                                             ----------      ----------     ----------      ---------          ------      -------
    Total securities held to maturity...             --              --             --             --           4,500       100.00
                                             ----------      ----------     ----------      ---------         -------      -------

Securities available for sale:
  US Government agency obligations......          2,998           42.50          2,998          39.43           3,696        72.00
                                                 ------         -------        -------       --------         -------     --------
  Mortgage-backed securities
     FNMA...............................            753           10.66            766          10.07              --           --
     FHLMC..............................          2,843           40.30          3,379          44.44             993        19.35
                                                 ------         -------        -------       --------        --------     --------
       Total mortgage-backed securities
          available for sale............          3,596           50.96          4,145          54.51             993        19.35
                                                 ------         -------        -------       --------        --------     --------

        FHLB Stock......................            461            6.54            461           6.06             444         8.65
                                                -------        --------       --------      ---------        --------    ---------
Total securities available for sale.....         $7,054          100.00%        $7,604         100.00%         $5,133       100.00%
                                                 ======          ======         ======         ======          ======      =======
Average remaining contractual life
of securities:                                        10.88 years                    12.03 years                   1.95 years
                                                      ===========                    ===========                   ==========
Other interest-earning assets:
  Term deposit with FHLB................  $          --              --    $        --             --     $     1,000        37.04
  Federal funds sold....................             --              --            100         100.00           1,700        62.96
                                         --------------    ------------   ------------    -----------    ------------   ----------
    Total...............................  $          --              --%   $       100         100.00%    $     2,700       100.00%
                                          =============    ============    ===========    ===========     ===========    =========

                                       73

         The following table sets forth the contractual maturities of the Association's securities (excluding FHLB stock) at September 30, 1997.

                                                                                 At September 30, 1997
                                                       ------------------------------------------------------------------------
                                                        Less Than     1 to 5     5 to 10        Over
                                                         1 Year       Years       Years       10 Years      Total Securities
                                                       ----------- ----------- ----------- ------------ -----------------------
                                                       Amortized    Amortized   Amortized    Amortized   Amortized      Market
                                                          Cost         Cost        Cost         Cost        Cost         Value
                                                          ----         ----        ----         ----        ----         -----
                                                                                     (In Thousands)
U.S. government agency obligations................         $ --       $2,000        $ --       $  998      $2,998       $2,994
Mortgage-backed securities........................          694          998          --        1,904       3,596        3,562
                                                          -----     --------        ----       ------      ------       ------
Total securities available for sale...............         $694       $2,998        $ --       $2,902      $6,594       $6,556
                                                           ====       ======        ====       ======      ======       ======
Weighted average yield............................         5.90%        5.93%         --%        6.65%       6.14%


         Mortgage-Backed Securities. In order to supplement its lending activities and achieve its asset/liability management goals, the Association from time to time invests in mortgage-backed securities. As of September 30, 1997, all of the mortgage-backed securities owned by the Association were issued, insured or guaranteed either directly or indirectly by a federal agency. However, it should be noted that, while a (direct or indirect) federal guarantee may indicate a high degree of protection against default, they do not indicate that the securities will be protected from declines in value based on changes in interest rates or prepayment speeds.

         The Association primarily invests in fixed rate mortgage-backed securities with lives of seven years or less and variable rate mortgage-backed securities with rate reset intervals not to exceed three years and average lives of seven years or less. The average lives of the Association's mortgage-backed securities are determined by reference to industry standard tables which take into account historical prepayments on mortgage loans with specified interest rates and terms to maturity. At September 30, 1997, the Association's mortgage-backed securities portfolio totaled $3.6 million. At September 30, 1997, all of the Association's mortgage-backed securities were issued or guaranteed by FHLMC or FNMA and all were pass- through securities. On such date, $1.7 million of the mortgage-backed securities had fixed interest rates with a weighted average rate of 5.79% and a weighted average life of 2.3 years. The remaining $1.9 million of mortgage-backed securities had adjustable rates with a weighted average rate of 6.33% and weighted average period to repricing of one year.

         Mortgage-backed securities generally have higher yields than investment securities because of the longer terms and the uncertainties associated with the timing of mortgage repayments. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings of the Association. However, these securities generally yield less than the loans that underlie them because of the cost of payment guarantees or credit enhancements that reduce credit risk. For information regarding the Association's mortgage-backed securities portfolio, see Note 2 of the Notes to the Financial Statements.

         To assess price volatility, the Federal Financial Institutions Examination Council ("FFIEC") adopted a policy in 1992 which requires an annual "stress" test of mortgage derivative securities. This policy, which has been adopted by the OTS, requires the Association to annually test its CMOs and other mortgage-related securities to determine whether they are high-risk or nonhigh-risk securities. Mortgage derivative products with an average life or price volatility in excess of a benchmark 30-year, mortgage-backed, pass-through security are considered high-risk mortgage securities. Under the policy, savings institutions may generally only invest in low-risk mortgage securities in order to reduce interest rate risk. In addition, all high-risk mortgage securities acquired after February 9, 1992 which are classified as high risk at the time of purchase must be carried in the institution's trading account or as securities available for sale. At September 30, 1997, none of the Association's mortgage-backed securities were classified as "high-risk."

         As  of  September  30,  1997,   the   Association   did  not  have  any
mortgage-backed securities of a single issuer in excess of 10% of retained earnings except for FNMA and FHLMC issues, amounting to $752,000 and $2.8 million, respectively.

         The following table shows mortgage-backed securities purchase, sale and repayment activities of the Association for the periods indicated.

                                               Years Ended September 30,
                                        ---------------------------------------
                                            1997         1996          1995
                                        ---------- ------------- --------------
                                                   (In Thousands)
Purchases:
  Adjustable-rate..................    $       --       $2,281     $      --
  Fixed-rate.......................            --        1,301           993
                                        ---------       ------        ------
     Total purchases...............            --        3,582           993

Sales:
  Adjustable-rate..................            --           --            --
  Fixed-rate.......................            --           --            --
                                        ---------     --------      --------
          Total sales..............            --           --            --

  Principal repayments.............          (551)        (431)           --
  Discount/premium
    Accretion/amortization.........             1            2            --
  Fair value net change............            67         (101)           --
                                          -------        -----      --------

         Net increase (decrease)...        $ (483)      $3,052          $993
                                            =====       ======          ====

         The Association will evaluate mortgage-backed securities purchases in the future based on its asset/liability objectives, market conditions and alternative investment opportunities.

         Investment Securities. Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

         In order to complement its lending and mortgage-backed securities investment activities and to increase its holdings of short and medium term assets, the Association invests in liquidity investments and in high-quality investments, such as U.S. Treasury and agency obligations. At September 30, 1997, the Association's securities portfolio totaled $3.0 million. At September 30, 1997, the Association did not own any investment securities of a single issuer which exceeded 10% of the Association's retained earnings, other than federal agency obligations. See Note 2 of the Notes to the Financial Statements for additional information regarding the Association's securities portfolio.

Sources of Funds

         General. The Association's primary source of funds are deposits. In addition, the Association derives funds for loans and investments from loan and security repayments and prepayments, from cash flows from operations and, to a lesser extent, from borrowings. Scheduled payments on loans and mortgage-backed and investment securities are a relatively stable source of funds, while savings inflows and outflows and loan and mortgage-backed and investment securities prepayments are significantly influenced by general interest rates and money market conditions. Borrowings are occasionally used to compensate for reductions in other sources of funds and to take advantage of lower funding costs that better match the Association's short-term needs.

         Deposits. The Association offers a variety of deposit programs to its customers, including money market deposit accounts, passbook and statement savings accounts, NOW accounts, checking accounts and time deposits. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The Association's deposits are obtained predominantly from its Fulton and Saratoga County market area. The Association relies primarily on customer service and long-standing relationships with customers to attract and retain deposits;
however, market interest rates and rates offered by competing financial institutions significantly affect the Association's ability to attract and retain deposits. The Association does not generally pay premium rates for time deposits in excess of $100,000, and for the last three years, the Association generally has not used brokers to obtain deposits.

         The Association prices its deposit offerings based upon market and competitive conditions in its market area. Since fiscal 1995, the Association has attempted to build core deposits by focusing its marketing efforts in money market accounts. During the same period, the Association introduced improved non-time deposit products, such as statement savings, tiered money market accounts with checking and commercial checking accounts. Finally, in an effort to reduce its cost of funds, over the same period of time, the Association has priced its time deposit accounts less aggressively.

         The following table indicates the amount of the Association's time deposit and other deposits by time remaining until maturity as of September 30, 1997.

                                                          Maturity
                                    ----------------------------------------------
                                                  Over         Over
                                    3 Months     3 to 6       6 to 12      Over
                                    or Less      Months       Months    12 Months     Total
                                    -------- ------------ ------------ ----------- ----------
                                                       (In Thousands)
Time deposits less than $100,00     $ 8,552      $3,761       $8,697      $4,512      $25,522
Time deposits $100,000 or more        1,753         432          100         208        2,493
                                    -------     -------     --------     -------     --------
   Total time deposits              $10,305      $4,193       $8,797      $4,720      $28,015
                                    =======      ======       ======      ======      =======

         The following table sets forth the deposit flows at the Association during the periods indicated.


                                        Year Ended September 30,
                              -------------------------------------------
                                    1997            1996            1995
                                    ----            ----            ----
                                       (Dollars In Thousands)
Opening balance............... $   55,716     $    57,866       $  64,703
Deposits......................    143,875         116,344          87,068
Withdrawals...................   (145,899)       (120,910)        (96,432)
Interest credited.............      2,425           2,416           2,527
                              -----------     -----------      ----------

  Ending balance.............. $   56,117     $    55,716       $  57,866
                               ==========       =========        ========

Net increase (decrease)....... $      401     $    (2,150)      $  (6,837)
                              ===========     ===========       =========

Percent increase (decrease)...       0.72%          (3.72)%        (10.57)%
                                     ====           =====          ======

         The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by the Association as of the dates indicated.

                                                                                     At September 30,
                                                            -------------------------------------------------------------------
                                                                     1997                  1996                    1995
                                                            --------------------- ---------------------- ----------------------
                                                                         Percent                Percent                 Percent
                                                             Amount     of Total    Amount     of Total      Amount    of Total
                                                             ------     --------    ------     --------      ------    --------
                                                                                   (Dollars in Thousands)
Transaction and savings accounts
--------------------------------
Passbook and statement savings .......................      $12,004       21.40%   $13,140       23.58%     $13,833      23.90%
Demand and NOW accounts ..............................        5,148        9.17      5,174        9.29        4,374       7.56
Money market accounts ................................       10,950       19.51     10,392       18.65        5,709       9.87
                                                            -------      ------    -------      ------      -------     ------
Total transaction and savings accounts ...............       28,102       50.08     28,706       51.52       23,916      41.33
                                                            -------      ------    -------      ------      -------     ------

Time Deposits
-------------
Under 4.00% ..........................................            3        0.01         --          --           48        0.08
4.00 - 4.99% .........................................        3,994        7.12     11,357       20.38        4,685        8.10
5.00 - 5.99% .........................................       21,942       39.10     11,101       19.92       18,923       32.70
6.00 - 6.99% .........................................        2,046        3.64      4,525        8.12       10,219       17.66
7.00 - 7.99% .........................................           --          --         --          --           50        0.09
8.00 - and over ......................................           30        0.05         27        0.05           25        0.04
                                                            -------      ------    -------      ------      -------      ------
Total time deposits ..................................       28,015       49.92     27,010       48.48       33,950       58.67
                                                            -------      ------    -------      ------      -------      ------

Total deposits .......................................      $56,117      100.00%   $55,716      100.00%     $57,866      100.00%
                                                            =======      ======    =======      ======      =======      ======

         The following table shows rate and maturity information for the Association's time deposits as of September 30, 1997.

                                  Under       4.00 -         5.00 -       6.00 -    7.00 -     8.00 -                  Percent
                                  4.00%       4.99%          5.99%        6.99%     7.99%      8.99%      Total       of Total
                                  -----       -----          -----        -----     -----      -----      -----       --------
                                                                         (Dollars in Thousands)
Time deposit accounts maturing
in quarter ending:
December 31, 1997............    $  --       $2,504       $  7,287     $   514       $--       $ --      $10,305        36.78%
March 31, 1998...............        3        1,485          2,278         427        --         --        4,193        14.97
June 30, 1998................       --            5          3,236         100        --         --        3,341        11.93
September 30, 1998...........       --           --          5,440          16        --         --        5,456        19.48
December 31, 1998............       --           --          1,180          92        --         --        1,272         4.54
March 31, 1999...............       --           --            882          --        --         --          882         3.15
June 30, 1999................       --           --            689          --        --         --          689         2.46
September 30, 1999...........       --           --            418          --        --         --          418         1.49
December 31, 1999............       --           --             44         247        --         --          291         1.04
March 31, 2000...............       --           --             84         142        --         --          226         0.81
June 30, 2000................       --           --             40         173        --         --          213         0.76
September 30, 2000...........       --           --             --         301        --         --          301         1.07
December 31, 2000............       --           --             85          34        --         --          119         0.42
Thereafter...................       --           --            279          --        --         30          309         1.10
                                ------   ----------      ---------  ----------      ----       ----   ----------     --------
    Total....................    $   3       $3,994        $21,942      $2,046       $--        $30      $28,015       100.00%
                                 =====       ======        =======      ======       ===        ===      =======       ======
    Percent of total.........     0.01%       14.26%         78.32%       7.30%       --%      0.11%      100.00%


         For   additional   information   regarding  the   composition   of  the
Association's deposits, see Note 6 of the Notes to the Financial Statements.

         Borrowings. Although deposits are the primary source of funds for the Association's lending and investment activities and for its general business purposes, the Association has occasionally relied upon borrowed funds or repurchase agreements to supplement them. The Association has borrowed funds, either through direct borrowings or through the sale of securities under agreements to repurchase, when the cost of borrowings was attractive when compared to the rate required to be paid on deposits plus the deposit insurance premium required to be paid. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital."

         The Association may borrow under a line of credit agreement with the FHLB of New York. FHLB advances typically are collateralized by all of the assets of the Association. There were no FHLB advances outstanding at September 30, 1997.

         Under an agreement with the Association's investment portfolio safekeeping agent, the Association may from time to time enter into security repurchase agreements brokered through such agent whereby the Association obtains funds from the sale of securities held in the securities portfolio with an agreement to repurchase the securities either the next day or a set number of days following the sale. Total borrowings represented by repurchase agreements at September 30, 1997 were $1.3 million. The Association undertook this borrowing in order to provide needed funds at a time when the Association did not want to increase the rates paid on time deposits to attract funds.

         The following table sets forth the maximum month-end balance and average balance of the Association's borrowings for the periods indicated.

                                                  Year Ended September 30,
                                           ------------------------------------
                                             1997          1996            1995
                                             ----          ----            ----
                                                     (In Thousands)
Maximum Balance:
FHLB borrowings........................   $   850      $    300        $     --
Securities sold under agreements
  to purchase..........................     1,300            --              --

Average Balance:
FHLB borrowings........................   $   273      $      6         $    --
Securities sold under agreements
   to repurchase.......................       118            --              --

         The following table sets forth the amount and rate of the Association's borrowings at the dates indicated.

                                                     September 30,
                                           ----------------------------------
                                              1997         1996        1995
                                              ----         ----        ----
                                                 (Dollars in Thousands)
FHLB borrowings.......................... $     --      $   300        $ --
Securities sold under agreements
to repurchase............................    1,300           --          --
                                            ------    ---------         ---
   Total borrowings......................   $1,300       $  300         $--
                                            ======       ======         ===

Weighted average interest rate of
  FHLB borrowings........................       --        5.88%          --
Weighted average interest rate of
   securities sold under agreements
   to repurchase.........................    5.80%           --          --


Subsidiary Activities

         As a federally chartered savings and loan association, Gloversville Federal is permitted by OTS regulations to invest up to 2% of its assets in the stock of, or loans to, service corporation subsidiaries, and may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes. In addition to investments in service corporations, federal institutions are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities which a federal savings association may engage in directly. At September 30, 1996, Gloversville Federal did not have any subsidiaries.

Competition

         Gloversville Federal faces strong competition both in originating real estate loans and in attracting deposits. Competition in originating loans comes primarily from commercial banks, credit unions, mortgage bankers and other savings institutions, which also make loans secured by real estate located in the Association's market area. Gloversville Federal competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers.

         Competition for those deposits is principally from commercial banks, credit unions, mutual funds, securities firms and other savings institutions located in the same communities. The ability of the Association to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk, convenient locations and other factors. The Association competes for these deposits by offering competitive rates, maintaining close ties with its local community, advertising and marketing programs, convenient business hours and a customer-oriented staff.

         The Association is subject to competition from other financial institutions which may have much greater financial and marketing resources. However, the Association believes that it benefits from its community orientation.

Employees

         At September 30, 1997, the Association had a total of 28 employees including 2 part-time employees. None of the Association's employees are represented by any collective bargaining agreement. Management considers its employee relations to be good.

Properties

         The following table sets forth information concerning the main office and the branch office of the Association at September 30, 1997. At September 30, 1997, the Association's premises had an aggregate net book value of approximately $839,000.


                                       Year       Owned or     Net Book Value at
    Location                         Acquired      Leased     September 30, 1997
--------------------------------------------------------------------------------
                                                                 (In Thousands)
Main Office:
52 North Main Street                   1962          own             593,000
Gloversville, New York 12078

Full Service Branch:
295 Broadway                           1983          own             246,000
Saratoga Springs, New York 12866


         The Association believes that its current facilities are adequate to meet the present and foreseeable future needs of the Association and the Holding Company.

         The Association's depositor and borrower customer files are maintained in-house. The net book value of the data processing and computer equipment utilized by the Association at September 30, 1997 was approximately $359,000.

Legal Proceedings

         From time to time,  Gloversville  Federal is involved as  plaintiff  or defendant in various legal proceedings arising in the normal course of its business. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these legal actions should not have a material effect on the Holding
Company's  and  Gloversville   Federal's   financial   position  or  results  of
operations.

                                   REGULATION

General

         Gloversville Federal is a federally chartered savings and loan association, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, Gloversville Federal is subject to broad federal regulation and oversight extending to all its operations. Gloversville Federal is a member of the FHLB of New York and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the savings and loan holding company of Gloversville Federal, the Holding Company also is subject to federal regulation and oversight. The purpose of the regulation of the Holding Company and other holding companies is to protect subsidiary savings associations. Gloversville Federal is a member of the Savings Association Insurance Fund ("SAIF") and the deposits of Gloversville Federal are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over Gloversville Federal.

         Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

Federal Regulation of Savings Associations

         The OTS has extensive authority over the operations of savings associations. As part of this authority, Gloversville Federal is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS. The last regular OTS examination of Gloversville Federal was as of February 1997. Under agency scheduling guidelines, it is likely that another examination will be initiated in the near future. When these examinations are conducted by the OTS, the examiners may require Gloversville Federal to provide for higher general or specific loan loss reserves. All savings associations are subject to a semi-annual assessment, based upon the savings association's total assets, to fund the operations of the OTS. Gloversville Federal's OTS assessment for the fiscal year ended September 30, 1997 was $16,000.

         The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including Gloversville Federal and the Holding Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

         In addition, the investment, lending and branching authority of Gloversville Federal is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the

OTS. Federal savings associations are also generally authorized to branch nationwide. Gloversville Federal is in compliance with the noted restrictions.

         Gloversville Federal's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At September 30, 1997, Gloversville Federal's lending limit under this restriction was $737,000. Assuming the sale of the minimum number of shares in the Conversion at September 30, 1997, that limit would be increased to $___ million. Gloversville Federal is in compliance with the loans-to-one-borrower limitation.

         The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action. The OTS and the other federal banking agencies have also proposed additional guidelines on asset quality and earnings standards. No assurance can be given as to whether or in what form the proposed regulations will be adopted.

Insurance of Accounts and Regulation by the FDIC

         Gloversville Federal is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions will be made by the FDIC for each semi-annual assessment period.

         The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF-insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

         For the first six months of 1995, the assessment schedule for BIF members and SAIF members ranged from .23% to .31% of deposits. As is the case with the SAIF, the FDIC is authorized to adjust the insurance premium rates for banks that are insured by the BIF of the FDIC in order to maintain the reserve ratio of the BIF at 1.25% of BIF insured deposits. As a result of the BIF reaching its statutory reserve ratio the FDIC revised the premium schedule for BIF insured institutions to provide a range of .04% to .31% of deposits. The revisions became effective in the third quarter of 1995. In addition, the BIF rates were further revised, effective January 1996, to provide a range of 0% to
 .27%. The SAIF rates, however, were not adjusted. At the time the FDIC revised the BIF premium schedule, it noted that, absent legislative action (as discussed below), the SAIF would not attain its designated reserve ratio until the year 2002. As a result, SAIF insured members would continue to be generally subject to higher deposit insurance premiums than BIF insured institutions until, all things being equal, the SAIF attains its required reserve ratio.

         In order to eliminate this disparity and any competitive disadvantage between BIF and SAIF member institutions with respect to deposit insurance premiums, legislation to recapitalize the SAIF was enacted in September 1996. The legislation provided for a one-time assessment to be imposed on all deposits assessed at the SAIF rates, as of March 31, 1995, in order to recapitalize the SAIF. It also provided for the merger of the BIF and the SAIF on January 1, 1999 if no savings associations then exist. The special assessment rate was established at .657% of deposits by the FDIC and the resulting assessment of $415,000 was paid in November 1996. This special assessment significantly increased non-interest expense and adversely affected the Association's results of operations for the year ended September 30, 1996. As a result of the special assessment, Gloversville Federal's deposit insurance premiums was reduced to
 .03% based upon its current risk classification and the new assessment schedule for SAIF insured institutions. These premiums are subject to change in future periods.

         Prior to the enactment of the legislation, a portion of the SAIF assessment imposed on savings associations was used to repay obligations issued by a federally chartered corporation to provide financing ("FICO") for resolving the thrift crisis in the 1980s. Although the FDIC has proposed that the SAIF assessment be equalized with the BIF assessment schedule, effective October 1, 1996, SAIF-insured institutions remain subject to a FICO assessment as a result of this continuing obligation. Although the legislation also now requires assessments to be made on BIF-assessable deposits for this purpose, effective January 1, 1997, that assessment was limited to 20% of the rate imposed on SAIF assessable deposits until the earlier of December 31, 1999 or when no savings association continues to exist, thereby imposing a greater burden on SAIF member institutions such as Gloversville Federal. Thereafter, however, assessments on BIF-member institutions will be made on the same basis as SAIF-member institutions. The rates established by the FDIC to implement this requirement for all FDIC-insured institutions are a 6.5 basis points assessment on SAIF deposits and 1.5 basis points on BIF deposits until BIF insured institutions participate fully in the assessment.

Regulatory Capital Requirements

         Federally insured savings associations, such as Gloversville Federal, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

         The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At September 30, 1997, Gloversville Federal did not have any intangible assets recorded as assets on its financial statements. [CONFIRM]

         The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital.

         At September 30, 1997, Gloversville Federal had tangible capital of $3.3 million, or 5.4% of adjusted total assets, which is approximately $2.4 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded for tangible capital purposes, Gloversville Federal would have had tangible capital equal to ____%, ____% and ____%, respectively, of adjusted total assets at September 30, 1997, which is $____ million, $____ million and $____ million, respectively, above the requirement.

         The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At September 30, 1997, Gloversville Federal had no intangibles which were subject to these tests. [CONFIRM/REVISE]

         At September 30, 1997, Gloversville Federal had core capital equal to $3.3 million, or 5.4% of adjusted total assets, which is $___ million above the minimum leverage ratio requirement of 3% as in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded from core capital, Gloversville Federal would have had core capital equal to ____%, ____% and ____%, respectively, of adjusted total assets at September 30, 1997, which is $____ million, $____ million and $____ million, respectively, above the requirement.

          The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At September 30, 1997, Gloversville Federal had $486,000 of allowance for loan losses that qualify as supplementary capital, which was less than 1.25% of risk-weighted assets.

         Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. Gloversville Federal had no such exclusions from capital and assets at September 30, 1997.

         In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.

         OTS regulations also require that every savings association with more than normal interest rate risk exposure to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule will not become effective until the OTS evaluates the process by which savings associations may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed. Any savings association with less than $300 million in assets and a total capital ratio in excess of 12% is exempt from this requirement unless the OTS determines otherwise. Based upon its capital level and assets size at September 30, 1997, Gloversville Federal is subject to these requirements; however the OTS has not required implementation of this regulation.

         On September 30, 1997, Gloversville Federal had total capital of $3.8 million (including $3.3 million in core capital and $486,000 in qualifying supplementary capital) and risk-weighted assets of $37.8 million; or total capital of 10.0% of risk-weighted assets. This amount was $762,000 above the 8% requirement in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion, the infusion to Gloversville Federal of ___% of the net Conversion proceeds and the investment of those proceeds to Gloversville Federal in 20% risk-weighted government securities, Gloversville Federal would have had total capital of ___%, ___% and ____%, respectively, of risk-weighted assets, which is above the current 8% requirement by $___ million, $____ million and $____ million, respectively.

         The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

          As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

         Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the association. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

         The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the OTS or the FDIC of any of these measures on Gloversville Federal may have a substantial adverse effect on Gloversville Federal's operations and profitability and the value of the Common Stock purchased in the Conversion. Holding Company stockholders do not have preemptive rights, and therefore, if the Holding Company is directed by the OTS or the FDIC to issue additional shares of Common Stock, such issuance may result in the dilution in the percentage of ownership of the Holding Company of those persons purchasing shares in the Conversion.

Limitations on Dividends and Other Capital Distributions

         OTS regulations impose various restrictions on savings associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association" and "- Restrictions on Repurchase of Stock."

         Generally, savings associations, such as Gloversville Federal, that before and after the proposed distribution meet their capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its capital requirement for such capital component, as measured at the beginning of the calendar year, or 75% of its net income for the most recent four quarter period. However, an association deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. Gloversville Federal may pay dividends in accordance with this general authority.

         Savings associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. Savings associations that do not, or would not meet their current minimum capital requirements following a proposed capital distribution, however, must obtain OTS approval prior to making such distribution. The OTS may object to the distribution during that 30-day period notice based on safety and soundness concerns. See "- Regulatory Capital Requirements."

         The OTS has proposed regulations that would revise the current capital distribution restrictions. Under the proposal a savings association that is a subsidiary of a holding company may make a capital distribution with notice to the OTS provided that it has a CAMEL 1 or 2 rating, is not of supervisory concern, and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

Liquidity

         All savings associations, including Gloversville Federal, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what Gloversville Federal includes in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 5%.

         Penalties may be imposed upon associations for violations of the liquid asset ratio requirement. At September 30, 1997, Gloversville Federal was in compliance with this requirement, with an overall liquid asset ratio of 10.3%.

Accounting

         An OTS policy statement applicable to all savings associations clarifies and re-emphasizes that the investment activities of a savings association  must be in  compliance  with  approved  and  documented  investment policies and strategies, and must be accounted for in accordance with GAAP. Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held-to-maturity, available-for-sale or trading) with appropriate documentation. Gloversville Federal is in compliance with these amended rules.

         OTS regulations, which may be made more stringent than GAAP by the OTS, require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS.

Qualified Thrift Lender Test

         All savings associations, including Gloversville Federal, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings association may maintain 60% of its assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At September 30, 1997, Gloversville Federal met the test with 93.7% of its portfolio assets in qualified thrift investments and has always met the test since its effectiveness.

         Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "- Holding Company Regulation."

Community Reinvestment Act

         Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of Gloversville Federal, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Gloversville Federal. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

         The federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, Gloversville Federal may be required to devote additional funds for investment and lending in its local community. Gloversville Federal was examined for CRA compliance in March 1995 and received a rating of satisfactory.

Transactions with Affiliates

         Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of Gloversville Federal include the Holding Company and any company which is under common control with Gloversville Federal. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates.

         Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

Holding Company Regulation

         The Holding Company will be a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Holding Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Holding Company and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

         As a unitary savings and loan holding company, the Holding Company generally is not subject to activity restrictions. If the Holding Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Holding Company and any of its subsidiaries (other than Gloversville Federal or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

         If Gloversville Federal fails the QTL test, the Holding Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Holding Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "- Qualified Thrift Lender Test."

         The Holding Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

Federal Securities Law

         The stock of the Holding Company is registered with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Holding Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

         Holding Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Holding Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Holding Company meets specified current public information requirements, each affiliate of the Holding Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

Federal Reserve System

         The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At September 30, 1997, Gloversville Federal was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "- Liquidity."

         Savings associations are authorized to borrow from the Federal Reserve Association "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Association.

Federal Home Loan Bank System

         Gloversville Federal is a member of the FHLB of New York, which is one of 12 regional FHLBs, that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

         As a member, Gloversville Federal is required to purchase and maintain stock in the FHLB of New York. At September 30, 1997, Gloversville Federal had $461,000 in FHLB stock, which was in compliance with this requirement. In past years, Gloversville Federal has received substantial dividends on its FHLB stock. Over the past five calendar years such dividends have averaged 8.1% and were 6.46% for calendar year 1996. As a result of their holdings, the Association could borrow up to $9.2 million from the FHLB.

         Under federal law the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of Gloversville Federal's FHLB stock may result in a corresponding reduction in Gloversville Federal's capital.

         For the year ended December 31, 1996, dividends paid by the FHLB of New York to Gloversville Federal totaled $22,000, which constitute a $4,000 increase from the amount of dividends received in calendar year 1995. The $29,000 dividend received for the nine months ended September 30, 1997 reflects an annualized rate of 8.4%, which is 30.0% greater than the rate for calendar 1996.

Federal and State Taxation

         In August 1996, legislation was enacted that repeals the reserve method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. As a result, small thrifts such as the Association must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for post-1987 tax years. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture will occur over a six-year period, the commencement of which will be delayed until the first taxable year beginning after December 31, 1997, provided the institution meets certain residential lending requirements. The management of the Company does not believe that the legislation will have a material impact on the Company or the Association.

         In addition to the regular income tax, corporations, including savings associations such as Gloversville Federal, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including savings associations such as Gloversville Federal, were also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

         To the extent earnings appropriated to a savings association's bad debt reserves for "qualifying real property loans" and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method and to the extent of the association's supplemental reserves for losses on loans ("Excess"), such Excess may not, without adverse tax
consequences,   be  utilized  for  the  payment  of  cash   dividends  or  other
distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). As of December 31, 1995, Gloversville Federal's Excess for tax purposes totaled approximately $3.1 million.

         Gloversville Federal files its federal and New York income tax returns on a calendar year basis using the accrual method of accounting. The Holding Company may file a consolidated federal income tax return with Gloversville Federal.

         Gloversville   Federal  was   audited  by  the  IRS  with   respect  to
consolidated federal income tax returns in 1994, 1995 and 1996. With respect to years examined by the IRS, all deficiencies have been satisfied.

         New York Taxation. For New York income tax purposes, the Association is taxed at an effective rate equal to 9.0% of New York taxable income. For these purposes, "New York Taxable

Income" generally means federal taxable income, subject to certain adjustments (including the addition of interest income on state and municipal obligations and the partial exclusion of interest income on United States Treasury as well as New York and certain of its political subdivisions obligations).

         Delaware Taxation. As a Delaware holding company, the Holding Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Holding Company is also subject to an annual franchise tax imposed by the State of Delaware.


                                   MANAGEMENT

Directors and Executive Officers of the Holding Company and of the Association

         Directors and Executive Officers of the Holding Company. The Board of Directors of the Holding Company currently consists of six members. The directors of the Holding Company are currently comprised of the directors of the Association. See "- Board of Directors of the Association." Directors of the Holding Company will serve three-year staggered terms so that one-third of the directors will be elected at each annual meeting of stockholders. The terms of the current directors of the Holding Company are the same as that of the Association's board. The Holding Company does not intend to pay directors a fee for board service. For information regarding stock options and restricted stock proposed to be awarded to directors following stockholder ratification of such plans, see "- Benefit Plans."

         The executive officers of the Holding Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The following table sets forth information regarding executive officers of the Holding Company. Each executive officer of the Holding Company has held his or her position since the incorporation of the Holding Company.


      Name                           Title
      ----                           -----

Lewis E. Kolar           President and Chief Executive Officer
Menzo D. Case            Executive Vice-President, Chief Financial Officer and
                         Secretary

         The Holding Company does not initially intend to pay executive officers any fees in addition to fees payable to such persons as executive officers of the Association. For information regarding compensation of directors and executive officers of the Association, see "Management - Director Compensation" and "- Executive Compensation." For information regarding stock options and restricted stock proposed to be awarded to directors and executive officers following stockholder ratification of the Holding Company's stock-based plans, see "- Benefit Plans."

         Board of Directors of the Association. Prior to the Conversion, the direction and control of the Association, as a mutual savings institution, was vested in its Board of Directors. Upon conversion of the Association to stock form, each of the directors of the Association will continue to serve as a director of the converted Association. The Board of Directors of the Association currently consists of six members. Each Director of the Association has served as such at least since January, 1995, except for Priscilla J. Bell, who was elected in January, 1996. The directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting of members. Because the Holding Company will own all of the issued and outstanding shares of capital stock of the Association after the Conversion, directors of the Holding Company will elect the directors of the Association.

         The following table sets forth certain information regarding the directors of the Association.

                                                                                       Director     Term
     Name                  Position(s) Held With the Association            Age(1)      Since      Expires
-----------------------------------------------------------------------------------------------------------
Priscilla J. Bell          Director                                           48         1996       1999
Timothy E. Delaney         Director                                           35         1993       1998
Lewis E. Kolar             Director, President and Chief Executive            59         1995       1998
                           Officer
Donald I. Lee              Director and Recording Secretary                   70         1971       2000
Richard D. Ruby            Chairman of the Board                              48         1975       2000
Robert J. Sofarelli        Director                                           52         1993       1998


(1)  At December 31, 1997.

         The business experience of each director of the Holding Company and of the Association for at least the past five years is set forth below.

         Dr. Priscilla J. Bell. Dr. Bell has served as the President of Fulton Montgomery Community College since 1995. From 1978 to 1995, Dr. Bell worked at the Tacoma Community College, Tacoma, Washington, where she was Dean of Student Services.

         Timothy E. Delaney. Mr. Delaney is the President and Chief Financial Officer of Delaney Construction Corporation, a company specializing in heavy highway construction, which he founded in 1982.

         Lewis E. Kolar. Mr. Kolar is the President and Chief Executive Officer of the Association, a position he has held since October 1994. Mr. Kolar has more than 20 years of commercial banking experience including service as a Senior Vice-President and Regional Executive Officer at the National Bank & Trust Company, Norwich, New York, from 1989 to 1994.

         Donald I. Lee. Mr. Lee is the President of Lee & Lee Associates, Saratoga Springs, New York, and a partner in Lee's Deer Run Bed & Breakfast, Stillwater, New York.

         Richard D. Ruby. Mr. Ruby has been the owner and President of Ruby & Quiri, Inc., a home furnishings center, located in Gloversville, New York, since 1969.

         Dr. Robert J. Sofarelli. Dr. Sofarelli has been a veterinarian since 1971, and is the owner of Saratoga Veterinary Hospital, Planned Pets, a Saratoga veterinary hospital and Paws & Claws, a distributor of pet foods located in Wilton, New York.

         Executive Officers Who Are Not Directors. Each of the executive officers of the Association will retain his or her office in the converted Association. Officers are elected annually by the Board of Directors of the Association. The business experience of the executive officers who are not also directors is set forth below.

         Menzo D. Case, age 34. Mr. Case is a certified public accountant and has served as the Association's Treasurer since December 1993. Mr. Case was promoted to Executive Vice President and Chief Operating Officer in July 1994. Previously, Mr. Case was an accountant with KPMG Peat Marwick from 1989 to 1993.

         Michael J. Pepe, age 39. Mr. Pepe currently serves as the Association's Vice-President of Lending, a position he has held since 1995. Mr. Pepe was an Assistant Vice-President and Commercial Loan Officer for Amsterdam Savings Bank, FSB from 1987 until he joined the Association.

Indemnification

         The Certificate of Incorporation of the Holding Company provides that a director or officer of the Holding Company shall be indemnified by the Holding Company to the fullest extent authorized by the General Corporation Law of the State of Delaware against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of the Holding Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Holding Company, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe his or her conduct was unlawful.

         The Certificate of Incorporation and Delaware law also provide that the indemnification provisions of such Certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the Certificate of Incorporation, Bylaws of the Holding Company, agreement, vote of stockholders or disinterested directors or otherwise.

         These provisions may have the effect of deterring shareholder derivative actions, since the Holding Company may ultimately be responsible for expenses for both parties to the action. A similar effect would not be expected for third-party claims.

         In addition, the Certificate of Incorporation and Delaware law also provide that the Holding Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Holding Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Holding Company has the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Holding Company may obtain such insurance.

Meetings and Committees of Board of Directors

         The Association. The Association's Board of Directors meets on a monthly basis. The Board of Directors met 15 times during the year ended September 30, 1997. During fiscal 1997, no director of the Association attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he or she served.

         The Association has standing Executive,  Audit, Asset Liability,  Loan,
Investment,   Strategic   Planning,   Nomination   and  Community   Reinvestment
Committees.

         The Executive Committee provides oversight of Board-related matters in-between regularly scheduled Board Meetings, provides informal counsel to the President and is available to handle emergency or time critical situations. The Executive Committee is comprised of Directors Richard D. Ruby, Donald I. Lee and Timothy Delaney. This committee met approximately 15 times during fiscal year 1997.

         The Audit Committee is comprised of four outside directors: Richard D. Ruby, Donald I. Lee, Priscilla J. Bell and Timothy Delaney. This Committee oversees and reviews the Association's financial and internal control matters. The Audit Committee also reviews the Audited Financial Report with the Association's outside auditors and the Report of the Examination with the OTS examiners, either separately or with the full Board. This committee met four times in fiscal 1997.

         The Asset/Liability Management Committee is composed of Directors Richard D. Ruby, and Priscilla J. Bell. This committee meets quarterly to handle the investments for the Association and the implementation of the strategic and business plans as they relate to interest rate risk and reinvestment options. This committee also reviewed liquidity, interest rate risk and product pricing. This committee met four times in fiscal 1997.

         The Loan Committee reviews and approves loans which require the committee's approval. This committee is composed of any two non-employee directors and, met eight times in fiscal 1997.

         The Investment Committee consists of Directors Richard D. Ruby and Donald I. Lee. This committee reviews investments and assesses the current investment portfolio. This committee did not meet in fiscal 1997.

         The Nominating Committee, composed of Directors Richard D. Ruby, Donald
I. Lee and Priscilla J. Bell, meets annually to select the nominees for the Board of Directors and Board Committees.

         The Community Reinvestment Committee consists of the entire Board and reviews the Association's compliance with the Community Reinvestment Act. This Committee met once during fiscal 1997.

         The Holding Company. In ________ 1998, the Board of Directors of the Holding Company established standing executive, audit and nominating Committees. These committees did not meet during fiscal 1997.

Director Compensation

         Directors of the Association are paid a monthly fee of $950 for service on the Board of Directors, and the Chairman of the Board is paid a monthly fee of $1,050. These fees are paid only to Board members, not to employees. Directors do not receive any additional compensation for committee meetings attended.

Executive Compensation

         The following table sets forth information concerning the compensation accrued for services in all capacities to Gloversville Federal for the fiscal year ended September 30, 1997 for the Association's President and Chief Executive Officer. No other executive officer's aggregate annual compensation (salary plus bonus) exceeded $100,000 in fiscal 1997.

                                                             Summary Compensation Table
                                                             --------------------------
                                                                                Long Term Compensation
                                         Annual Compensation(1)                         Awards
                                     -------------------------------------  -------------------------------
                                                            Other Annual    Restricted Stock   Options/        All Other
Name and Principal Position   Year   Salary($)  Bonus($)   Compensation($)       Award ($)      SARs (#)     Compensation($)
---------------------------   ----   ---------  --------   ---------------       ---------      --------     ---------------
Lewis E. Kolar                1997   $83,077    $8,400           --               N/A             N/A         $11,731(2)

(1) In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the SEC, as informally interpreted by the SEC's Staff, Summary Compensation information is excluded for the fiscal years ended December 31, 1996 and 1995.

(2) Consists of use of a vehicle valued at $1,441, life insurance payments of $1,998 and contributions to Mr. Kolar's 401(k) of $8,292.

Change in Control Severance Agreements

         The Association intends to enter into change in control severance agreements with Messrs. Kolar and Case. The agreements become effective upon completion of the Conversion and provide for an initial term of 24 months and 12 months, respectively. The agreements provide for extensions of one year, on each anniversary of the effective date of the agreement, subject to a formal performance evaluation performed by disinterested members of the Board of Directors of the Association. The agreement provides for termination for cause or in certain events specified by OTS regulations.

         The agreements provide for a lump sum payment to Mr. Kolar and Mr. Case 200% and 100% of their respective annual base compensation and the continued payment for the remaining term of the contract of life and health insurance coverage maintained by the Association in the event there is a "change in control" of the Association where employment terminates involuntarily following such change in control. This termination payment is subject to reduction to the extent non-deductible for federal income tax purposes. For the purposes of the agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. ss. 574.3 or 4 or any successor regulation. Such events are generally triggered prior to the acquisition of control of 10% of the Company's Common Stock. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

Benefit Plans

         General. Gloversville Federal Savings and Loan Association currently provides insurance benefits to its employees, including health and life insurance, subject to certain deductibles and copayments.

         Employee Severance Compensation Plan. The Association's Board of Directors has established the Gloversville Federal Employee Severance Compensation Plan ("Severance Compensation Plan") which will provide certain employees with severance pay benefits in the event of a change in control of the Association or the Holding Company following Conversion. Management personnel with change in control severance agreements are not eligible to participate in the Severance Compensation Plan. The purpose of the Severance Compensation Plan is to recognize the valuable services and contributions of the Association's employees and the uncertainties relating to continuing employment, reduced employee benefits, management changes and relocations in the event of a change in control. The Association believes that the Severance Compensation Plan will assist it in attracting and retaining highly qualified individuals and reduce the distractions and other adverse effects on the employees' performance in the event of a change in control. The Severance Compensation Plan vests in each participant a contractual right to the benefits such participant is entitled to thereunder. Under the Severance Compensation Plan, in the event of a change in control as defined in the Severance Compensation Plan, eligible employees who are terminated or who voluntarily terminate employment (for reasons specified under the Severance Compensation Plan), within one year of a change in control will be entitled to receive a severance payment. Payments pursuant to the Severance Compensation Plan are equal to the product of two weeks Annual Compensation (as defined) times the number of years of service up to a maximum of twelve years in the case of officers or seven years in the case of other employees. Such payments may tend to discourage takeover attempts by increasing costs to be incurred by the Association in the event of a takeover. As it is management's belief that substantially all of the Association's employees would be retained in the event of a change in control, and that any amount payable under the Severance Compensation Plan, therefore, would be considerably less than the total amount that could possibly be paid under the Severance Compensation Plan, management cannot estimate the potential effect of the Severance Compensation Plan. The Severance Compensation Plan may be amended or terminated by the Board of Directors by a majority vote at any time prior to a change in control but may not be amended or terminated thereafter.

         Employee Stock Ownership Plan. The Boards of Directors of Gloversville Federal Savings and Loan Association and the Holding Company have approved the adoption of an ESOP for the benefit of employees of Gloversville Federal Savings and Loan Association. The ESOP is also designed to meet the requirements of an employee stock ownership plan as described at Section 4975(e)(7) of the Code and
Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, as such, the ESOP is empowered to borrow in order to finance purchases of the Common Stock.

         It is anticipated that the ESOP will be funded with a loan from the Holding Company (not to exceed an amount equal to 8% of the gross Conversion proceeds). The interest rate of the ESOP loan will be equal to the applicable federal interest rate as determined by the Internal Revenue Service for the month in which the loan is made, as calculated pursuant to Section 1274(d) of the Code.

         GAAP generally requires that any borrowing by the ESOP from an unaffiliated lender be reflected as a liability in the Holding Company's Financial Statements, whether or not such borrowing is guaranteed by, or constitutes a legally binding contribution commitment of, the Holding Company or the Association. The funds used to acquire the ESOP shares will be borrowed from the Holding Company. Since the Holding Company will finance the ESOP debt, the ESOP debt will be eliminated through consolidation and no liability will be reflected on the Holding Company's financial statements. In addition, shares purchased with borrowed funds will, to the extent of the borrowings, be excluded from stockholders' equity, representing unearned compensation to employees for future services not yet performed. Consequently, if the ESOP purchases already-issued shares in the open market, the Holding Company's consolidated liabilities will increase to the extent of the ESOP's borrowings, and total and per share stockholders' equity will be reduced to reflect such borrowings. If the ESOP purchases newly issued shares from the Holding Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net income would decrease because of the increase in the number of outstanding shares. In either case, as the borrowings used to fund ESOP purchases are repaid, total stockholders' equity will correspondingly increase.

         All employees of the Association are eligible to participate in the ESOP after they attain age 21 and complete one year of service. The Association's contribution to the ESOP is allocated among participants on the basis of their relative compensation. Each participant's account will be credited with cash and shares of Holding Company Common Stock based upon compensation earned during the year with respect to which the contribution is made. Contributions credited to a participant's account become fully vested upon such participant's completing five years of service. Credit will be given for prior years of service for vesting purposes. ESOP participants are entitled to receive distributions from their ESOP accounts only upon termination of service. Distributions will be made in cash and in whole shares of the Holding Company's Common Stock. Fractional shares will be paid in cash. Participants will not incur a tax liability until a distribution is made.

         Each participating employee is entitled to instruct the trustee of the ESOP as to how to vote the shares allocated to his or her account. The trustee will not be affiliated with the Holding Company or Gloversville Federal Savings and Loan Association.

         The ESOP may be amended by the Board of Directors, except that no amendment may be made which would reduce the interest of any participant in the ESOP trust fund or divert any of the assets of the ESOP trust fund for purposes other than the benefit of participants or their beneficiaries.

         401(k) Savings Plan. The Association has a qualified, tax-exempt savings plan with a cash or deferred feature qualifying under Section 401(k) (the "401(k) Plan") of the Internal Revenue Code of 1986, as amended (the "Code"). All employees who have completed the service requirement, during which they worked at least 1,000 hours, are eligible to participate.

         Participants are permitted to make salary reduction contributions to the 401(k) Plan of up to 5% of the participant's annual salary up to a maximum of $10,000 for calendar year 1997 and the Association contributes 10% of the employees salary, regardless of the employee's contribution. Employee contributions are fully and immediately vested; contributions by the Association vest 20% the third year, 50% the fourth year, and 100% the fifth year of service. However, in the event of normal retirement, permanent disability or death, a participant will automatically become 100% vested in the value of all Association contributions and earnings thereon.

         The Association intends to reduce its contribution under the 401(k) Plan in order to offset in part the ESOP expense. In addition, the 401(k) Plan is being amended to permit self-directed investments by participants into Holding Company stock.

         Stock Option and Incentive Plan. Among the benefits to the Association anticipated from the Conversion is the ability to attract and retain personnel through the prudent use of stock options and other stock-related incentive programs. The Board of Directors of the Holding Company intends to adopt a Stock Option and Incentive Plan (the "Stock Option Plan"), subject to ratification by stockholders of the Holding Company at a meeting to be held not earlier than six months after completion of the Conversion. Under the terms of the proposed Stock Option Plan, stock options covering shares representing an aggregate of up to 10% of the shares of Common Stock issued in the Conversion may be granted to directors, officers and employees of the Holding Company or its subsidiaries under the Stock Option Plan.

         Options granted under the Stock Option Plan may be either options that qualify under the Code as "incentive stock options" (options that afford preferable tax treatment to recipients upon compliance with certain restrictions and that do not normally result in tax deductions to the employer) or options that do not so qualify. The exercise price of stock options granted under the Stock Option Plan is required to be at least equal to the fair market value per share of the stock on the date of grant. All grants are made in consideration of past and future services rendered to the Association, and in an amount deemed necessary to encourage the continued retention of the officers and directors who are considered necessary for the continued success of the Association. In this regard, all options are intended to vest in five equal annual installments commencing one year from the date of grant, subject to the continued service of the holder of such option.

         The proposed Stock Option Plan provides for the grant of stock appreciation rights ("SARs") at any time, whether or not the participant then holds stock options, granting the right to receive the excess of the market value of the shares represented by the SARs on the date exercised over the exercise price. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as stock options.

         Limited SARs may be granted at the time of, and must be related to, the grant of a stock option or SAR. The exercise of one will reduce to that extent the number of shares represented by the other. Limited SARs will be exercisable only for the 45 days following the expiration of the tender or exchange offer, during which period the related stock option or SAR will be exercisable. However, no SAR or Limited SAR will be exercisable by a 10% beneficial owner, director or senior officer within six months of the date of its grant. The Holding Company has no present intention to grant any SARs or Limited SARs.

         The proposed Stock Option Plan will be administered by Stock Plan Committee of the Holding Company which will consist of at least two disinterested directors. The Stock Plan Committee will select the recipients and terms of awards made pursuant to the Stock Option Plan. OTS regulations limit the amount of shares that may be awarded pursuant to stock-based plans to each individual officer, each non-employee director and all non-employee directors as a group to 25%, 5% and 30%, respectively, of the total shares reserved for issuance under each such stock-based plan.

         The Stock Plan Committee, presently consisting of non-employee Directors _______________ and ________________, intends to grant options in amounts expressed as a percentage of the shares issued in the Conversion, as follows: President Kolar - 2.0%, Officer Case - 2.0%, and to all executive officers as a group (_ persons) - 6.6%. In addition, under the terms of the Stock Option Plan, each non-employee director of the Holding Company at the time of stockholder ratification of the Stock Option Plan will be granted an option to purchase shares of Common Stock equal to .5% of the shares sold in the Conversion. The remaining balance of the available awards is unallocated and reserved for future use. All options will expire 10 years after the date such option was granted, which, for the option grants listed above, is expected to be the date of stockholder ratification of the Stock Option Plan. All proposed option grants to officers are subject to modification by the Stock Plan Committee based upon its performance evaluation of the option recipients at the time of stockholder ratification of the Stock Option Plan following completion of the Conversion.

         After stockholder ratification, the Stock Option Plan will be funded either with shares purchased in the open market or with authorized but unissued shares of Common Stock. The use of authorized but unissued shares to fund the Stock Option Plan could dilute the holdings of stockholders who purchased Common Stock in the Conversion. See "Pro Forma Data." In no event will the Stock Option Plan acquire an amount of shares, which, in the aggregate, represent more than 10% of the shares issued in the Conversion.

         Under SEC regulations, so long as certain criteria are met, an optionee may be able to exercise the option at the Purchase Price and immediately sell the underlying shares at the then-current market price without incurring short-swing profit liability. This ability to exercise and immediately resell, which under the SEC regulations applies to stock option plans in general, allows the optionee to realize the benefit of an increase in the market price for the stock without the market risk which would be associated with a required holding period for the stock after payment of the exercise price. Under SEC regulations, the short-swing liability period now runs for six months before and after the option grant. All grants are subject to ratification of the Stock Option Plan by stockholders of the Holding Company following completion of the Conversion.

         Recognition   and  Retention  Plan.  The  Holding  Company  intends  to
establish the RRP in order to provide employees with a proprietary interest in the Holding Company in a manner designed to encourage such persons to remain with the Holding Company and the Association. The RRP will be subject to ratification by stockholders at a meeting to be held not earlier than six months after the completion of the Conversion. The Holding Company will contribute funds to the RRP to enable it to acquire in the open market or from authorized but unissued shares (with the decision between open market or authorized but unissued shares based on the Holding Company's future stock price, alternate investment opportunities and capital needs), following stockholder ratification of such plan, an amount of stock equal to 4.0% of the shares of Common Stock issued in the Conversion.

         The Stock Plan Committee of the Board of Directors of the Holding Company will administer the proposed RRP. Under the terms of the proposed RRP, awards ("Awards") can be granted to key employees in the form of shares of Common Stock held by the RRP. Awards are non-transferable and non-assignable. OTS regulations limit the amount of shares that may be awarded pursuant to stock-based plans to each individual officer, each non-employee director and all non-employee directors as a group to 25%, 5% and 30%, respectively, of the total shares reserved for issuance under each such stock-based plan.

         Recipients will earn (i.e., become vested in), over a period of time, the shares of Common Stock covered by the Award. Awards made pursuant to the RRP will vest in five equal annual installments commencing one year from the date of grant. Awards will be 100% vested upon termination of employment due to death or disability. When shares become vested and are actually distributed in accordance with the RRP, but in no event prior to such time, the participants will also receive amounts equal to any accrued dividends with respect thereto. Earned shares are distributed to recipients as soon as practicable following the date on which they are earned.

         The Stock Plan Committee presently intends to grant restricted stock awards at the Purchase Price, in amounts expressed as a percentage of the shares sold in the Conversion, as follows: to President Kolar - 1.0%, Executive Vice President Case - .6%, and to all executive officers as a group (_ persons) - 2.4%. Pursuant to the terms of the proposed RRP, each non-employee director of the Holding Company at the time of stockholder ratification of the RRP will be awarded an amount of shares equal to .1% of the shares sold in the Conversion. All proposed RRP awards to officers of the Association are subject to modification by the Stock Plan Committee based upon its performance evaluation of the award recipients at the time of stockholder ratification of the RRP following completion of the Conversion.

         After stockholder ratification, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares of Common Stock issued to the RRP by the Holding Company. The use of authorized but unissued shares to fund the RRP could dilute the holdings of stockholders who had purchased Common Stock in the Conversion. In the event the

RRP purchases stock in the open market at prices above the initial Purchase Price, the total RRP expense may be above that disclosed under the caption "Pro Forma Data." In no event will the RRP acquire an amount of shares which, in the aggregate, represent more than 4.0% of the shares issued in the Conversion.

Certain Transactions

         The Association follows a policy of granting loans to the Association's directors, officers and employees. The loans to executive officers and directors are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time, in accordance with the Association's underwriting guidelines and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to all directors and executive officers and their associates, including outstanding balances and commitments totaled $382,000 at September 30, 1997, which was 11.6% of the Association's retained earnings at that date.

                                 THE CONVERSION

         The Board of Directors of the Association and the OTS have approved the Plan of Conversion. OTS approval does not constitute a recommendation or endorsement of the Plan of Conversion. Certain terms used in the following summary of the material terms of the Conversion are defined in the Plan of Conversion, a copy of which may be obtained by contacting Gloversville Federal.

General

         The Board of Directors of the Association unanimously adopted the Plan, subject to approval by the OTS and the members of the Association. Pursuant to the Plan, the Association will convert from a federally chartered mutual savings loan and association to a federally chartered stock savings and loan association, with the concurrent formation of a holding company.

         The Conversion will be accomplished through amendment of the Association's federal charter to authorize capital stock, at which time the Association will become a wholly owned subsidiary of the Holding Company. The Conversion will be accounted for as a pooling of interests.

         Subscription Rights have been granted to the Eligible Account Holders as of September 30, 1996, Tax-Qualified Employee Plans of the Association and Holding Company, Supplemental Eligible Account Holders as of ___________, 1998, Other Members, and directors, officers, and employees of the Association. Additionally, subject to the availability of shares and market conditions at or near the completion of the Subscription Offering, the Common Stock may be offered for sale in a Public Offering and Direct Community Offering to selected persons on a best-efforts basis through Capital Resources. See "- Offering of Holding Company Common Stock." Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the Plan of Conversion.

Business Purposes

         Gloversville Federal has several business purposes for the Conversion. The sale of Holding Company Common Stock will have the immediate result of providing the Association with additional equity capital in order to support the expansion of its existing operations, subject to market conditions. See "Business." The sale of the Common Stock is the most effective means of increasing the Association's permanent capital and does not involve the high interest cost and repayment obligation of subordinated debt. In addition, investment of that part of the net Conversion proceeds paid by the Holding Company to the Association is expected to provide additional operating income to further increase the Association's capital on a continuing basis.

         The Board of Directors of the Association believes that a holding company structure could facilitate the acquisition of both mutual and stock savings institutions in the future as well as other companies. If a multiple holding company structure is utilized in a future acquisition, the acquired savings institution would be able to operate on a more autonomous basis as a wholly owned subsidiary of the Holding Company rather than as a division of the Association. For example, the acquired savings institution could retain its own directors, officers and corporate name as well as having representation on the Board of Directors of the Holding Company. As of the date hereof, there are no plans or understandings regarding the acquisition of any other institutions.

         The Board of Directors of the Association also believes that a holding company structure can facilitate the diversification of the Association's business activities. While diversification will be maximized if a unitary holding company structure is utilized because the types of business activities permitted to a unitary holding company are broader than those of a multiple holding company, either type of holding company may engage in a broader range of activities than may a thrift institution directly. Currently, there are no plans that the Holding Company engage in any material activities apart from holding the shares of the Association and investing the remaining net proceeds from the sale of Common Stock in the Conversion.

         The preferred stock and additional common stock of the Holding Company being authorized in the Conversion will be available for future acquisitions and for issuance and sale to raise additional equity capital, generally without stockholder approval or ratification, but subject to market conditions. Although the Holding Company currently has no plans with respect to future issuances of equity securities, the more flexible operating structure provided by the Holding Company and the stock form of ownership is expected to assist the Association in competing more aggressively with other financial institutions in its principal market area.

         The Conversion will structure the Association in the stock form used in the United States by all commercial banks, most major business corporations and an increasing number of savings institutions. The Conversion will permit the Association's members to become stockholders of the Holding Company, thereby allowing members to own stock in the financial organization in which they maintain deposit accounts or with which they have a borrowing relationship. Such ownership should encourage stockholders to promote the Association to potential customers, thereby further contributing to the Association's earnings potential.

         The Association is also expected to benefit from its management and employees owning stock, because stock ownership is viewed as an effective performance incentive and a means of attracting, retaining and compensating personnel.

Effects of Conversion to Stock Form on Depositors and Borrowers of the Association

         Voting Rights. Deposit account holders will have no voting rights in the converted Association or the Holding Company and will therefore not be able to elect directors of either entity or to control their affairs. These rights are currently accorded to deposit account holders with regard to the Association. Subsequent to Conversion, voting rights will be vested exclusively in the Holding Company as the sole stockholder of the Association. Voting rights as to the Holding Company will be held exclusively by its stockholders. Each purchaser of Holding Company Common Stock shall be entitled to vote on any matters to be considered by the Holding Company stockholders. A stockholder will be entitled to one vote for each share of Common Stock owned, subject to certain limitations applicable to holders of 10% or more of the shares of the Common Stock. See "Description of Capital Stock."

         Deposit Accounts and Loans. The general terms of the Association's deposit accounts, the balances of the individual accounts and the existing FDIC insurance coverage will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with the Association.

         Tax Effects. The Association has received an opinion from Silver, Freedman & Taff, L.L.P. with regard to federal income taxation, and an opinion from KPMG Peat Marwick LLP with regard to New York taxation, to the effect that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or New York tax purposes to the Association or the Holding Company. See "- Income Tax Consequences."

         Liquidation Rights. The Association has no plans to liquidate, either before or subsequent to the completion of the Conversion. However, if there should ever be a complete liquidation, either before or after Conversion, deposit account holders would receive the protection of insurance by the FDIC up to applicable limits. Subject thereto, liquidation rights before and after Conversion would be as follows:

     Liquidation Rights in Present Mutual Institution. In addition to the protection of FDIC insurance up to applicable limits, in the event of a complete liquidation of the Association, each holder of a deposit account in the Association in its present mutual form would receive his or her pro rata share of any assets of the Association remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the balance in his or her deposit account was to the aggregate balance in all deposit accounts in the Association at the time of liquidation.

     Liquidation Rights in Proposed Converted Institution. After Conversion, each deposit account holder, in the event of a complete liquidation of the Association, would have a claim of the same general priority as the claims of all other general creditors of the Association in addition to the protection of FDIC insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. The holder would have no interest in the assets of the Association above that amount.

     The Plan of Conversion provides that there shall be established, upon the completion of the Conversion, a special "liquidation account" for the benefit of Eligible Account Holders (i.e., eligible depositors at September 30, 1996) and Supplemental Account Holders (eligible depositors at ___________, 1998) in an amount equal to the net worth of the Association as of the date of its latest consolidated statement of financial condition contained in the final prospectus relating to the sale of shares of Holding Company Common Stock in the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Association on the qualifying date. An Eligible Account Holder and Supplemental Eligible Account Holder's interest as to each deposit account would be in the same proportion of the total liquidation account as the balance in his or her account on September 30, 1996 and ___________, 1998, respectively, was to the aggregate balance in all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such dates. However, if the amount in the deposit account of an Eligible Account Holder or Supplemental Eligible Account Holder on any annual closing date of the Association is less than the lowest amount in such account on September 30, 1996 or ___________, 1998 and on any subsequent closing date, then the account holder's interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the account holder's interest would cease to exist if such deposit account were closed.

     In addition, the interest in the special liquidation account would never be increased despite any increase in the balance of the account holders' related accounts after Conversion, and would only decrease.

     Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would be distributed to the Holding Company as the sole stockholder of the Association.

     No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, whether the Association, as converted, or another SAIF-insured institution is the surviving institution, is deemed to be a complete liquidation for purposes of distribution of the liquidation account and, in any such transaction, the liquidation account would be assumed to the full extent authorized by regulations of the OTS as then in effect. The OTS has stated that the consummation of a transaction of the type described in the preceding sentence in which the surviving entity is not a SAIF-insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then remaining balance in the liquidation account. While the Association believes that such a transaction should not constitute a complete liquidation, there can be no assurance that the OTS will not adopt a contrary position.

         Common Stock. For information as to the characteristics of the Common Stock to be issued under the Plan of Conversion, see "Dividends" and "Description of Capital Stock." Common Stock issued under the Plan of Conversion cannot, and will not, be insured by the FDIC or any other governmental agency.

         The Association will continue, immediately after completion of the Conversion, to provide its services to depositors and borrowers pursuant to its existing policies and will maintain the existing management and employees of the Association. Other than for payment of certain expenses incident to the Conversion, no assets of the Association will be distributed in the Conversion. Gloversville Federal will continue to be a member of the FHLB System, and its deposit accounts will continue to be insured by the FDIC. The affairs of Gloversville Federal will continue to be directed by the existing Board of Directors and management.

Offering of Holding Company Common Stock

         Under the Plan of Conversion, up to 575,000 shares of Holding Company Common Stock will be offered for sale, subject to certain restrictions described below, initially through the Offering. Federal conversion regulations require, with certain exceptions, that all shares offered in a conversion be sold in order for the conversion to become effective.

         The Subscription Offering will expire at noon, Gloversville, New York time, on ______ __, 1998 (the "Subscription Expiration Date") unless extended by the Association and the Holding Company. Depending on the availability of shares and market conditions at or near the completion of the Subscription Offering, the Holding Company may effect a Public Offering of shares to selected persons through Capital Resources. To order Common Stock in connection with the Public Offering and Direct Community Offering, if any, an executed stock order and account withdrawal authorization and certification must be received by Capital Resources prior to the termination of the Public Offering and Direct Community Offering. The date by which orders must be received in the Public Offering, if any, will be set by the Holding Company at the time of such offering. OTS regulations require that all shares to be offered in the Conversion be sold within a period ending not more than 45 days after the Subscription Expiration Date (or such longer period as may be approved by the OTS) or, despite approval of the Plan of Conversion by members, the Conversion will not be effected and Gloversville Federal will remain in mutual form. This period expires on _______ __, 1998, unless extended with the approval of the OTS. In addition, if the Offering is extended beyond ________ __, 1998, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event that the Conversion is not effected, all funds submitted and not previously refunded pursuant to the Offering will be promptly refunded to subscribers with interest at the Association's current passbook rate and all withdrawal authorizations will be terminated.

Stock Pricing and Number of Shares to be Issued

         Federal regulations require that the aggregate purchase price of the securities of a thrift institution sold in connection with its conversion must be based on an appraised aggregate market value of the institution as converted (i.e., taking into account the expected receipt of proceeds from the sale of the securities in the conversion), as determined by an independent valuation. RP Financial, which is experienced in the valuation and appraisal of business entities, including thrift institutions involved in the conversion process, was retained by the Association to prepare an appraisal of the estimated pro forma market value of the Association and the Holding Company upon Conversion.

         RP Financial will receive a fee of approximately $12,500 for its appraisal in addition to its reasonable out-of-pocket expenses incurred in connection with the appraisal. RP Financial has also agreed to assist in the preparation of the Association's business plan for a separate fee of $2,500. The Association has agreed to indemnify RP Financial under certain circumstances against liabilities and expenses (including legal fees) arising out of, related to, or based upon the Conversion.

         RP Financial has prepared an appraisal of the estimated pro forma market value of the Association as converted. The RP Financial appraisal concluded that, at ________ __, 1997, an appropriate range for the estimated pro forma market value of the Association and the Holding Company was from a minimum of $4.3 million to a maximum of $5.8 million with a midpoint of $5.0 million. Assuming that the shares are sold at $10.00 per share in the Conversion, the estimated number of shares to be issued in the Conversion is expected to be between 425,000 and 575,000. The Purchase Price of $10.00 was determined by discussion among the Boards of Directors of the Association, the Holding Company and RP Financial, taking into account, among other factors, (i) the requirement under OTS regulations that the Common Stock be offered on a manner that would achieve the widest distribution of shares and (ii) liquidity in the Common Stock subsequent to the Conversion.

         The appraisal involved a comparative evaluation of the operating and financial statistics of the Association with those of other thrift institutions. The appraisal also took into account such other factors as the market for thrift institution stocks generally, prevailing economic conditions, both nationally and in New York, which affect the operations of thrift institutions, the competitive environment within which the Association operates and the effect of the Association becoming a subsidiary of the Holding Company. No detailed individual analysis of the separate components of the Holding Company's and the Association's assets and liabilities was performed in connection with the evaluation. The Plan of Conversion requires that all of the shares subscribed for in the Offering be sold at the same price per share. The Board of Directors reviewed the appraisal, including the methodology and the appropriateness of the assumptions utilized by RP Financial and determined that in its opinion the appraisal was not unreasonable. The Estimated Valuation Range may be amended with the approval of the OTS in connection with changes in the financial condition or operating results of the Association or market conditions generally. As described below, an amendment to the Estimated Valuation Range above $6,612,500 would not be made without a resolicitation of subscriptions and/or proxies except in limited circumstances.

         If, upon completion of the Offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of the pro forma market value of the Association and the Holding Company upon Conversion, as of the close of the Offering.

         If, based on the estimate of RP Financial, the aggregate pro forma market value is not within the Estimated Valuation Range, RP Financial, upon the consent of the OTS, will determine a new Estimated Valuation Range ("Amended Valuation Range"). If the aggregate pro forma market value of the Association as converted and the Holding Company has increased in the Amended Valuation Range to an amount that does not exceed $6,612,500 (i.e., 15% above the maximum of the Estimated Valuation Range), then the number of shares to be issued may be increased to accommodate such increase in value without a resolicitation of subscriptions and/or proxies. In such event the Association and the Holding Company do not intend to resolicit subscriptions and/or proxies unless the Association and the Holding Company then determine, after consultation with the OTS, that circumstances otherwise require such a resolicitation. If, however, the aggregate pro forma market value of the Holding Company and the Association, as converted, at that time is less than $4,250,000 or more than $6,612,500, a resolicitation of subscribers and/or proxies may be made, the Plan of Conversion may be terminated or such other actions as the OTS may permit may be taken. In the event that upon completion of the Offering, the pro forma market value of the Holding Company and Association, as converted, is below $4,250,000 or above $6,612,500 (15% above the maximum of the Estimated Valuation Range), the Holding Company intends to file the revised appraisal with the SEC by post-effective amendment to its Registration Statement on Form SB-2. See "Additional
Information." If the Plan of Conversion is terminated, all funds would be returned promptly with interest at the rate of the Association's current passbook rate, and holds on funds authorized for withdrawal from deposit accounts would be released. If there is a resolicitation of subscriptions, subscribers will be given the opportunity to cancel or change their subscriptions and to the extent subscriptions are so canceled or reduced, funds will be returned with interest at the Association's current passbook rate and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. Stock subscriptions received by the Holding Company and the Association may not be withdrawn by the subscriber and, if accepted by the Holding Company and the Association, are final. If the Conversion is not completed prior to ________ __, 2000 (two years after the date of the Special Meeting), the Plan of Conversion will automatically terminate.

         Any increase in the total number of shares of Common Stock to be offered in the Conversion will dilute a subscriber's percentage ownership interest and will reduce the pro forma net income and net worth on a per share basis. A decrease in the number of shares to be issued in the Conversion will increase a subscriber's proportionate ownership interest and will increase both pro forma net income and net worth on a per share basis while decreasing that amount on an aggregate basis.

         No sale of the shares will take place unless, prior thereto, RP Financial confirms to the OTS that, to the best of RP Financial's knowledge and judgment, nothing of a material nature has occurred which would cause RP Financial to conclude that the actual Purchase Price on an aggregate basis is incompatible with its estimate of the aggregate pro forma market value of the Holding Company and the Association as converted at the time of the sale. If, however, the facts do not justify such a statement, the Offering or other sale may be canceled, a new Estimated Valuation Range set and new offering held.

         In preparing its valuation of the pro forma market value of the Association and the Holding Company upon Conversion, RP Financial relied upon and assumed the accuracy and completeness of all financial and statistical information provided by the Association and the Holding Company. RP Financial also considered information based upon other publicly available sources which it believes are reliable. However, RP Financial does not guarantee the accuracy and completeness of such information and did not independently verify the financial statements and other data provided by the Association and the Holding Company or independently value the assets or liabilities of the Association and the Holding Company. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing shares of Common Stock. The appraisal considers Gloversville Federal and the Holding Company only as going concerns and should not be considered as any indication of the liquidation value of Gloversville Federal or the Holding Company. Moreover, the appraisal is necessarily based on many factors which change from time to time. There can be no assurance that persons who purchase shares in the Conversion will be able to sell such shares at prices at or above the Purchase Price.

Subscription Offering

         In accordance with OTS regulations, non-transferable Subscription Rights have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) Eligible Account Holders (deposit account holders of the Association maintaining an aggregate balance of $50 or more as of September 30, 1996), (2) the Holding Company and the Association's Tax-Qualified Employee Plans; provided, however, that the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range; (3) Supplemental Eligible Accounts Holders (deposit account holders of the Association maintaining a balance of $50 or more as of ___________, 1998), (4) Other Members (depositors of the Association at the close of business on _______ __, 1998 and Borrowers of the Association on ________ __, 198_ and _______ __, 1998, the voting record date for the Special Meeting) and (5) officers, directors and employees of the Association. All subscriptions received will be subject to the availability of Holding Company Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan of Conversion.

         Category  No. 1 is  reserved  for the  Association's  Eligible  Account
Holders. Subscription Rights to purchase shares under this category will be allocated among Eligible Account Holders to permit each such depositor to purchase shares in this Category in an amount equal to the greater of $150,000 of Common Stock, one-tenth of one percent (.10%) of the total shares offered in the Conversion, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of the qualifying deposit of the Eligible Account Holders in the Association, in each case on the Eligibility Record Date. To the extent shares are oversubscribed in this category, shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase, to the extent possible, 100 shares and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

         Category No. 2 provides for the issuance of Subscription Rights to Tax-Qualified Employee Plans to purchase up to 10% of the total amount of shares of Common Stock issued in the Subscription Offering on a second priority basis. However, such plans shall not, in the aggregate, purchase more than 10% of the Holding Company Common Stock issued. The ESOP intends to purchase a total of 8% of the Common Stock issued in the Conversion under this category. Subscription Rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any provision of the Plan of Conversion to the contrary, the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range.

         Category No. 3 is reserved for the Association's Supplemental Eligible Account Holders. Subscription Rights to purchase shares under this category will be allocated among Supplemental Eligible Account Holders to permit each such depositor to purchase shares in this Category in an amount equal to the greater of $150,000 of Common Stock, one-tenth of one percent (.10%) of the total shares of Common Stock offered in the Conversion, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the qualifying deposit of the Supplemental Eligible Account Holders in the converting Association in each case on ___________, 199_ (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitation after satisfying the subscriptions of Eligible Account Holders and Tax Qualified Employee Plans. Any non-transferable Subscription Rights received by an Eligible Account Holder shall reduce, to the extent thereof, the subscription rights to be distributed to such person as a Supplemental Eligible Account Holder. In the event of an oversubscription for shares, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

         Category No. 4 provides, to the extent that shares are then available after satisfying the subscriptions of Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, for the issuance of Subscription Rights to Other Members to purchase in this Category up to the greater of $150,000 of Common Stock, or one-tenth of one percent (.10%) of the Common Stock offered in the Conversion. In the event of an oversubscription, the shares available shall be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on the Association's mutual charter and bylaws in effect on the date of approval by members of this Plan of Conversion.

         Each depositor (including individual retirement accounts ("IRAs") and Keogh account beneficiaries) as of __________ __, 1998 and Borrower as of ________ __, 199_ and _______ __, 1998 and the date of the Special Meeting is entitled at the Special Meeting to cast one vote for each $100 or fraction thereof, of the aggregate withdrawal value of all of such depositor's savings accounts in the Association as of the applicable voting record date, up to a maximum of 1,000 votes. However, no member may vote more than 1,000 votes. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in his own name, each person would be entitled to 1,000 votes for each separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account for a total of 3,000 votes.

         Category No. 5 provides for the issuance of Subscription Rights to officers, directors and employees of the Association, to purchase in this Category up to $150,000 of the Common Stock to the extent that shares are available after satisfying the subscriptions of eligible subscribers in preference Categories 1, 2, 3 and 4. The total number of shares which may be purchased in the conversion under this Category may not exceed 24% of the number of shares of Holding Company Common Stock. In the event of an oversubscription, the available shares will be allocated pro rata among all subscribers in this category based on the number of shares ordered by each subscriber.

Public Offering and Direct Community Offering

         To the extent that shares remain available and subject to market conditions at or near the completion of the Subscription Offering, the Holding Company may offer shares pursuant to the Plan to selected persons in a Public Offering and/or Direct Community Offering on a best-efforts basis through Capital Resources in such a manner as to promote a wide distribution of the Common Stock. Any orders received in connection with the Public Offering and Direct Community Offerings if any, will receive a lower priority than orders properly made in the Subscription Offering by persons properly exercising
Subscription Rights. In addition depending on market conditions, Capital Resources may utilize selected broker-dealers ("Selected Dealers") in connection with the sale of shares in the Public Offering, if any. Common Stock sold in the Public Offering and Direct Community Offerings will be sold at $10.00 per share and hence will be sold at the same price as all other shares in the Conversion. The Holding Company and the Association have the right to reject orders, in whole or in part, in their sole discretion in the Public Offering and Direct Community Offering.

         No person, together with any associate or group of persons acting in concert, will be permitted to purchase more than $150,000 of Common Stock in the Public Offering and Direct Community Offering. To order Common Stock in connection with the Public Offering or Direct Community Offering, if any, an executed stock order and account withdrawal authorization and certification must be received by Capital Resources prior to the termination of such Offering. The date by which orders must be received in the Public Offering and Direct Community Offering will be set by the Holding Company at the time of commencement of such offering; provided however, if the Offering is extended beyond __________ __, 1998, each subscriber will have the opportunity to maintain, modify or rescind his or her subscription. In such event, all subscription funds will be promptly returned with interest to each subscriber unless he or she affirmatively indicates otherwise.

         Capital Resources may enter into agreements with Selected Dealers to assist in the sale of shares in the Public Offering. Selected Dealers may only solicit indications of interest from their customers to place orders with the Holding Company as of a certain date ("Order Date") for the purchase of shares of Conversion Stock with the authorization of Capital Resources. When and if Capital Resources and the Holding Company believe that enough indications of interest and orders have been received to consummate the Conversion, Capital Resources will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected Dealers will send confirmation of the orders to such customers on the next business day after the Order Date. Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the closing date of the Conversion. On the closing date, Selected Dealers will remit funds to the account that the Holding Company established for each Selected Dealer. Each customer's funds so forwarded to the Holding Company, along with all other accounts held in the same title, will be insured up to the applicable legal limit. After payment has been received by the Holding Company from Selected Dealers, funds will earn interest at the Association's passbook rate until the completion of the Offering. In the event the Conversion is not consummated as described above, funds with interest will be returned promptly to the Selected Dealers, who, in turn, will promptly credit their customers' brokerage account.

         In the event the Holding Company determines to conduct a Public Offering and/or Direct Community Offering, persons to whom a prospectus is delivered may subscribe for shares of Common Stock by submitting a completed stock order and account withdrawal authorization (provided by Capital Resources) and an executed certification along with immediately available funds (which may be obtained by debiting a Capital Resources account) to Capital Resources by not later than the public offering expiration date (as established by the Holding Company). Promptly upon receipt of available funds, together with a properly executed stock order and account withdrawal authorization and certification, Capital Resources will forward such funds to Gloversville Federal to be deposited in a subscription escrow account.

         If a subscription in the Public Offering and/or Direct Community Offering is accepted, promptly after the completion of the Conversion, a certificate for the appropriate amount of shares will be forwarded to Capital Resources as nominee for the beneficial owner. In the event that a subscription is not accepted or the Conversion is not consummated, the Association will promptly refund with interest the subscription funds to Capital Resources which will then return the funds to subscribers' accounts. If the aggregate pro forma market value of the Company and the Association, as converted, is less than $4,250,000 or more than $6,612,500, each subscriber will have the right to modify or rescind his or her subscription.

         The opportunity to subscribe for shares of Common Stock in the Public Offering and/or Direct Community Offering is subject to the right of the Association and the Holding Company, in their sole discretion, to accept or reject any such orders in whole or in part.

Additional Purchase Restrictions

         The Plan also provides for certain additional limitations to be placed upon the purchase of shares in the Conversion. Specifically, no person (other than a Tax-Qualified Employee Plan) by himself or herself or with an associate, and no group of persons acting in concert, may subscribe for or purchase more than $150,000 of Common Stock. For purposes of this limitation, an associate of a person does not include a Tax-Qualified Employee Plan or Non-Tax Qualified Employee Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax Qualified or Non-Tax Qualified Employee Plans attributed to a person shall not be aggregated with shares purchased directly by or otherwise attributable to that person except for that portion of a plan which is self-directed by a person. See "- Stock Pricing and Number of Shares to be Issued" regarding potential changes in Subscription Rights in the event of a decrease in the number of shares to be issued in the Conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 34% of the shares to be sold in the Conversion. For purposes of the Plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their Board membership. For purposes of this limitation, an associate of an officer or director does not include a Tax-Qualified Employee Plan. Moreover, any shares attributable to the officers and directors and their associates, but held by a Tax-Qualified Employee Plan (other than that portion of a plan which is self-directed) shall not be included in calculating the number of shares which may be purchased under the limitations in this paragraph. Shares purchased by employees who are not officers or directors of the Association, or their associates, are not subject to this limitation. The term "associate" is used above to indicate any of the following relationships with a person: (i) any corporation or organization (other than the Holding Company or the Association or a majority-owned subsidiary of the Holding Company or the Association) of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person or any relative of such spouse who has the same home as such person or who is a director or officer of the Holding Company or the Association or any subsidiary of the Holding Company or the Association.

         The Boards of Directors of the Holding Company and the Association, in their sole discretion, may increase the maximum purchase limitations referred to above up to 9.99% of the total shares to be offered in the Offering, provided that orders for shares exceeding 5.0% of the shares being offered in the Offering shall not exceed, in the aggregate, 10% of the shares being offered in the Offering or decrease the maximum purchase limitation to one percent of the Common Stock offered in the Conversion. Requests to purchase additional shares of Common Stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth above. Depending on market and financial conditions, the Boards of Directors of the Holding Company and the Association, with the approval of the OTS and without further approval of the members, may increase or decrease any of the above purchase limitations.

         To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares to be allocated, all numbers will be rounded down to the next whole number.

         Common Stock purchased in the Conversion will be freely transferable except for shares purchased by executive officers and directors of the Association or the Holding Company. See "- Restrictions on Transfer of Subscription Rights and Shares."

Marketing Arrangements

         Gloversville Federal has retained Capital Resources, a broker-dealer registered with the Securities and Exchange Commission (the "SEC") and a member of the National Association of Securities Dealers, Inc. (the "NASD"), to consult with and advise the Association and to assist in the distribution of shares in the Offering on a best-efforts basis. Capital Resources is headquartered in Washington, D.C. and its phone number is (202) 466-5685. Among the services Capital Resources will perform are (i) training and educating Gloversville Federal employees, who will be performing certain ministerial functions in the Offering, regarding the mechanics and regulatory requirements of the stock sale process, (ii) keeping records of orders for shares of Common Stock, (iii) targeting Gloversville Federal's sales efforts including preparation of marketing materials, (iv) assisting in the collection of proxies from Members for use at the Special Meeting, and (v) providing its registered stock representatives to staff the Stock Information Center and meeting with and assisting potential subscribers. For its services, Capital Resources will receive a fee of $90,000.

         To the extent registered broker-dealers are utilized, the Holding Company will pay a fee, to be negotiated, to such Selected Dealers, including any sponsoring dealer fees. Fees paid to Capital Resources and to any other broker-dealer may be deemed to be underwriting fees, and Capital Resources and such other broker-dealers may be deemed to be underwriters. The Holding Company has agreed to reimburse Capital Resources for its reasonable out-of-pocket expenses (not to exceed $15,000 without management approval), and its legal fees and expenses (not to exceed $20,000 without management approval) and to indemnify Capital Resources against certain claims or liabilities, including certain liabilities under the Securities Act.

         In the event there is a Public Offering or Direct Community Offering, procedures may be implemented to permit a purchaser to pay for his or her shares with funds held by or deposited with Capital Resources or a "Selected Dealer." See "- Public Offering and Direct Community Offering."

         Directors and executive officers of the Holding Company and the Association may, to a limited extent, participate in the solicitation of offers to purchase Common Stock. Sales will be made from a Stock Information Center located away from the publicly accessible areas (including teller windows) of the Association's office. Other employees of the Association may participate in the Offering in administrative capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in this Prospectus or other offering document. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Capital Resources. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. To the extent permitted under applicable law, directors and executive officers of the Holding Company and the Association may participate in the solicitation of offers to purchase Common Stock, except in the State of Texas where only a representative of Capital Resources will be able to offer and sell securities to Texas residents. The Holding Company will rely on Rule 3a4-1 under the Exchange Act and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Holding Company or the Association will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

         A conversion center will be established at the Association's office, in an area separated from the Association's banking operations. No sales activities will be conducted in the public areas of the Association's offices, but persons will be able to obtain a Prospectus and sales information at such places, and employees will inform prospective purchasers to direct their questions to the conversion center and will provide such persons with the telephone number of the conversion center. Completed stock orders will be accepted at such places, and will be promptly forwarded to the conversion center for processing.

         The Association and the Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares, pursuant to the Plan of Conversion, reside. However, no shares will be offered or sold under the Plan of Conversion to any such person who (1) resides in a foreign country or (2) resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside or as to which the Association and the Holding Company determine that compliance with the securities law of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Association or the Holding Company or any of their officers, directors or employees register, under the securities laws of such state, as a broker, dealer, salesmen or agent. No payments will be made in lieu of the granting of Subscription Rights to any such person.

Method of Payment for Subscriptions

         To purchase shares in the Subscription Offering, an executed order form and certification form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Association's deposit account (which may be given by completing the appropriate blanks in the order form), must be received by the Association by noon, Gloversville, New York time, on ________ __, 1998. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted.

         To order Common Stock in connection with the Public Offering and/or Direct Community Offering, if any, an executed stock order and account withdrawal authorization and certification must be received by Capital Resources prior to the termination of such offering. The date by which orders must be received in the Public Offering and Direct Community Offering will be set by the Holding Company at the time of commencement of such offerings, if any; provided however, if the Offering is extended beyond ________ __, 1998, each subscriber will have the opportunity to maintain, modify or rescind his or her subscription. In such event, all subscription funds will be promptly returned with interest to each subscriber unless he or she affirmatively indicates otherwise. In addition, the Holding Company and the Association are not obligated to accept orders submitted on photocopies or facsimile order forms.

         The Holding Company and the Association have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form or stock order and account withdrawal authorization may not be modified, amended or rescinded without the consent of the Holding Company and the Association unless the Conversion has not been completed by _________ __, 1998.

         Payment for subscriptions in the Subscription Offering, may be made (i) in cash if delivered in person at the office of the Association, (ii) by check or money order or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. Interest will be paid on payments made by cash, check, bank draft or money order, whether or not the Conversion is complete or terminated, at the Association's current passbook rate from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit or time accounts, the funds authorized to be withdrawn from such account will continue to accrue interest at the contractual rates until completion or termination of the Conversion. Such funds will be unavailable to the depositor until completion or termination of the Conversion.

         If a subscriber authorizes the Association to withdraw the amount of the Purchase Price from his certificate account, the Association will do so as of the effective date of Conversion. The Association will waive any applicable penalties for early withdrawal from time accounts at Gloversville Federal for the purpose of purchasing Common Stock. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the rate paid on the remaining balance of the certificate will earn interest at the then-current passbook rate.

         Owners of self-directed IRAs may under certain circumstances use the assets of such IRAs to purchase shares of Common Stock in the Offering, provided that such IRAs are self-directed and are not maintained at the Association. Persons with IRAs maintained at the Association must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Offering. In addition, the provisions of the ERISA and Internal Revenue Service regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of Common Stock in the Offering make such purchases for the exclusive benefit of the IRAs.

         If the ESOP subscribes for shares during the Subscription Offering, such plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for the Purchase Price upon consummation of the Conversion, provided that there is in force from the time of its subscription until such time, a loan commitment to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

         For information regarding the submission of orders in connection with the Public Offering and Direct Community Offering, see "- Public Offering and Direct Community Offering."

         All refunds and any interest due will be paid after completion of the Conversion. Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Association, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

         To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus. The Association will accept for processing only orders submitted on original order forms with the form of certification. Photocopies or facsimile copies of order forms or certifications will not be accepted. Payment by cash, check, money order, bank draft or debit authorization to an existing account at the Association must accompany the order form. No wire transfers will be accepted.

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (September 30, 1996), Supplemental Eligibility Record Date (___________, 1998) and/or the Voting Record Date (_______ __, 1997) must list all accounts on the stock order form giving all names on each account and the account number as of the applicable record date.

         In addition to the foregoing, if shares are offered through Selected Dealers, a purchaser may pay for his shares with funds held by or deposited with a Selected Dealer. If an order form is executed and forwarded to the Selected Dealer or if the Selected Dealer is authorized to execute the order form on behalf of a purchaser, the Selected Dealer is required to forward the order form and funds to the Association for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the Selected Dealer. Alternatively, Selected Dealers may solicit indications of interest from their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall forward executed order forms and certifications to their Selected Dealer or authorize the Selected Dealer to execute such forms. The Selected Dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Association for deposit in a segregated account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with Selected Dealers until the debit date.

Restrictions on Transfer of Subscription Rights and Shares

         Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and employees, officers and directors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be executed only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The OTS regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

         The Association and the Holding Company may pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

         Except as to directors and executive officers of the Association and the Holding Company, the shares of Common Stock sold in the Conversion will be freely transferable. Shares purchased by directors, executive officers or their associates in the Conversion shall be subject to the restrictions that said shares shall not be sold during the period of one year following the date of purchase, except in the event of the death of the stockholder. Accordingly, stock certificates issued by the Holding Company to directors, executive officers and their associates shall bear a legend giving appropriate notice of such restriction and, in addition, the Association and the Holding Company will give appropriate instructions to the transfer agent for the Common Stock with respect to the applicable restriction upon transfer of any restricted shares. Any shares issued at a later date as a stock dividend, stock split or otherwise, to holders of restricted stock, shall be subject to the same restrictions that may apply to such restricted stock. Holding Company stock (like the stock of most companies) is subject to the requirements of the Securities Act. Accordingly, Holding Company stock may be offered and sold only in compliance with registration requirements or pursuant to an applicable exemption from registration.

         Holding Company stock received in the Conversion by persons who are not "affiliates" of the Holding Company may be resold without registration. Shares received by affiliates of the Holding Company (primarily the directors, officers and principal stockholders of the Holding Company) will be subject to the resale restrictions of Rule 144 under the Securities Act, which are discussed below.

         Rule 144 generally requires that there be publicly available certain information concerning the Holding Company, and that sales thereunder be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of Holding Company stock, or (ii) if the stock is admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities bank, the average weekly reported volume of trading during the four weeks preceding the sale.

Participation by the Board and Executive Officers

         The directors and executive officers of Gloversville Federal have indicated their intention to purchase in the Conversion an aggregate of $385,500 of Common Stock, equal to .90%, .77%, .67% or .58% of the number of shares to be issued in the Offering, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. The following table sets forth information regarding Subscription Rights to Common Stock intended to be exercised by each of the directors of the Association, including members of their immediate family and their IRAs, and by all directors and executive officers as a group. The following table assumes that 5.0 million shares, the midpoint of the Estimated Valuation Range, of Common Stock are issued at the Purchase Price of $10.00 per share and that sufficient shares will be available to satisfy the subscriptions indicated. The table does not include shares to be purchased through the ESOP (8.0% of shares issued in the Conversion) or awarded under the proposed RRP (an amount of shares which may be acquired after stockholder ratification of such plan equal to 4.0% of the shares sold in the Conversion) or proposed Stock Option Plan (an amount of shares which may be issued after stockholder ratification of such plan equal to 10.0% of the shares sold in the Conversion).


                                                                                       Number
                                                                       Aggregate      of Shares     Percent of
                                                                       Purchase       at $10.00     Shares at
     Name                              Title                             Price        per Share(1)   Midpoint
     ----                              -----                             -----        ------------   --------
Priscilla J. Bell                   Director                            $10,000         1,000          .02%
Timothy E. Delaney                  Director                            100,000        10,000          .20
Lewis E. Kolar                      Director, President and Chief
                                    Executive Officer                    75,000         7,500          .15
Donald I. Lee                       Director and Secretary               50,000         5,000          .10
Richard D. Ruby                     Chairman of the Board               100,000        10,000          .20
Robert J. Sofarelli                 Director                             20,000         2,000          .04
All other executive officers
   as a group                                                            30,500         3,050          .07
All directors and executive
officers as a group (8 persons)                                         385,500        38,550          .77

----------
(1) Does not include subscriptions by the ESOP, or options which are intended to be granted under the proposed Stock Option Plan or restricted stock awards which are intended to be granted under the proposed RRP, subject to stockholder ratification of such plans.


Risk of Delayed Offering

         The completion of the sale of all unsubscribed shares in the Offering will be dependent, in part, upon the Association's operating results and market conditions at the time of the Offering. Under the Plan of Conversion, all shares offered in the Conversion must be sold within a period ending 24 months from the date of the Special Meeting. While the Association and the Holding Company anticipate completing the sale of shares offered in the Conversion within this period, if the Board of Directors of the Association and the Holding Company are of the opinion that economic conditions generally or the market for publicly traded thrift institution stocks make undesirable a sale of the Common Stock, then the Offering may be delayed until such conditions improve.

         A material delay in the completion of the sale of all unsubscribed shares in the Public Offering or otherwise may result in a significant increase in the costs of completing the Conversion. Significant changes in the Association's operations and financial condition, the aggregate market value of the shares to be issued in the Conversion and general market conditions may occur during such material delay. In the event the Conversion is not consummated within 24 months after the date of the Special Meeting of Members, the Association would charge accrued Conversion costs to then current period operations.

Approval, Interpretation, Amendment and Termination

         All interpretations of the Plan of Conversion, as well as the completeness and validity of order forms and stock order and account withdrawal authorizations, will be made by the Association and the Holding Company and will be final, subject to the authority of the OTS and the requirements of applicable law. The Plan of Conversion provides that, if deemed necessary or desirable by the

Boards of Directors of the Association and the Holding Company, the Plan of Conversion may be substantively amended by the Boards of Directors of the Association and the Holding Company, as a result of comments from regulatory authorities or otherwise, at any time with the concurrence of the OTS and the SEC. In the event the Plan of Conversion is substantially amended, other than a change in the maximum purchase limits set forth herein, the Holding Company intends to notify subscribers of the change and to refund subscription funds with interest unless subscribers affirmatively elect to increase, decrease or maintain their subscriptions. The Plan of Conversion will terminate if the sale of all shares is not completed within 24 months after the date of the Special Meeting of Members. The Plan of Conversion may be terminated by the Boards of Directors of the Holding Company and the Association with the concurrence of the OTS, at any time. A specific resolution approved by a two-thirds vote of the Boards of Directors of the Holding Company and the Association would be required to terminate the Plan of Conversion prior to the end of such 24-month period.

Restrictions on Repurchase of Stock

         For a period of three years following Conversion, the Holding Company may not repurchase any shares of its capital stock, except in the case of an offer to repurchase on a pro rata basis made to all holders of capital stock of the Holding Company. Any such offer shall be subject to the prior approval of the OTS. Furthermore, the Holding Company may not repurchase any of its stock
(i) if the result thereof would be to reduce the regulatory capital of the Association below the amount required for the liquidation account to be established pursuant to OTS regulations and (ii) except in compliance with the requirements of the OTS' capital distribution rule.

         The above limitations are subject to the OTS conversion rules which generally provide that the Holding Company may repurchase its capital stock provided (i) no repurchases occur within one year following the Conversion (subject to certain exceptions), (ii) repurchases during the second and third year after conversion are part of an open market stock repurchase program that does not allow for a repurchase of more than 5% of the Holding Company's outstanding capital stock during a 12- month period, (iii) the repurchases do not cause the Association to become undercapitalized, and (iv) the Holding Company provides notice to the OTS at lease 10 days prior to the commencement of a repurchase program and the OTS does not object to such regulations. In addition, the above limitations do not preclude repurchases of capital stock by the Holding Company in the event applicable federal regulatory limitations are subsequently liberalized.

Income Tax Consequences

         Consummation of the Conversion is expressly conditioned upon prior receipt by the Association of either a ruling from the IRS or an opinion of Silver, Freedman & Taff, L.L.P. with respect to federal taxation, and an opinion of KPMG Peat Marwick LLP with respect to New York taxation, to the effect that consummation of the Conversion will not be taxable to the converted Association or the Holding Company. The full text of the Silver, Freedman & Taff, L.L.P. opinion, the RP Financial Letter (hereinafter defined) and the KPMG Peat Marwick LLP opinion, which opinions are summarized herein, were filed with the SEC as exhibits to the Holding Company's Registration Statement on Form SB-2. See "Additional Information."

         An opinion which is summarized below has been received from Silver, Freedman & Taff, L.L.P. with respect to the proposed Conversion of the Association to the stock form. The Silver, Freedman Taff, L.L.P. opinion states that (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized to the Association in either its mutual form or its stock form by reason of the proposed Conversion, (ii) no gain or loss will be recognized to the Association in its stock form upon the receipt of money and other property, if any, from the Holding Company for the stock of the Association; and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company; (iii) the assets of the Association in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Association in its stock form will include the period during which the assets were held by the Association in its mutual form prior to Conversion; (v) gain, if any, will be realized by the depositors of the Association upon the constructive issuance to them of withdrawable deposit accounts of the Association in its stock form, nontransferable subscription rights to purchase Holding Company Common Stock and/or interests in the Liquidation Account (any such gain will be recognized by such depositors, but only in an amount not in excess of the fair market value of the subscription rights and Liquidation Account interests received); (vi) the basis of the account holder's savings accounts in the Association after the Conversion will be the same as the basis of his or her savings accounts in the Association prior to the Conversion; (vii) the basis of each account holder's interest in the Liquidation Account is assumed to be zero; (viii) based on the RP Financial Letter, as hereinafter defined, the basis of the subscription rights will be zero; (ix) the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof; (x) a stockholder's holding period for Holding Company Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised and the holding period for the Conversion Stock purchased in the Offering will commence on the date following the date on which such stock is purchased; (xi) the Association in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits, of the Association, in its mutual form, as of the date of Conversion; (xii) the Association, immediately after Conversion, will succeed to and take into account the bad debt reserve accounts of the Association, in mutual form, and the bad debt reserves will have the same character in the hands of the Association after Conversion as if no Conversion had occurred; and (xiii) the creation of the Liquidation Account will have no effect on the Association's taxable income, deductions or addition to reserve for bad debts either in its mutual or stock form.

         The opinion from Silver, Freedman & Taff, L.L.P. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Association will receive a letter from RP Financial (the "RP Financial
Letter") which, based on certain assumptions, will conclude that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the Subscription Rights are exercised, whether or not a Public Offering takes place.

         The Association has also received an opinion of Silver, Freedman & Taff, L.L.P. to the effect that, based in part on the RP Financial Letter: (i) no taxable income will be realized by depositors as a result of the exercise of non-transferable Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; (ii) no taxable income will be recognized by borrowers, directors, officers and employees of the Association on the receipt or exercise of Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; and (iii) no taxable income will be realized by the Association or Holding Company on the issuance of Subscription Rights to eligible subscribers to purchase shares of Holding Company Common Stock at fair market value.

         Notwithstanding the RP Financial Letter, if the Subscription Rights are subsequently found to have a fair market value and are deemed a distribution of property, it is Silver, Freedman & Taff, L.L.P.'s opinion that gain or income will be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and the Association and/or the Holding Company may be taxable on the distribution of the Subscription Rights.

         With respect to New York taxation, the Association has received an opinion from KPMG Peat Marwick LLP to the effect that the New York tax consequences to the Association, in its mutual or stock form, the Holding Company, eligible account holders, parties receiving Subscription Rights, parties purchasing conversion stock, and other parties participating in the Conversion will be the same as the federal income tax consequences described above.

         Unlike a private letter ruling, the opinions of Silver, Freedman & Taff, L.L.P. and KPMG Peat Marwick LLP, as well as the RP Financial Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Delaware or New York tax authorities.

                    RESTRICTIONS ON ACQUISITIONS OF STOCK AND
                      RELATED TAKEOVER DEFENSIVE PROVISIONS

         Although the Boards of Directors of the Association and the Holding Company are not aware of any effort that might be made to obtain control of the Holding Company after Conversion, the Board of Directors, as discussed below, believe that it is appropriate to include certain provisions as part of the Holding Company's certificate of incorporation to protect the interests of the Holding Company and its stockholders from takeovers which the Board of Directors of the Holding Company might conclude are not in the best interests of the Association, the Holding Company or the Holding Company's stockholders.

         The following discussion is a general summary of material provisions of the Holding Company's certificate of incorporation and bylaws and certain other regulatory provisions which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Holding Company's certificate of incorporation and bylaws and the Association's proposed stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of the Association's Conversion Application filed with the OTS and the Holding Company's Registration Statement filed with the SEC. See "Additional Information."

Provisions of the Holding Company's Certificate of Incorporation and Bylaws

         Directors. Certain provisions of the Holding Company's certificate of incorporation and bylaws will impede changes in majority control of the Board of Directors. The Holding Company's certificate of incorporation provides that the Board of Directors of the Holding Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, assuming a Board of six directors, it would take two annual elections to replace a majority of the Holding Company's Board. The Holding Company's certificate of incorporation also provides that the size of the Board of Directors may be increased or decreased only by a majority vote of the whole Board or by a vote of 80% of the shares eligible to be voted at a duly constituted meeting of stockholders called for such purpose. The bylaws also pro vide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The certificate of incorporation provides that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote.

         Restrictions   on  Call  of  Special   Meetings.   The  certificate  of
incorporation of the Holding Company provides that a special meeting of stockholders may be called only pursuant to a resolution of the Board of Directors and for only such business as directed by the Board. Stockholders are not authorized to call a special meeting.

         Absence of Cumulative Voting. The Holding Company's certificate of incorporation does not provide for cumulative voting rights in the election of directors.

         Authorization of Preferred Stock. The certificate of incorporation of the Holding Company authorizes 100,000 shares of serial preferred stock, $.01 par value. The Holding Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Holding Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board deems to be in the best interests of the Holding Company and its stockholders.

         Limitation on Voting Rights. The certificate of incorporation of the Holding Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit"), be entitled or permitted to any vote in respect of the shares held in excess of the Limit. This limitation would not inhibit any person from soliciting (or voting) proxies from other beneficial owners for more than 10% of the Common Stock or from voting such proxies. Beneficial ownership is to be determined pursuant to Rule 13d-3 of the General Rules and Regulations of the Exchange Act, and in any event includes shares beneficially owned by any affiliate of such person, shares which such person or his affiliates (as defined in the certificate of incorporation) have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power but shall not include shares beneficially owned by directors, officers and employees of the Association or the Holding Company. This provision will be enforced by the Board of Directors to limit the voting rights of persons beneficially owning more than 10% of the stock and thus could be utilized in a proxy contest or other solicitation to defeat a proposal that is desired by a majority of the stockholders.

         Procedures for Certain  Business  Combinations.  The Holding  Company's
certificate of incorporation requires that certain business combinations (including transactions initiated by management) between the Holding Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares, voting as a single class, of the Holding Company, (ii) be approved by two-thirds of the continuing Board of Directors (i.e., persons serving prior to the 10% stockholder becoming such) or (iii) involve consideration per share generally equal to that paid by such 10% stockholder when it acquired its block of stock.

         It should be noted that, since the Board and executive officers (8 persons) intend to purchase approximately $385,500 of the shares offered in the Conversion and may control the voting of additional shares through the ESOP and proposed RRP and Stock Option Plan, the Board and management may be able to block the approval of combinations requiring an 80% vote even where a majority of the stockholders vote to approve such combinations.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to the Holding Company's certificate of incorporation must be approved by the Holding Company's Board of Directors and also by a majority of the outstanding shares of the Holding Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the certificate of incorporation).

         The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Purpose and Takeover Defensive Effects of the Holding Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Association believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Association in the orderly deployment of the conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believes these provisions are in the best interest of the Association and of the Holding Company and its stockholders. In the judgment of the Board of Directors, the Holding Company's Board will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of its stockholders. Ac cordingly, the Board of Directors believes that it is in the best interests of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Holding Company and which is in the best interests of all stockholders.

         Attempts to take over financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Holding Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining stockholders of the benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners becomes less than the 300 required for Exchange Act registration.

         Despite the belief of the Association and the Holding Company as to the benefits to stock holders of these provisions of the Holding Company's certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provi sions will also render the removal of the Holding Company's Board of Directors and of management more difficult. The Board will enforce the voting limitation provisions of the charter in proxy solicitations and accordingly could utilize these provisions to defeat proposals that are favored by a majority of the stockholders. The Boards of Directors of the Association and the Holding Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders after the Conversion, the Holding Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Holding Company and the Association do not presently intend to propose the adoption of further restrictions on the acquisition of the Holding Company's equity securities.

Other Restrictions on Acquisitions of Stock

         Delaware Anti-Takeover Statute. The Delaware General Corporation Law (the "DGCL") provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Holding Company, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder).

         However, these provisions of the DGCL do not apply to Delaware corporations with less than 2,000 stockholders or which do not have voting stock listed on a national exchange or listed for quotation with a registered national securities association. Gloversville Federal may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by this provision. At the present time, the Board of Directors does not intend to propose any such amendment.

         Federal Regulation. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, this regulation prohibits any person, without the prior approval of the OTS, from acquiring or making an offer to acquire (if the offer is opposed by the savings association) more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% may not be counted as shares entitled to vote and may not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders. Like the charter provisions outlined above, these federal regulations can make a change in control more difficult, even if desired by the holders of the majority of the shares of the stock. The Board of Directors reserves the right to ask the OTS or other federal regulators to enforce these restrictions against persons seeking to obtain control of the Holding Company, whether in a proxy solicitation or otherwise. The policy of the Board is that these legal restrictions must be observed in every case, including instances in which an acquisition of control of the Holding Company is favored by a majority of the stockholders.

         Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, federal regulations require that, prior to obtaining control of a savings association, a person, other than a company, must give 60 days' prior notice to the OTS and have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law (as well as the regulations referred to below) the term "savings association" includes state and federally chartered SAIF-insured institutions and federally chartered savings banks whose accounts are insured by the FDIC's BIF and holding companies thereof.

         Control, as defined under federal law, in general means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of a savings association's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the OTS regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The OTS regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.


                          DESCRIPTION OF CAPITAL STOCK

Holding Company Capital Stock

         The 1,300,000 shares of capital stock authorized by the Holding Company certificate of incorporation are divided into two classes, consisting of 1,200,000 shares of Common Stock (par value $.01 per share) and 100,000 shares of serial preferred stock (par value $.01 per share). The Holding Company currently expects to issue between 425,000 and 575,000 shares (subject to increase to 661,250) of Common Stock in the Conversion and no shares of serial preferred stock. The aggregate par value of the issued shares will constitute the capital account of the Holding Company on a consolidated basis. Upon payment of the Purchase Price, all shares issued in the Conversion will be duly authorized, fully paid and nonassessable. The balance of the purchase price of Common Stock, less expenses of Conversion, will be reflected as paid-in capital on a consolidated basis. See "Capitalization."

         Each share of the Common Stock will have the same relative rights and will be identical in all respects with each other share of the Common Stock. The Common Stock of the Holding

Company will represent non-withdrawable capital, will not be of an insurable type and will not be insured by the FDIC.

         Under Delaware law, the holders of the Common Stock will possess exclusive voting power in the Holding Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, subject to the limitation discussed under "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions - Provisions of the Holding Company's Certificate of Incorporation and Bylaws - Limitation on Voting Rights." If the Holding Company issues preferred stock subsequent to the Conversion, holders of the preferred stock may also possess voting powers.

         Liquidation or Dissolution. In the event of any liquidation, dissolution or winding up of the Association, the Holding Company, as the sole holder of the Association's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible and Supplemental Account Holders, all assets of the Association available for distribution. In the event of liquidation, dissolution or winding up of the Holding Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Holding Company available for distribution. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association." If preferred stock is issued subsequent to the Conversion, the holders thereof may have a priority over the holders of Common Stock in the event of liquidation or dissolution.

         No Preemptive Rights. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock will not be subject to call for redemption, and, upon receipt by the Holding Company of the full purchase price therefor, each share of the Common Stock will be fully paid and nonassessable.

         Preferred Stock. After Conversion, the Board of Directors of the Holding Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

         Except as discussed above, the Holding Company has no present plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes, including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering, or under a stock based employee plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described herein or as otherwise required to approve the transaction in which the additional authorized shares of common stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Holding Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

         Restrictions on Acquisitions. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions" for a description of certain provisions of the Holding Company's certificate of incorporation and bylaws which may affect the ability of the Holding Company's stockholders to participate in certain transactions relating to acquisitions of control of the Holding Company.

         Dividends. The Holding Company's Board of Directors may consider a policy of paying cash dividends on the Common Stock in the future. No decision has been made, however, as to the amount or timing of such dividends, if any. The declaration and payment of dividends are subject to, among other things, the Holding Company's then current and projected consolidated operating results, financial condition, regulatory restrictions, future growth plans and other factors the Board deems relevant. Therefore, no assurance can be given that any dividends will be declared.

         The ability of the Holding Company to pay cash dividends to its stockholders will be dependent, in part, upon the ability of the Association to pay dividends to the Holding Company. OTS regulations do not permit the Association to declare or pay a cash dividend on its stock or repurchase shares of its stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account or to meet applicable regulatory capital requirements. See "Regulation - Limitations on Dividends and Other Capital Distributions" for information regarding OTS regulations governing the Association's ability to pay dividends to the Holding Company.

         Delaware law generally limits dividends of the Holding Company to an amount equal to the excess of its net assets over its paid-in capital or, if there is no such excess, to its net earnings for the current and immediately preceding fiscal year. In addition, as the Holding Company does not anticipate, for the immediate future, engaging in activities other than (i) investing in cash, short-term securities and investment and mortgage-backed securities similar to those invested in by the Association and (ii) holding the stock of Gloversville Federal, the Holding Company's ability to pay dividends will be limited, in part, by the Association's ability to pay dividends, as set forth above.

         Earnings appropriated to the Association's "Excess" bad debt reserves and deducted for federal income tax purposes cannot be used by the Association to pay cash dividends to the Holding Company without adverse tax consequences. See "Regulation - Federal and State Taxation."


                              LEGAL AND TAX MATTERS

         The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for Gloversville Federal by the firm of Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), 7th Floor, East Tower, 1100 New York Avenue, NW, Washington, DC 20005. Silver, Freedman & Taff, L.L.P. has consented to the references herein to its opinions. The New York income tax consequences of the Conversion will be passed upon by KPMG Peat Marwick LLP. KPMG Peat Marwick LLP has consented to references herein to its opinion. Capital Resources has been represented in the Conversion by Serchuk & Zelermyer, LLP, 81 Main Street, White Plains, New York.


                                     EXPERTS

         The financial statements of Gloversville Federal as of September 30, 1997 and 1996 and for each of the years in the three year period ended September 30, 1997 appearing in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

         RP Financial has consented to the inclusion herein of the summary of its letter to the Association setting forth its opinion as to the estimated pro forma market value of the Holding Company and the Association as converted and to the reference to its opinion that subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value.


                             ADDITIONAL INFORMATION

         The Holding Company has filed with the SEC a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. However, the prospectus does contain a description of the material provisions of the documents contained therein. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, DC 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a Web site. The address of the SEC's Web site is "http://www.sec.gov." The statements contained herein as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof which describe only the material provisions of such documents; each such statement is qualified by reference to such contract or document.

         The Association has filed an Application for Conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the OTS, 1700 G Street, NW, Washington, DC 20552 and at the Chicago District Office of the OTS, Suite 1300, 200 West Madison Street, Chicago, Illinois 60606, without charge.

         In connection with the Conversion, the Holding Company will register the Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Holding Company and the holders of its Common Stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the

Exchange Act. Under the Plan, the Holding Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

         A copy of the Certificate of Incorporation and Bylaws of the Holding Company are available without charge from the Association.

                          GLOVERSVILLE FEDERAL SAVINGS
                              AND LOAN ASSOCIATION

                              Financial Statements

                      As of September 30, 1997 and 1996 and
                     for the years in the three-year period
                            ended September 30, 1997


                   (With Independent Auditors' Report Thereon)

                     [LETTERHEAD FOR KPMG PEAT MARWICK LLP]




                          Independent Auditors' Report


The Board of Directors
Gloversville Federal Savings and
  Loan Association
Gloversville, New York


We have audited the accompanying statements of financial condition of Gloversville Federal Savings and Loan Association (the Association) as of September 30, 1997 and 1996, and the related statements of operations, changes in equity and cash flows for each of the years in the three year period ended September 30, 1997. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gloversville Federal Savings and Loan Association as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three year period ended September 30, 1997 in conformity with generally accepted accounting principles.

                                        /s/ KPMG Peat Marwick LLP


December 12, 1997

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

                        Statements of Financial Condition


                                                           September 30,
                                                  ------------------------------
          Assets                                       1997              1996
                                                       ----              ----
Cash and due from banks ......................    $  1,922,386        1,098,081
Interest bearing time deposits ...............            --            100,000
                                                  ------------     ------------
    Total cash and cash equivalents ..........       1,922,386        1,198,081

Securities available for sale ................       7,017,111        7,438,982
Net loans receivable .........................      49,526,290       49,636,131
Accrued interest receivable ..................         332,122          329,991
Other real estate owned ......................         312,892           69,548
Premises and equipment, net ..................       1,538,364        1,793,739
Prepaid expenses and other assets ............         372,642          539,608
                                                  ------------     ------------
    Total assets .............................    $ 61,021,807       61,006,080
                                                  ============     ============

        Liabilities and Equity

Liabilities:
 Deposits:
    Demand and N.O.W. accounts ...............       5,147,684        5,174,015
    Savings and money market accounts ........      22,954,408       23,531,620
    Time deposit accounts ....................      28,014,594       27,010,165
                                                  ------------     ------------
    Total deposits ...........................      56,116,686       55,715,800

 Accrued expenses and other liabilities ......         325,152        1,200,324
 Borrowings ..................................       1,300,000          300,000
                                                  ------------     ------------
    Total liabilities ........................      57,741,838       57,216,124
                                                  ------------     ------------

Commitments and contingent liabilities
 (note 10)

Equity:
  Retained earnings ..........................       3,301,370        3,884,148
  Net unrealized loss on securities
   available for sale, net of taxes ..........         (21,401)         (94,192)
                                                  ------------     ------------
    Total equity .............................       3,279,969        3,789,956
                                                  ------------     ------------
    Total liabilities and equity .............    $ 61,021,807       61,006,080
                                                  ============     ============


See accompanying notes to financial statements.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

                            Statements of Operations

                               For the Years Ended

                                                       September 30,
                                           ---------------------------------------
                                                1997         1996           1995
                                                ----         ----           ----
Interest and dividend income:
 Interest and fees on loans .............  $ 4,409,006     4,131,580     3,928,591
 Securities available for sale ..........      458,932       466,898       398,455
 Securities held to maturity ............         --            --         302,124
 Interest bearing deposits ..............       36,714       134,345       186,839
                                           -----------   -----------   -----------
  Total interest and dividend income ....    4,904,652     4,732,823     4,816,009
                                           -----------   -----------   -----------

Interest expense:
 N.O.W. accounts ........................       64,841        69,251        84,852
 Savings and money market accounts ......      837,803       679,589       645,219
 Time deposit accounts ..................    1,522,058     1,667,030     1,796,706
 Borrowings .............................       21,777           178          --
                                           -----------   -----------   -----------
  Total interest expense ................    2,446,479     2,416,048     2,526,777
                                           -----------   -----------   -----------

  Net interest income ...................    2,458,173     2,316,775     2,289,232

Provision for loan losses ...............      792,266       714,276       128,876
                                           -----------   -----------   -----------
  Net interest income after provision
   for loan losses ......................    1,665,907     1,602,499     2,160,356
                                           -----------   -----------   -----------

Other income:
 Fees and service charges ...............      140,309       118,499        96,130
 Net (loss) gain on sale or writedown
  of premises and equipment .............         --         (15,322)       86,379
 Net gain on sale of securities available
  for sale ..............................         --            --         204,285
 Other ..................................       14,810         6,091         4,957
                                           -----------   -----------   -----------
 Total other income .....................      155,119       109,268       391,751
                                           -----------   -----------   -----------

Other expenses:
 Compensation and employee benefits .....      892,434       826,360       868,163
 Occupancy expenses .....................      224,598       212,054       156,802
 Federal deposit insurance premiums .....       56,665       130,387       143,696
 Special one-time FDIC assessment .......         --         414,835          --
 Advertising expenses ...................      110,796       140,291        92,152
 Directors' fees and expenses ...........      102,912        76,298        41,861
 Equipment and data processing expenses .      319,110       310,218       282,206
 Other real estate expenses .............       73,030        27,039       126,719
 Other operating expenses ...............      539,251       832,815       486,759
                                           -----------   -----------   -----------
  Total other expenses ..................    2,318,796     2,970,297     2,198,358
                                           -----------   -----------   -----------

(Loss) income before income tax
 (benefit) expense ......................     (497,770)   (1,258,530)      353,749

Income tax expense (benefit) ............       85,008      (222,324)      102,443
                                           -----------   -----------   -----------
  Net (loss) income .....................  $  (582,778)   (1,036,206)      251,306
                                           ===========   ===========   ===========


See accompanying notes to financial statements.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

                         Statements of Changes in Equity

             For the Years Ended September 30, 1997, 1996, and 1995


                                                     Net unrealized
                                                      gain(loss) on
                                                        securities
                                        Retained         available       Total
                                        earnings         for sale       equity
                                        --------         --------       ------
Balance at October 1, 1994 ........   $ 4,669,048         35,609      4,704,657
Net income for 1995 ...............       251,306           --          251,306
Change in valuation allowance
 for securities available for
 sale, net of income taxes ........          --         (101,943)      (101,943)
                                      -----------    -----------    -----------

Balance at September 30, 1995 .....     4,920,354        (66,334)     4,854,020
Net loss for 1996 .................    (1,036,206)          --       (1,036,206)
Change in valuation allowance
 for securities available for
 sale, net of income taxes ........          --          (27,858)       (27,858)
                                      -----------    -----------    -----------

Balance at September 30, 1996 .....     3,884,148        (94,192)     3,789,956
Net loss for 1997 .................      (582,778)          --         (582,778)
Change in valuation allowance
 for securities available for
 sale, net of income taxes ........          --           72,791         72,791
                                      -----------    -----------    -----------

Balance at September 30, 1997 .....   $ 3,301,370        (21,401)     3,279,969
                                      ===========    ===========    ===========


See accompanying notes to financial statements.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

                            Statements of Cash Flows

                               For the Years Ended


                                                         September 30,
                                             --------------------------------------
                                                 1997         1996           1995
                                                 ----         ----           ----
Cash flows from operating activities:
 Net (loss) income .......................  $  (582,778)   (1,036,206)      251,306
 Adjustments to reconcile net (loss)
   income to net cash (used in)
   provided by operating activities:
  Depreciation expense ...................      291,086       227,646       179,412
  Provision for loan losses ..............      792,266       714,276       128,876
  Deferred tax expense (benefit) .........      125,000       (55,651)       85,676
  Writedown of other real estate owned ...       33,032        24,300        88,100
  Net gain on sale of other real estate
   owned .................................      (38,881)      (76,847)      (18,093)
  Net loss (gain) on sale or writedown
   of premises and equipment .............         --          15,322       (86,379)
  Net gain on sale of securities
   available for sale ....................         --            --        (204,285)
  (Increase) decrease in accrued interest
   receivable ............................       (2,131)       49,528        10,984
  (Increase) decrease in prepaid expenses
   and other assets ......................      (12,947)       (4,536)     (362,379)
  (Decrease) increase in accrued expenses
   and other liabilities .................     (875,172)      846,553       163,908
                                            -----------   -----------   -----------
    Total adjustments ....................      312,253     1,740,591       (14,180)

    Net cash (used in) provided by
      operating activities ...............     (270,525)      704,385       237,126
                                            -----------   -----------   -----------

Cash flows from investing activities:
 Purchase of securities available for sale         --      (4,601,592)  (10,490,471)
 Proceeds from sale of securities
   available for sale ....................         --            --      13,636,976
 Proceeds from principal repayment of
   securities available for sale .........      549,575       430,569        56,339
 Proceeds from maturity and redemption
   of securities available for sale ......         --       3,700,000     1,500,000
 Purchase of securities held to maturity .         --            --        (500,000)
 Proceeds from maturity and redemption
   of securities held to maturity ........         --       2,500,000     1,590,000
 Net increase in loans receivable ........   (1,193,317)   (2,409,148)   (2,903,669)
 Proceeds from sale of other real estate
   owned .................................      273,397       462,684       262,348
 Capital expenditures ....................      (35,711)     (920,326)     (287,053)
 Net proceeds from sale of premises and
   equipment .............................         --            --         407,552
                                            -----------   -----------   -----------
   Net cash (used in) provided by
     investing activities ................     (406,056)     (837,813)    3,272,022
                                            -----------   -----------   -----------

Cash flows financing activities:
 Net increase (decrease) in deposits .....      400,886    (2,149,816)   (6,837,041)
 Net increase in borrowings ..............    1,000,000       300,000          --
                                            -----------   -----------   -----------
   Net cash provided by (used in)
     financing activities ................    1,400,886    (1,849,816)   (6,837,041)

Net increase (decrease) in cash and
   cash equivalents ......................      724,305    (1,983,244)   (3,327,893)
Cash and cash equivalents at
   beginning of year .....................    1,198,081     3,181,325     6,509,218
                                            -----------   -----------   -----------
Cash and cash equivalents at end
   of year ...............................  $ 1,922,386     1,198,081     3,181,325
                                            ===========   ===========   ===========

                                                                     (Continued)

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

                               For the Years Ended


                                                     September 30,
                                           -------------------------------------
                                              1997         1996          1995
                                              ----         ----          ----
Additional disclosures relative
   to cash flows:

 Interest paid ..........................  $ 2,446,479   2,416,048    2,526,955
                                           ===========  ==========   ==========

 (Refunds Received) Taxes paid ..........  $  (165,891)    (83,587)     330,699
                                           ===========  ==========   ==========

Supplemental schedule of non-cash
   investing and financing activities:
 Transfers from loans to other real
   estate owned .........................  $   510,892     297,909      180,577
                                           ===========  ==========   ==========

 Securities held to maturity transferred
   to securities available for sale under
   the provisions of the FASBis Special
   Report ...............................  $      --     2,000,000         --
                                           ===========  ==========   ==========

 Change in net unrealized loss on
   securities available for sale,
   net of $54,913, ($21,015) and
   ($76,904) tax effect at
   September 30, 1997, 1996 and
   1995, respectively ...................  $    72,791     (27,858)    (101,943)
                                           ===========  ==========   ==========


See accompanying notes to financial statements.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

                          Notes to Financial Statements

                           September 30, 1997 and 1996


(1) Significant Accounting Policies

     The accounting and reporting policies of Gloversville Federal Savings and Loan Association (the Association) conform, in all material respects, to generally accepted accounting principles and to general practice within the thrift industry. The following is a description of the more significant of those policies which the Association follows in preparing and presenting its financial statements.

     (a) Basis of Presentation

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          A substantial portion of the Association's loans are secured by real estate in the Upstate New York area, primarily in Fulton, Montgomery and Saratoga counties. In addition, the other real estate owned is located in the same market area. Accordingly, the ultimate collectibility of a substantial portion of the Association's loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in these areas.

          The determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures in satisfaction of loans are based on material estimates that are susceptible to change based on such factors as economic conditions in the market area serviced by the Association, financial conditions of individual borrowers, and changes in underlying collateral values. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned, management obtains independent appraisals for significant properties.

          Management believes that the allowance for loan losses and the valuation of other real estate owned are adequate. While management uses available information to recognize losses on loans and other real estate owned, future additions to valuation allowances may be necessary based on changes in economic conditions, particularly in the Association's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for loan losses and other real estate owned. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination which may not be currently available to management.

     (b) Cash and Cash Equivalents

          For purposes of reporting cash flows, the Association considers all cash and due from bank balances and interest bearing time deposits with maturities of less than three months to be cash and cash equivalents.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(1), Continued

     (c) Securities

          The Association accounts for securities in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires classification of securities into three categories: trading, available for sale, or held to maturity. The Association classifies its debt securities, including mortgage backed securities, as either available for sale or held to maturity, as the Association does not hold any securities for trading purposes. Held to maturity securities are those debt securities for which the Association has the positive intent and the ability to hold until maturity. All other securities are classified as available for sale. As of September 30, 1997 and 1996 all securities were classified as available for sale.

          Available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost, adjusted for the amortization of premiums and accretion of discounts. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of equity until realized. Federal Home Loan Bank of New York stock, a non-marketable equity security, is included in securities available for sale at cost since there is no readily available fair value. This investment is required for membership.

          A decline in the fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

          Interest income includes interest earned on the securities and the amortization of premiums and accretion of discounts. Amortization and accretion is recorded using a method that approximates the level-yield method. Realized gains or losses on securities sold are recognized on the trade date using the specific identification method.

     (d) Reclassification of Investment Securities

          In November  1995,  the staff of the  Financial  Accounting  Standards
          Board released a Special Report, iA Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities.i The Special Report contained a unique provision that allowed entities to, as of one date between November 15, 1995 and December 31, 1995, reassess the appropriateness of the classifications of all securities held at that time. In conjunction with the provisions of the Special Report, dated December 31, 1995, the Association transferred securities with an amortized cost of $2,000,000 and an estimated fair value of $1,985,000 from securities held to maturity to securities available for sale.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(1), Continued

     (e) Loans Receivable

          Loans are carried at the principal amount outstanding less net deferred loan fees and the allowance for loan losses. Loan fees received and certain direct loan origination costs are deferred, and the net fee or cost is amortized into income so as to provide for a level-yield of interest on the underlying loans. Amortization of related net deferred fees is suspended when a loan is placed on nonaccrual status.

          Interest on loans is recognized on an accrual basis. Loans are generally placed on nonaccrual status when principal or interest becomes 90 days or more past due or sooner if management believes it is prudent to do so. Unpaid interest previously recognized is reversed when a loan is placed on nonaccrual status. Loans generally remain on nonaccrual status until past due principal and interest payments are brought current through cash collections or when, in the opinion of management, the loans are estimated to be fully collectible as to principal and interest.

          An allowance for loan losses is established through a provision charged to operations. Losses on loans are charged to the allowance for loan losses when all or a portion of a loan is deemed to be uncollectible. Recoveries of loans previously charged off are credited to the allowance when realized. Management's periodic evaluation of the adequacy of the allowance for loan losses considers known and inherent risks in the portfolio, adverse situations which may affect the borrowers' ability to repay, estimated value of underlying collateral, results of reviews performed on specific problem loans, and current and prospective economic conditions in the Association's lending area.

          Impaired loans are identified and measured in accordance with SFAS No. 114, iAccounting by Creditors for Impairment of a Loani, and SFAS No. 118, iAccounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures.i These Statements prescribe recognition criteria for loan impairment, and measurement methods for impaired loans and loans whose terms are modified in troubled-debt restructurings subsequent to the adoption of these Statements. The adoption of these Statements on October 1, 1995 did not have a material effect on the Associationis financial statements.

     (f) Other Real Estate Owned

          Other real estate owned is recorded at the lower of cost (defined as fair value at initial foreclosure) or fair value of the asset acquired, less estimated costs to dispose of the property. Costs of developing and improving such properties are capitalized, where appropriate. Subsequent declines in the value of other real estate owned and expenses relating to holding such real estate are charged to operations as incurred. Other real estate owned consists primarily of residential properties

     (g) Premises and Equipment

          Premises  and   equipment   are  carried  at  cost  less   accumulated
          depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(1), Continued

     (h) Income Taxes

          The Association accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized subject to management's judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (i) Financial Instruments

          In the normal course of business, the Association is a party to certain financial instruments with off-balance-sheet risk, such as commitments to extend credit, unused lines of credit, and standby letters of credit. The Association's policy is to record such instruments when funded.

     (j) Transfers of Financial Assets and Extinguishment of Liabilities

          In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Certain aspects of SFAS No. 125 were amended by SFAS No. 127 "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The adoption of SFAS No. 125, as amended, did not have a material impact on the Association's financial statements.

     (k) Reclassification

          Amounts in the prior periods' financial statements are reclassified whenever necessary to conform with the current periodis presentation.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(1), Continued

     (l) Recent Accounting Pronouncement

          In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. "SFAS No. 130", "Reporting Comprehensive Income". SFAS No. 130 states that comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. This statement is effective for fiscal years beginning after December 15, 1997. Management does not believe that the impact of adopting this Statement will be material to the Association's financial statements.


(2) Securities Available for Sale

     The amortized cost, gross unrealized gains and losses, and estimated fair values of securities available for sale at September 30, 1997 and 1996 are summarized as follows:

                                                           September 30, 1997
                                           ------------------------------------------------
                                                          Gross         Gross    Estimated
                                            Amortized   Unrealized    Unrealized    Fair
                                              Cost         Gains        Losses      Value
                                              ----         -----        ------      -----
Debt securities:
U.S. Government agency obligations .......  $2,998,160       1,867      (6,020)   2,994,007
Mortgage backed securities ...............   3,595,397      14,059     (47,452)   3,562,004
                                            ----------  ----------  ----------   ----------
       Total debt securities .............   6,593,557      15,926     (53,472)   6,556,011
Non-marketable equity securities:
Stock in FHLB ............................     461,100        --          --        461,100
                                            ----------  ----------  ----------   ----------
       Total securities available for sale  $7,054,657      15,926     (53,472)   7,017,111
                                            ==========  ==========  ==========   ==========



                                                           September 30, 1996
                                            -------------------------------------------------
                                                           Gross        Gross       Estimated
                                            Amortized    Unrealized   Unrealized       Fair
                                               Cost        Gains        Losses        Value
                                               ----        -----        ------        -----
Debt securities:
U.S. Government agency obligations .......  $2,998,160       --        (64,726)    2,933,434
Mortgage backed securities ...............   4,144,972       --       (100,524)    4,044,448
                                            ----------   ----------  ----------   ----------
       Total debt securities .............   7,143,132       --       (165,250)    6,977,882
Non-marketable equity securities:
Stock in FHLB ............................     461,100       --           --         461,100
                                            ----------   ----------   ---------   ----------
       Total securities available for sale  $7,604,232       --        (165,250)   7,438,982
                                            ==========   ==========   =========   ==========


     At September 30, 1997 and 1996, mortgage backed securities consisted of Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA) securities.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(2), Continued

     The following sets forth information with regard to remaining contractual maturities of debt securities available for sale as of September 30, 1997 (mortgage backed securities are included based on the final contractual maturity date):

                                                                       Estimated
                                                   Amortized             Fair
                                                      Cost               Value
                                                      ----               -----
Within one year ..........................         $  693,867            671,834
From one to five years ...................          2,997,587          2,971,146
From five to ten years ...................               --                 --
After ten years ..........................          2,902,103          2,913,031
                                                   ----------         ----------
                                                   $6,593,557          6,556,011
                                                   ==========         ==========

     Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

     There were no security sales for the years ended September 30, 1997 and 1996. Proceeds from the sale of securities available for sale for the year ended September 30, 1995 totaled $13,720,234. Gross gains and losses realized on the sale of securities available for sale for the year ended September 30, 1995 were $410,762 and $206,477, respectively.


(3) Net Loans Receivable

     Net loans receivable at September 30, 1997 and 1996 are summarized as follows:

                                                        1997           1996
                                                        ----           ----
Loans secured by real estate:
     Residential one-to-four family ..............  $ 36,890,541     40,262,375
     Multi-family and commercial .................     7,949,702      4,635,401
     Residential one-to-four family construction .       539,284        937,994
                                                    ------------   ------------
         Total loans secured by real estate ......    45,379,527     45,835,770
                                                    ------------   ------------
Other loans:
     Commercial business .........................     1,421,581      1,229,279
     Home equity .................................     3,379,775      2,868,795
     Other consumer ..............................     1,111,559      1,154,440
                                                    ------------   ------------
         Total other loans .......................     5,912,915      5,252,514
                                                    ------------   ------------
         Gross loans receivable ..................    51,292,442     51,088,284

Less:
     Net deferred loan fees ......................      (153,171)      (201,543)
     Allowance for loan losses ...................    (1,612,981)    (1,250,610)
                                                    ------------   ------------
         Net loans receivable ....................  $ 49,526,290     49,636,131
                                                    ============   ============

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(3), Continued

     Activity in the allowance for loan losses is summarized as follows for the years ended September 30, 1997, 1996 and 1995:

                                             1997          1996          1995
                                             ----          ----          ----
Balance at beginning of year .........  $ 1,250,610       779,417       856,480
Charge-offs ..........................     (466,182)     (254,364)     (209,660)
Recoveries ...........................       36,287        11,281         3,721
Provision charged to operations ......      792,266       714,276       128,876
                                        -----------   -----------   -----------
Balance at end of year ...............  $ 1,612,981     1,250,610       779,417
                                        ===========   ===========   ===========

     Non-performing loans consist of loans on nonaccrual status at September 30, 1997 and 1996 amounting to $3,792,873 and $2,212,425, respectively. There were no loans past due as to principal or interest greater than 90 days and still accruing interest or accruing loans in a trouble debt restructuring as of September 30, 1997 or 1996. Included in nonaccrual loans at September 30, 1997 are approximately $1.6 million of loans restructured in trouble debt restructurings. At September 30, 1996, a number of substandard classified residential loans were past due as to property taxes on property collateralizing the loans. The total amount of the related past due taxes on these substandard loans was approximately $318,000 at September 30, 1996.

     During 1997, certain loans with past due property taxes were either rewritten to provide the borrowers with amounts necessary to pay past due property taxes or the loans were restructured in trouble debt restructuring (but generally at market rates) to provide the borrowers with amounts necessary to pay past due property taxes. Loans rewritten or restructured due to past due property taxes at September 30, 1997 totaled $1.1 million and $1.6 million, respectively.

     Interest income which would have been recorded under the original terms of nonaccrual loans for the years ended September 30, 1997, 1996 and 1995 was approximately $343,000, $230,000 and $241,000, respectively. Interest income recognized on nonaccrual loans for the years ended September 30, 1997, 1996 and 1995 was approximately, $304,000, $84,000 and $54,000. There are no commitments to extend further credit on nonaccrual loans.

     Under SFAS No. 114, a loan (generally commercial-type loans) is considered impaired when it is probable that the borrower will be unable to repay the loan according to the original contractual terms of the loan agreement or when a loan (of any loan type) is restructured in a trouble debt restructuring. The allowance for loan losses related to impaired loans is based on discounted cash flows using the loanis initial effective interest rate or the fair value of the collateral for loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans).

     As of September 30, 1997, there were no commercial-type loans on nonaccrual status or classified as impaired. At September 30, 1997, there were approximately $1.6 million in consumer loan related troubled debt restructurings which are considered to be impaired. Approximately $334,700 of the allowance for loan losses has been allocated to these impaired loans at September 30, 1997. As of September 30, 1997, there were no impaired loans which did not have an allowance for loan losses determined in accordance with SFAS No. 114. The average recorded investment in impaired loans during the year ended September 30, 1997 was approximately $799,000. For the year ended September 30, 1997, the Association has recognized interest income of approximately $153,000 on impaired loans. There were no impaired loans at September 30, 1996.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(3), Continued

     The Association's lending activities are conducted principally in Fulton and Saratoga Counties of New York State. The Association grants single family and multi-family residential loans, commercial real estate, commercial business loans, and a variety of consumer loans. In addition, the Association grants loans for the construction of residential homes, multi-family properties, and for commercial development. Most loans granted by the Association are secured by related real estate. The ability and willingness of borrowers to honor their repayment commitments generally depends on the level of overall economic activity within the borrowers' geographic areas and real estate values.

     Certain directors and executive officers of the Association have had loan transactions with the Association in the ordinary course of business on substantially the same terms, including interest rates and collateral, as comparable loans made to others. Total loans to directors and executive officers amounted to approximately $381,000 and $406,000 at September 30, 1997 and 1996, respectively. During the year ended September 30, 1997, new loans of approximately $9,000 were made to directors or executive officers, and repayments totaled approximately $34,000.


(4) Accrued Interest Receivable

     A summary of accrued interest receivable at September 30, 1997 and 1996 is as follows:

                                                          1997            1996
                                                          ----            ----
Loans ..........................................        $271,986         272,944
Securities available for sale ..................          60,136          57,047
                                                        --------        --------
  Total ........................................        $332,122         329,991
                                                        ========        ========


(5) Premises and Equipment

     Premises and equipment at September 30, 1997 and 1996 are summarized by major classifications as follows: 1997 1996

                                                       1997              1996
                                                       ----              ----
Land .......................................      $   140,215           140,215
Buildings ..................................        1,278,156         1,276,656
Furniture and fixtures .....................        1,124,289         1,098,750
                                                  -----------       -----------
    Total ..................................        2,542,660         2,515,621
Less accumulated depreciation ..............       (1,004,296)         (721,882)
                                                  -----------       -----------
    Premises and equipment, net ............      $ 1,538,364         1,793,739
                                                  ===========       ===========

     Amounts charged to non-interest expense for depreciation of premises and equipment amounted to $291,086, $227,646 and $179,412 in 1997, 1996 and
     1995, respectively.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(6) Deposits

     Deposit account balances at September 30, 1997 and 1996 are summarized as follows:

                                                         1997            1996
                                                         ----            ----
Demand accounts (non-interest bearing) .........     $ 1,021,123         835,929
                                                     -----------     -----------
N.O.W. accounts (1.75%) ........................       4,126,561       4,338,086
                                                     -----------     -----------
Passbook and statement savings
  accounts (up to 4.00%) .......................      12,004,406      13,139,454
Money market accounts (up to 4.88%) ............      10,950,002      10,392,166
                                                     -----------     -----------
                                                      22,954,408      23,531,620
                                                     -----------     -----------
Time deposit accounts:
         Under - 4.00% .........................           2,624              10
          4.00 - 4.99% .........................       3,993,984      11,356,698
          5.00 - 5.99% .........................      21,942,237      11,101,230
          6.00 - 6.99% .........................       2,045,965       4,524,833
          7.00 and over ........................          29,784          27,394
                                                     -----------     -----------
                                                      28,014,594      27,010,165
                                                     -----------     -----------
                                                     $56,116,686      55,715,800
                                                     ===========     ===========

     At September 30, 1997 and 1996, the aggregate amount of time deposit accounts with a balance equal to or in excess of $100,000 was $2,492,469 and $2,239,057, respectively. At September 30, 1997 and 1996, the aggregate amount of escrow deposits was not significant, and are included in savings and money market accounts.

     Contractual maturities of time deposit accounts at September 30, 1997 are as follows:

 Years ending September 30,
            1998                $23,295,264
            1999                  3,260,840
            2000                  1,030,752
            Thereafter              427,738
                                -----------
                                $28,014,594
                                ===========

     Certain executive officers and directors of the Association, as well as certain affiliates of these officers and directors, were customers of and had deposit balances with the Association in the ordinary course of business. The aggregate of such deposits was approximately $681,000 as of September 30, 1997.


(7) Borrowings

     The Association had approximately $9.2 million of available lines of credit with the FHLB as of September 30, 1997 and 1996. Substantially all of the assets of the Association have been pledged as collateral related to this line of credit.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(7), Continued

     Information concerning FHLB borrowings in 1997 and 1996 follows:

                                                           1997          1996
                                                           ----          ----
Amount outstanding at September 30 .................     $   --         300,000
Maximum amount outstanding at any month end ........      850,000       300,000
Average amount outstanding .........................      272,726         6,027
Weighted average interest rate:
     For the year ..................................         5.56%         5.56%
     As of year end ................................         --            5.88%

     Information concerning securities sold under agreements to repurchase in 1997 and 1996 follows:

                                                          1997            1996
                                                          ----            ----
Amount outstanding at September 30, ................    $1,300,000         --
Maximum outstanding at any month end ...............     1,300,000         --
Average amount outstanding .........................       118,274         --
Weighted average interest rate:
     For the year ..................................          5.78%        --
     As of year end ................................          5.80%        --

     Securities underlying the repurchase agreements remain under the control of the Association. Repurchase agreements are typically entered into for one to three day periods.


(8) Income Taxes

     The components of the income tax expense (benefit) for the years ended September 30, 1997, 1996 and 1995 are as follows:

                                              1997          1996          1995
                                              ----          ----          ----
Current tax (benefit) expense:
     Federal ..........................    $ (40,248)     (166,929)       16,511
     State ............................          256           256           256
Deferred tax (benefit) expense ........      125,000       (55,651)       85,676
                                           ---------     ---------     ---------
                                           $  85,008      (222,324)      102,443
                                           =========     =========     =========

     The actual tax expense (benefit) for the years ended September 30, 1997, 1996 and 1995 differs from expected tax expense (benefit), computed by applying the Federal corporate tax rate of 34% to income (loss) before taxes as follows:

                                             1997          1996          1995
                                             ----          ----          ----
Expected tax expense (benefit) .......    $(169,242)     (427,900)      120,275
Change in valuation allowance
 for deferred tax asset ..............      273,510       248,426          --
New York State tax ...................      (22,107)      (45,443)          256
Other items ..........................        2,847         2,593       (18,088)
                                          ---------     ---------     ---------
                                          $  85,008      (222,324)      102,443
                                          =========     =========     =========

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(8), Continued

     The  tax  effects  of   temporary   differences   that  give  rise  to  the
     Association's deferred tax assets and liabilities at September 30, 1997 and 1996 are presented below:

                                                           1997           1996
                                                           ----           ----
Deferred tax assets:
     Differences in reporting the provision
       for loan losses and the tax bad debt
       deduction ...................................    $ 628,792       461,788
     Deferred net loan origination fees ............       61,268        80,617
     Differences in reporting accrued expenses .....       73,393        81,200
     Other .........................................       14,010         2,120
                                                        ---------     ---------
         Total gross deferred tax assets ...........      777,463       625,725
         Valuation allowance .......................     (625,052)     (351,542)
                                                        ---------     ---------
         Deferred tax assets, net of valuation
           allowance ...............................      152,411       274,183
                                                        ---------     ---------
Deferred tax liabilities:
     Depreciation ..................................       (9,540)       (4,902)
     Net effect of other real estate
       owned transactions ..........................      (22,871)      (24,281)
                                                        ---------     ---------
         Total gross deferred tax liabilities ......      (32,411)      (29,183)
                                                        ---------     ---------
         Net deferred tax asset at
           end of year .............................      120,000       245,000
        Net deferred tax asset at
           beginning of year .......................      245,000       189,349
                                                        ---------     ---------
         Deferred tax expense (benefit)
           for the year ............................    $ 125,000       (55,651)
                                                        =========     =========

     In addition to the deferred tax assets described above, the Association had a deferred tax asset of $16,145 and $71,058 at September 30, 1997 and 1996, respectively, related to the net unrealized loss on securities available for sale.

     In assessing whether deferred tax assets will more likely than not be realized, management considers the historical level of taxable income, the time period over which the temporary differences are expected to reverse, as well as estimates of future taxable income. As a result of the Association experiencing a second year of significant losses before taxes, continued economic weakness in the Association's market area, including declining real estate values collateralizing much of the Association's loan portfolio, reduced expectations of earnings in the future, as well as a reduction in the amount of historical taxes available for carryback in 1997, the Association increased the deferred tax valuation allowance in 1997 by $273,510 to $625,052. As of September 30, 1997, the net deferred tax asset is considered to be more likely then not realizable based upon the historical level of taxable income available for carryback, amounting to approximately $50 thousand, the reversal of temporary taxable items and reliance on future taxable income amounting to approximately $175 thousand. As a result of the 1996 loss before taxes of approximately $1.3 million, and the significant reduction in the amount of historical taxes available for carryback, the Association increased the valuation allowance in 1996 by $248,426 to $351,542. As of September 30, 1996, the net deferred tax asset is considered to be more likely than not realizable based upon the amount of historical taxable income available for carryback, amounting to approximately $90 thousand, the reversal of temporary taxable items and reliance on future taxable income, amounting to approximately $380 thousand.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(8), Continued

     As a thrift institution, the Association is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

     Certain amendments to the Federal and New York State tax laws regarding bad debt deductions were enacted in July and August 1996. The Federal amendments include elimination of the percentage of taxable income method for tax years beginning after December 31, 1995, and imposition of a requirement to recapture into taxable income (over a period of approximately six years) the bad debt reserves in excess of the base-year amounts. The Association previously established, and will continue to maintain, a deferred tax liability with respect to such excess Federal reserves. The New York State amendments redesignate the Association's state bad debt reserves at December 31, 1995 as the base-year amount and also provide for future additions to the base-year reserve using the percentage of taxable income method.

     In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the Federal and state base-year reserves since the Association does not expect that these reserves will become taxable in the foreseeable future. At September 30, 1997, the Federal base year reserve was approximately $1.3 million and the state base-year reserve was not significant. Under New York State tax law, as amended, events that would result in taxation of the state reserves include the failure of the Association to maintain a specified qualifying assets ratio or meet other thrift definition tests for tax purposes. The unrecognized tax liability at September 30, 1997 with respect to the Federal base-year reserve was approximately $440 thousand.


(9) Employee Benefits

     Effective January 1, 1995, the Association established a defined contribution plan (ithe Plani) that is intended to qualify under section 401(k) of the Internal Revenue Code. The Plan covers all employees with at least six months of service. The Associationis contributions to the Plan are discretionary and determined annually by the Board of Directors. Employee contributions are voluntary. Employees vest immediately in their own contributions, and vest in the Associationis contributions based on years of service. For the years ended September 30, 1997, 1996 and 1995, the Associationis contributions to the Plan were approximately $57,219, $45,070 and $38,023, respectively.

     Effective December 31, 1994, the Association terminated its defined benefit pension plan. As of that date all participants in the plan were immediately vested. Subsequent to termination date, no additional benefit obligations accrued to the plan participants. In order to settle the benefit obligations to plan participants, assets were liquidated and distributed. The plan's termination resulted in a settlement loss of approximately $64,000 which is included in compensation and employee benefits in the year ended September 30, 1995.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(10) Commitments and Contingent Liabilities

     (a)  Legal Proceedings

          The Association is, from time to time, be a defendant in legal proceedings relating to the conduct of its business. In the best judgment of management, the financial position of the Association will not be affected materially by the outcome of any pending legal proceedings.

     (b)  Off-Balance Sheet Financing and Concentrations of Credit

          The Association is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include the Association's commitments to extend credit and commercial lines of credit. Financial instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the statements of financial condition. The contract amounts of these instruments reflect the extent of involvement the Association has in particular classes of financial instruments.

          The Association's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments as it does for on-balance sheet instruments.

          Commitments to extend credit may be written on a fixed rate basis exposing the Association to interest rate risk given the possibility that market rates may change between commitment and actual extension of credit.

          Unless otherwise noted, the Association does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Association upon the extension of credit is based on management's credit evaluation of the customer. Mortgage commitments are secured by a first lien on real estate. Collateral on extensions of credit for commercial loans varies but may include property, plant and equipment, and income producing commercial property.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(10), Continued

          Contract amounts of financial instruments that represent the future extension of credit as of September 30, 1997 and 1996 at fixed and variable interest rates are as follows:

                                                              1997
                                                              ----
                                                  Fixed     Variable     Total
                                                  -----     --------     -----
Financial  instruments  whose contract
  amounts  represent  credit risk:
    Residential (one-to-four-family) .......  $  387,400        --       387,400
    Multi-family and commercial ............        --     1,008,939   1,008,939
    Construction ...........................     306,260       3,006     309,266
    Commercial business ....................        --       375,604     375,604
    Home equity ............................        --       942,202     942,202
    Other consumer .........................     114,527        --       114,527
                                              ----------  ----------  ----------
                                              $  808,187   2,329,751   3,137,938
                                              ==========  ==========  ==========


                                                             1996
                                                             ----
                                                 Fixed     Variable      Total
                                                 -----     --------      -----
Financial  instruments  whose contract
  amounts  represent  credit risk:
    Residential (one-to-four-family) .......  $  194,928      43,000     237,928
    Multi-family and commercial ............        --     1,561,000   1,561,000
    Construction ...........................      98,800        --        98,800
    Commercial business ....................        --       122,000     122,000
    Home equity ............................        --     1,591,000   1,591,000
    Other consumer .........................     131,500        --       131,500
                                              ----------  ----------  ----------
                                              $  425,228   3,317,000   3,742,228
                                              ==========  ==========  ==========

          The range of interest on fixed rate commitments was 7.625% to 10.250% at September 30, 1997 and 7.90% to 9.25% at September 30, 1996. The range of interest on adjustable rate commitments was 7.00% to 11.00% at September 30, 1997 and 7.00% to 10.25% at September 30, 1996, respectively.

          At September  30,  1997,  the Bank was required to maintain a $500,000
          compensating   balance  with  a  correspondent  bank.  There  were  no
          compensating balance requirements at September 30, 1996.

     (c)  Interest Rate Risk

          The principal assets of the Association are long-term, fixed rate first mortgage loans which have been primarily funded by deposits. Accordingly, increases in interest rates paid on deposit accounts will have an adverse effect on the Association's overall interest margins. In response to this situation, the Association has begun programs offering one year adjustable rate mortgages, three to five year adjustable rate multi-family and commercial loans, commercial business loans, home equity loans, and variable rate line of credit accounts to loan customers in order to more closely match the pricing of earning assets with their sources of funds on a prospective basis.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

     (11) Savings Association Insurance Fund - Special Assessment

          On September 30, 1996,  the Deposit  Insurance  Funds Act of 1996 (the
          Act) was enacted into law. The Act included, among other things, provisions to recapitalize the Savings Association Insurance Fund
          (SAIF) through a special assessment, as well as provisions calling for a future merger of the SAIF with the Bank Insurance Fund.

          As a result of the Act, SAIF members were required to pay a special assessment to recapitalize the SAIF based on insured deposits held on March 31, 1995. The amount of the special SAIF assessment as determined by the FDIC was 65.7 basis points. Based upon the Associationis insured deposits on March 31, 1995, the special assessment amounted to $414,835.


     (12) Fair Value of Financial Instruments

          SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires that the Association disclose estimated fair values for certain financial instruments. SFAS No. 107 defines fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale.

          Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Association's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Association's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

          Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax asset and bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value under SFAS No. 107.

          In addition there are intangible assets that SFAS No. 107 does not recognize, such as the value of "core deposits," the Association's branch network and other items generally referred to as "goodwill."

          Securities Available for Sale
          -----------------------------

          Securities available for sale are financial instruments which are usually traded in broad markets. Fair values are based upon bid quotations received from either quotation services or securities dealers. The estimated fair value of stock in the Federal Home Loan Bank of New York is assumed to be its cost given the lack of a public market available for this investment.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(12), Continued

          Loans
          -----

          Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as single family loans, consumer loans and commercial loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

          The fair value of performing loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the contractual term of the loans to maturity taking into consideration certain prepayment assumptions.

          Fair value for significant non-performing loans may be based on recent external appraisals or discounting of cash flows. Estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

          Deposit Liabilities
          -------------------

          Under SFAS No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposit, savings accounts, NOW accounts, and money market accounts, must be stated at the amount payable on demand as of September 30, 1997 and 1996. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

          Other Items
          -----------

          The following items are considered to have a fair value equal to carrying value due to the nature of the financial instrument and the period within which it will be settled: cash and cash equivalents, accrued interest receivable, accrued interest payable, and borrowings.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(12), Continued

          Table of Financial Instruments
          ------------------------------

          The carrying values and estimated fair values of financial instruments as of September 30, 1997 and 1996 are as follows:


                                       September 30, 1997         September 30, 1996
                                    ------------------------   -----------------------
                                                  Estimated                  Estimated
                                       Carrying     Fair        Carrying       Fair
                                        Value       Value         Value        Value
                                        -----       -----         -----        -----
Financial assets:
     Cash and cash equivalents ...  $ 1,922,386    1,922,386    1,198,081    1,198,081
     Securities available for sale    7,017,111    7,017,111    7,438,982    7,438,982
     Net Loans ...................   49,526,290   49,959,626   49,636,131   50,137,989
     Accrued interest receivable .      332,122      332,122      329,991      329,991

Financial liabilities:
     Deposits:
         Demand, savings,
          money market, and
          NOW accounts ...........   28,102,092   28,102,092   28,705,635   28,705,635
         Time deposits ...........   28,014,594   28,014,594   27,010,165   27,010,165
     Borrowings ..................    1,300,000    1,300,000      300,000      300,000

          Commitments to Extend Credit
          ----------------------------

          The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Fees, such as these are not a major part of the Association's business and in the Association's business territory are not a "normal business practice." Therefore, based upon the above facts the Association believes that book value equals fair value and the amounts are not significant.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

     (13) Regulatory Capital Requirements

          OTS capital regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at September 30, 1997 and 1996, the Association was required to maintain a minimum ratio of tangible capital to tangible assets of 1.5%; a minimum leverage ratio of core (Tier I) capital to total adjusted tangible assets of 3.0%; and a minimum ratio of total capital (core capital and supplementary capital) to risk weighted assets of 8.0%, of which 4.0% must be core (Tier I) capital.

          Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, under capitalized, significantly under capitalized, and critically under capitalized. Generally an institution is considered well capitalized if it has a core (Tier I) capital ratio of at least 5.0% (based on average total assets); a core (Tier I) risk based capital ratio of at least 6.0%; and a total risk based capital ratio of at least 10.0%.

          The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

          Management believes that, as of September 30, 1997 and 1996, the Association meets all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Association as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Association's capital classification.

          The following is a summary of the Association's actual capital amounts and ratios as of September 30, 1997 and 1996 compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well-capitalized institution.


                                                                         September 30, 1997
                                           -------------------------------------------------------------------
                                                                           Minimum
                                                                           Capital         For Classification
                                                       Actual              Adequacy        as Well Capitalized
                                                       ------              --------        -------------------
                                               Amount       Ratio            Ratio               Ratio
                                               ------       -----            -----               -----
Tangible capital ........................   $3,301,370       5.41%           1.50%
Core (Tier I) capital ...................    3,301,370       5.41%           3.00%                5.00%
Core (Tier I) risk-based capital ........    3,301,370       8.48%           6.00%
Total risk-based capital ................    3,787,762      10.01%           8.00%               10.00%

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(13), Continued


                                                                           September 30, 1996
                                            -------------------------------------------------------------------
                                                                            Minimum
                                                                             Capital        For Classification
                                                       Actual               Adequacy        as Well Capitalized
                                                       ------               --------        -------------------
                                               Amount        Ratio            Ratio                 Ratio
                                               ------        -----            -----                 -----
Tangible capital ........................   $3,827,023       6.26%            1.50%
Core (Tier I) capital ...................    3,827,023       6.26%            3.00%                 5.00%
Core (Tier I) risk-based capital ........    3,827,023      10.26%            6.00%
Total risk-based capital ................    4,293,161      11.73%            8.00%                10.00%


          The OTS may reduce an institution's regulatory capital for interest rate risk exposure (as determined by the OTS) if the institution's risk-based capital ratio is less than 12% and the OTS notifies the institution of such reduction. The Association has not been notified by the OTS of any reduction to its regulatory capital for interest rate risk exposure.


     (14) Adoption of Plan of Conversion

          On November 19, 1997, the Board of Directors of the Association, subject to regulatory approval and approval by the members of the Association, unanimously adopted a Plan of Conversion to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank with the concurrent formation of a holding company. The transaction is expected to be accomplished through amendment of the Association's federal charter and the sale of the holding company's common stock in an amount equal to the pro forma market value of the Association after giving effect to the conversion. A subscription offering of the sale of the Association's common stock will be offered initially to the Association's depositors, then to other members and directors, officers and employees of the Association. Any shares of the Association's common stock not sold in the subscription offering will be offered for sale to the general public in the Association's market area.

          At the time of the conversion, the Association will establish a liquidation account in an amount equal to its total net worth as of the date of the latest balance sheet appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Association after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Association may not pay dividends that would reduce stockholders' equity below the required liquidation account balance.

                GLOVERSVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

(14), Continued

          Under Office of Thrift Supervision (OTS) regulations, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts which are both well-capitalized and given favorable qualitative examination ratings by the OTS. For example, a thrift which is given one of the two highest examination ratings and has "capital" (as defined) equal to its fully phased-in regulatory capital requirements could, after prior notice but without the prior approval of the OTS, make capital distributions in any year that would reduce by one-half the amount of its capital which exceeds its fully phased-in capital requirement, as adjusted to reflect net income to date during the year. Other thrifts would be subject to more stringent procedural and substantive requirements, the most restrictive being prior OTS approval of any capital distribution.

          Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. No conversion costs were incurred as of September 30, 1997.

        No person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Holding Company or the Association. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Holding Company or the Association since any of the dates as of which information is furnished herein or since the date hereof.

                                 --------------

                                TABLE OF CONTENTS
                                                           Page
                                                           ----
Prospectus Summary........................................
Selected Financial Information............................
Recent Financial Data.....................................
Risk Factors..............................................
Adirondack Financial Services Bancorp, Inc................
Gloversville Federal......................................
Use of Proceeds...........................................
Dividends.................................................
Market for Common Stock...................................
Pro Forma Data............................................
Pro Forma Regulatory Capital Analysis.....................
Capitalization............................................
Management's Discussion and Analysis of Financial
   Condition and Results of Operations....................
Business .................................................
Regulation................................................
Management ...............................................
The Conversion............................................
Restrictions on Acquisitions of Stock and Related
   Takeover Defensive Provisions..........................
Description of Capital Stock..............................
Legal and Tax Matters.....................................
Experts...................................................
Additional Information....................................
Index to Financial Statements.............................

     Until the later of ________, 1998 or 25 days after commencement of the offering of Common Stock, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                   5,750,000


                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
(Proposed Holding Company for Gloversville Federal Savings and Loan Association)


                                  COMMON STOCK

                                   ----------
                                   PROSPECTUS
                                   ----------

                            CAPITAL RESOURCES, INC.


                              _____________, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers
---------------------------------------------------

     Article Eleventh of the Holding Company's Certificate of Incorporation provides for indemnification of directors and officers of the Holding Company against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article Eleventh also provides for the authority to purchase insurance with respect thereto.

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's Board of Directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith; (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate; (iii) with respect to a criminal proceeding, has no reasonable cause to believe his conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

     Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the Board of Directors of the Holding Company by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or
(ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

     Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

Item 25.  Other Expenses of Issuance and Distribution
-----------------------------------------------------

     Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares.

SEC registration fee..................................................   $ 1,951
NASD fee..............................................................     1,100
OTS filing fees.......................................................     8,400
Counsel fees and expenses.............................................    75,000
Accounting fees and expenses..........................................   165,000
Appraisal and business plan fees and expenses.........................    16,000
Conversion agent fees and expenses....................................    12,000
Marketing agent's expenses............................................    15,000
Marketing agent's fee.................................................    90,000
Marketing agent's counsel fees and expenses...........................    20,000
Printing, postage and mailing.........................................    60,000
Blue sky fees and expenses............................................    14,000
Other expenses........................................................    30,000
                                                                        --------
     TOTAL............................................................  $508,451
                                                                        ========
---------
(1) Based on maximum of Estimated Valuation Range and assumptions set forth under "Pro Forma Data" in the Prospectus.

Item 26.  Recent Sales of Unregistered Securities
-------------------------------------------------

     The Registrant is newly incorporated, solely for the purpose of acting as the holding company of First Security Federal Savings Bank pursuant to the Plan of Conversion (filed as Exhibit 2 herein), and no sales of its securities have occurred to date, other than the sale of one share of the Registrant's stock to its incorporator for the purpose of qualifying the Registrant to do business in Illinois.

Item 27.  Exhibits and Financial Statement Schedules
----------------------------------------------------

(a)  Exhibits:

     1.1 Letter Agreement regarding marketing and consulting services with Capital Resources, Inc.*
     1.2  Form of Agency Agreement*
     2    Plan of Conversion
     3.1  Certificate of Incorporation of the Holding Company
     3.2  Bylaws of the Holding Company
     3.3  Charter of First Security Federal Savings Bank in stock form
     3.4  Bylaws of First Security Federal Savings Bank in stock form
     4    Form of Stock Certificate of the Holding Company
     5 Opinion of Silver, Freedman & Taff, L.L.P. with respect to legality of stock
     8.1 Opinion of Silver, Freedman & Taff, L.L.P. with respect to Federal income tax consequences of the Conversion
     8.2 Opinion of KPMG Peat Marwick LLP with respect to New York income tax consequences of the Conversion*
     8.3 RP Financial, LC. Letter with respect to estimated pro forma market value and Subscription Rights
    10.1  Form of Proposed Stock Option and Incentive Plan
    10.2  Form of Proposed Recognition and Retention Plan
    10.3  Form of Change-In-Control Severance Agreement with Lewis E. Kolar
    10.4  Form of Change-In-Control Severance Agreement with Menzo D. Case
    10.5  Employee Stock Ownership Plan*
    21    Subsidiaries
    23.1  Consent of Silver, Freedman & Taff, L.L.P.
    23.2  Consent of KPMG Peat Marwick LLP
    23.3  Consent of RP Financial, LC.
    24    Power of Attorney (set forth on signature page)
    99.1  Appraisal*
    99.2 Proxy Statement and form of proxy to be furnished to Gloversville Federal Savings and Loan Association account holders
    99.3  Stock Order Form and Order Form Instructions*
    99.4  Question and Answer Brochure*
    99.5  Advertising, Training and Community Informational Meeting Materials*
---------
* To be filed by amendment.

Item 28.  Undertakings
----------------------

     The undersigned Registrant hereby undertakes:

     (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

     (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Gloversville, State of New York on January 2, 1998.


                                     ADIRONDACK FINANCIAL SERVICES BANCORP, INC.


                                     By:  /s/ Lewis E. Kolar
                                          --------------------------------------
                                          Lewis E. Kolar, President,
                                            Chief Executive Officer and Director
                                          (Duly Authorized Representative)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lewis E. Kolar, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ Lewis E. Kolar                        /s/ Priscilla J. Bell
--------------------------------------    --------------------------------------
Lewis E. Kolar                            Priscilla J. Bell
President, Chief Executive Officer and    Director
   Director
(Principal Executive Officer)

Date: January 2, 1998                     Date: January 2, 1998
      --------------------------------          --------------------------------


/s/ Timothy E. Delaney                    /s/ Richard D. Ruby
--------------------------------------    --------------------------------------
Timothy E. Delaney                        Richard D. Ruby
Director                                  Chairman of the Board

Date: January 2, 1998                     Date: January 2, 1998
      --------------------------------          --------------------------------

/s/ Donald I. Lee                         /s/ Robert J. Sofarelli
--------------------------------------    --------------------------------------
Donald I. Lee                             Robert J. Sofarelli
Recording Secretary and Director          Director

Date: January 2, 1998                     Date: January 2, 1998
      --------------------------------          --------------------------------


/s/Menzo D. Case
--------------------------------------
Menzo D. Case
Executive Vice-President, Chief Operating
   Officer, Treasurer and Secretary
(Principal Financial and Accounting Officer)

Date: January 2, 1998
      --------------------------------

     As filed with the Securities and Exchange Commission on January 2, 1998

                                                       Registration No. 333-
================================================================================




                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 -------------


                                 EXHIBITS TO THE

                                    FORM S-1

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                 -------------


                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.

                              52 North Main Street
                        Gloversville, New York 12078-3084




================================================================================

Exhibits:
---------

     1.1 Letter Agreement regarding marketing and consulting services with Capital Resources, Inc.*
     1.2  Form of Agency Agreement*
     2    Plan of Conversion
     3.1  Certificate of Incorporation of the Holding Company
     3.2  Bylaws of the Holding Company
     3.3  Charter of First Security Federal Savings Bank in stock form
     3.4  Bylaws of First Security Federal Savings Bank in stock form
     4    Form of Stock Certificate of the Holding Company
     5 Opinion of Silver, Freedman & Taff, L.L.P. with respect to legality of stock
     8.1 Opinion of Silver, Freedman & Taff, L.L.P. with respect to Federal income tax consequences of the Conversion
     8.2 Opinion of KPMG Peat Marwick LLP with respect to New York income tax consequences of the Conversion*
     8.3 RP Financial, LC. Letter with respect to estimated pro forma market value and Subscription Rights
    10.1  Form of Proposed Stock Option and Incentive Plan
    10.2  Form of Proposed Recognition and Retention Plan
    10.3  Form of Change-In-Control Severance Agreement with Lewis E. Kolar
    10.4  Form of Change-In-Control Severance Agreement with Menzo D. Case
    10.5  Employee Stock Ownership Plan*
    21    Subsidiaries
    23.1  Consent of Silver, Freedman & Taff, L.L.P.
    23.2  Consent of KPMG Peat Marwick LLP
    23.3  Consent of RP Financial, LC.
    24    Power of Attorney (set forth on signature page)
    99.1  Appraisal*
    99.2 Proxy Statement and form of proxy to be furnished to Gloversville Federal Savings and Loan Association account holders
    99.3  Stock Order Form and Order Form Instructions*
    99.4  Question and Answer Brochure*
    99.5  Advertising, Training and Community Informational Meeting Materials*
---------
* To be filed by amendment.